As filed with the Securities and Exchange Commission on June 24, 1999
                                                      Registration No. 333-77209

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                 AMENDMENT NO. 2
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               ------------------

                              VILLAGE BANCORP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                               6712                       36-4200931
  (State or Other Jurisdiction        (Primary Standard Industrial         (I.R.S. Employer
of Incorporation or Organization)      Classification Code Number)      Identification Number)

                               1845 EAST RAND ROAD
                                  P.O. BOX 936
                      PROSPECT HEIGHTS, ILLINOIS 60070-0936
                                 (847) 870-8300
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 THOMAS H. ROTH
                              CHAIRMAN OF THE BOARD
                                GERALD F. HARTLEY
                                    PRESIDENT
                              VILLAGE BANCORP, INC.
                      PROSPECT HEIGHTS, ILLINOIS 60070-0936
                                 (847) 870-8300
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                          Copies of communications to:

                              STEVEN J. GRAY, ESQ.
                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                      222 NORTH LASALLE STREET, SUITE 2600
                          CHICAGO, ILLINOIS 60601-1003
                                 (312) 609-7500

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE 24, 1999


                            454,000 SHARES (MINIMUM)
                            554,000 SHARES (MAXIMUM)

[Logo]
                              VILLAGE BANCORP, INC.

                                  COMMON STOCK

                               ------------------


     This is a public offering of shares of common stock of Village Bancorp, Inc. The common stock is being sold for the primary purpose of raising $5.9 million to capitalize our new bank subsidiary Village Bank and Trust in Munster, Indiana. The minimum purchase for any investor is 800 shares. The shares are being offered on a best efforts basis by directors and executive officers of Village Bancorp without compensation.


     There is currently no public market for our common stock. The common stock will not be listed on the Nasdaq Stock Market or any stock exchange. The offering price was arbitrarily determined by us and does not bear any relationship to Village Bancorp's assets, book value, net worth or any other recognized criteria of value.

                               ------------------

            INVESTING IN THE COMMON STOCK INVOLVES SIGNIFICANT RISKS.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                               ------------------


     The shares of common stock are not savings accounts or savings deposits and are not to be insured by the FDIC or any other government agency.



                                     PER SHARE      MINIMUM         MAXIMUM
                                     ---------      -------         -------

Price to public and
  proceeds to Village Bancorp.........$13.25       $6,015,500      $7,340,500


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     You should send your payment for shares directly to our escrow agent, LaSalle National Bank, Chicago, Illinois at 135 South LaSalle Street, Chicago, Illinois 60606, Attention: Pamela S. Ristau, Trust Department. The escrow agent will hold the subscription proceeds until we receive subscriptions for at least 454,000 shares and satisfy a variety of other conditions. We plan to end the offering on August 31, 1999, unless we decide to end it sooner or extend it. If we are unable to sell 454,000 shares of common stock or satisfy the other conditions, the escrow agent will return all subscription proceeds to investors with interest, and we will pay all of the escrow agent's expenses. We may reject all or part of any subscription for any reason.



                                 ________, 1999

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                           [Village Bank logo or map]



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                TABLE OF CONTENTS
                                                                          PAGE


PROSPECTUS SUMMARY...........................................................1

SUMMARY CONSOLIDATED FINANCIAL DATA..........................................5

RISK FACTORS.................................................................6

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION..................11

THE OFFERING................................................................12

USE OF PROCEEDS.............................................................15

DIVIDEND POLICY.............................................................16

CAPITALIZATION..............................................................17

DILUTION ...................................................................18

SELECTED CONSOLIDATED FINANCIAL DATA........................................19

PRO FORMA 1997 CONSOLIDATED STATEMENT OF OPERATIONS.........................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................21

BUSINESS ...................................................................45

MANAGEMENT..................................................................52

PRINCIPAL STOCKHOLDERS......................................................55

CERTAIN TRANSACTIONS........................................................56

SUPERVISION AND REGULATION..................................................57

DESCRIPTION OF CAPITAL STOCK................................................64

SHARES ELIGIBLE FOR FUTURE SALE.............................................70

LEGAL MATTERS...............................................................70

EXPERTS.....................................................................70

REPORTS TO SHAREHOLDERS.....................................................71

AVAILABLE INFORMATION.......................................................71

INDEX TO FINANCIAL STATEMENTS..............................................F-1

                               PROSPECTUS SUMMARY

     You should read this summary together with the more detailed information and consolidated financial statements and related notes appearing later in this prospectus, including the information under "Risk Factors."

                                 VILLAGE BANCORP

     Village Bancorp is a community-based bank holding company headquartered in Prospect Heights, Illinois. We currently provide a wide range of banking services through our bank subsidiaries, Northwest Community Bank in Prospect Heights, Illinois and Village Bank and Trust in North Barrington, Illinois. We intend to open a third bank also with the name Village Bank and Trust in Munster, Indiana, which will be capitalized with proceeds of this offering.

     We have made a strong commitment to provide community oriented, full-service banking services to our customers. Our banks offer a wide array of financial products and services for both consumers and small- to medium-sized businesses. We provide a full range of low-cost consumer services including free personal checking accounts, ATM services, telephone banking, residential mortgages, credit cards, and automobile financing. Our banks also serve owner-managed businesses by providing a high degree of personal service to companies and their employees. We provide many types of commercial financing for businesses, as well as a full range of deposit products. We stress personal service and provide well-staffed teller and customer service areas without charge to our customers.

     Northwest Community Bank, which began operating in May 1995, was acquired by our founding stockholders on June 1, 1997. In November 1997, Village Bancorp was formed to act as the holding company for Northwest Community Bank. In October 1998, we organized Village Bank North Barrington. We are now in the process of forming Village Bank Munster, subject to regulatory approvals and the successful completion of this offering.

     As of March 31, 1999, Village Bancorp had total assets of $82.5 million, total loans of $39.8 million and total deposits of $71.1 million. The ratio of the allowance for loan losses to total loans was 1.37% at March 31, 1999. As of March 31, 1999, Village Bancorp had an accumulated deficit of $1,202,013 due to initial operating losses and stockholders' equity of $8,917,673.

MARKETS

     Through our banks, Village Bancorp currently serves the northwestern suburban communities of Chicago, Illinois. Northwest Community Bank's customer base is concentrated in Arlington Heights, Prospect Heights and surrounding metropolitan Chicago suburbs in Cook County. Village Bank North Barrington presently serves North Barrington, Lake Zurich, Wauconda and Hawthorn Woods in Lake County, Illinois.

     Village Bank Munster will serve the Munster, Dyer, Schererville and Highland communities in Lake County, Indiana and Lansing in Cook County, Illinois.

     We view our existing and potential market areas as encompassing the metropolitan Chicago area, primarily the suburban communities extending from Northwest Illinois to Northwest Indiana.

GROWTH OPPORTUNITY

     The expansion of interstate banking has contributed to substantial consolidation of the banking industry in Illinois and Indiana, including our existing and potential market areas. Many locally owned or managed banks either have been acquired by large regional bank holding companies or have been consolidated into branches of other banks. We believe that, after consolidation, these banks no longer offer the same level of personalized customer service.

     We believe that industry consolidation has created a favorable opportunity for community oriented, locally managed commercial banks in our existing and potential market areas. We want to take advantage of this opportunity. We emphasize local ownership and management and strong ties and active commitment to the community. We believe that community banks can improve the economic development and overall economy of their communities. We believe that community residents recognize these benefits and that Village Bancorp will be successful in attracting individuals and small- to medium-sized businesses as customers by taking an active interest in their business and personal finances.

     Our ability to take advantage of this market opportunity is subject to risks and challenges. New banks face strong competition for loans and deposits and incur significant start-up costs. New banks often take a period of years before they generate sufficient interest income and fees to cover interest and other expenses and become profitable. Northwest Community Bank, which was started in 1995, became profitable in 1997. Village Bank North Barrington has incurred losses since it was organized in 1998, and we do not expect it to be profitable until 2000. Village Bank Munster will not likely be profitable until at least 2001.

BUSINESS STRATEGY

     We believe that our overall business strategy will support the growth of Village Bancorp and allow us to maintain positive expansion in our markets. Key aspects of our business strategy include the following:

     o    Emphasize community banking

     o    Increase deposits

     o    Expand through the creation of new banks or branches

     o    Expand lending

     o    Maintain competitive technology

     o    Emphasize superior customer service

     See "Business--Business Strategy" for a discussion of each of these aspects of our business strategy.

     We were formerly known as Delta Bancorp, Inc. and adopted our present name, Village Bancorp, Inc., on April 8, 1999. Our principal executive offices are located at 1845 East Rand Road, Prospect Heights, Illinois 60070-0936 and our telephone number is (847) 870-8300.

                                  THE OFFERING


Common stock offered............................. Minimum:  454,000 shares
                                                  Maximum:  554,000 shares

Common stock outstanding prior to the
offering......................................... 888,000 shares

Common stock to be outstanding after the
offering......................................... Minimum:  1,342,000 shares
                                                  Maximum:  1,442,000 shares

                                                  Under our stock incentive
                                                  plan, 225,000 shares of
                                                  common stock have been
                                                  reserved for issuance. As of
                                                  June 1, 1999, options to
                                                  purchase 106,000 shares of
                                                  common stock were outstanding
                                                  under the plan, none of which
                                                  were exercisable.

Offering price per share......................... $13.25

Use of proceeds.................................. Village Bancorp will use approximately $5.9 million in
                                                  net proceeds received from the
                                                  sale of shares to capitalize
                                                  Village Bank Munster.

                                                  Village Bank Munster intends
                                                  to use the $5.9 million it
                                                  receives from the sale of its
                                                  stock to Village Bancorp for:

                                                  o   Organizational and pre-
                                                      opening expenses of the
                                                      bank

                                                  o   Purchase of the bank's
                                                      site

                                                  o   Construction and
                                                      furnishing of the bank's
                                                      offices

                                                  o   Working capital needs,
                                                      including paying the
                                                      salaries of officers and
                                                      employees and making loans
                                                      and investments

                                                  Net proceeds in excess of
                                                  $5.9 million will be used
                                                  by Village Bank Munster for
                                                  additional loans and
                                                  investments and by Village
                                                  Bancorp for general corporate
                                                  purposes. See "Use of
                                                  Proceeds."

Terms of the offering............................ The offering is scheduled to expire on August 31, 1999, but
                                                  Village Bancorp is reserving
                                                  the right to continue the
                                                  offering up to October 31,
                                                  1999.  You are to send all
                                                  subscription amounts directly
                                                  to LaSalle National Bank, our
                                                  escrow agent for the offering.
                                                  THE ESCROW AGENT WILL NOT
                                                  RELEASE THESE FUNDS TO VILLAGE
                                                  BANCORP, AND NO SHARES WILL BE
                                                  ISSUED IN THE OFFERING, UNLESS
                                                  ON OR BEFORE THE EXPIRATION
                                                  DATE OF THE OFFERING WE HAVE
                                                  ACCEPTED OR RECEIVED:


                                                  o   Subscriptions and payment
                                                      in full for a minimum of
                                                      454,000 shares, which will
                                                      result in gross offering
                                                      proceeds of $6,015,500

                                                  o   Approval from the Indiana
                                                      Department of Financial
                                                      Institutions to organize
                                                      Village Bank Munster

                                                  o   Approval from the Federal
                                                      Reserve for Village
                                                      Bancorp to acquire the
                                                      stock of Village Bank
                                                      Munster

                                                  o   Approval of Village Bank
                                                      Munster's application for
                                                      deposit insurance from the
                                                      FDIC


                                                  If the offering is not
                                                  successfully completed by
                                                  October 31, 1999, your
                                                  subscriptions will be promptly
                                                  returned with interest.


Plan of distribution............................. The sale of shares offered hereunder will be made by
                                                  directors and executive
                                                  officers of Village Bancorp,
                                                  who will not receive any fees
                                                  or commissions for such
                                                  efforts.  See "The Offering--
                                                  Plan of Distribution."

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                              VILLAGE BANCORP, INC.

     The statement of operations data, per share data and selected financial ratios of Village Bancorp for the year ended December 31, 1998 and the period June 1, 1997 (Date of Inception) through December 31, 1997 and the balance sheet data as of December 31, 1998 and 1997 have been derived from the audited financial statements of Village Bancorp appearing later in this prospectus. The unaudited pro forma 1997 financial statement data reflects Village Bancorp's acquisition of Northwest Community Bank as if the acquisition had occurred on January 1, 1997. The financial information as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 is unaudited.


                                                                   FOR THE YEAR ENDED
                                                                  DECEMBER 31, 1998 AND
                                                               FOR THE PERIOD JUNE 1, 1997
                                            THREE MONTHS           (DATE OF INCEPTION)
                                           ENDED MARCH 31,      THROUGH DECEMBER 31, 1997
                                        ---------------------   -------------------------  PRO FORMA
                                         1999          1998         1998         1997        1997
                                        -------       -------   -----------   -----------  ---------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total interest income.................  $ 1,240       $   791      $ 3,552      $ 1,655     $ 2,637
Total interest expense................      686           403        1,781          827       1,405
                                        -------       -------      -------      -------     -------
Net interest income...................      554           388        1,771          828       1,232
Provision for loan losses.............       87            39          242          121         164
Other income..........................      142            56          443           98         156
Other expenses........................      974           458        2,780          918       1,609
                                        -------       -------      -------      -------     -------
Loss before income tax benefit........     (365)          (53)        (808)        (113)       (385)
Income tax expense (benefit)..........      (11)          (18)         (59)         (15)        (21)
                                        -------       -------      -------      -------      ------
Net loss..............................  $  (354)      $   (35)     $  (749)     $   (98)     $ (364)
                                        =======       =======      =======      =======      ======

PER SHARE DATA:
Basic loss per share of common stock..  $  (.40)      $  (.09)     $ (1.46)     $ (0.25)     $(0.91)
Book value at end of period...........    10.04          9.92        10.58        10.00       10.00
Tangible book value at end of period..     9.51          8.66        10.04         8.71        8.71

SELECTED FINANCIAL RATIOS:
Return on average assets(3)...........    (1.85)%       (0.34)%      (1.54)%      (0.28)%     (1.07)%
Return on average equity(3)...........   (15.47)        (3.51)      (14.05)       (8.43)      (9.42)
Average equity to average assets......    11.99          9.79        10.96         3.28       11.41
Net yield on interest-earning assets(3)    3.14          4.17         3.94         4.29        3.99
Allowance for loan losses to total loans
 at end of period.....................     1.37          1.09         1.29         1.00        1.00
Nonperforming loans to total loans at
 end of period(1).....................     0.58          0.29         0.09         0.87        0.87
Net loans charged off to average total
 loans................................       --            --         0.19         0.31        0.34
Tier 1 risk-based capital.............    17.40         11.74        20.40        12.35       12.35
Total risk-based capital..............    18.40         12.84        25.65        16.05       16.05

                                                         DECEMBER 31,
                                                      --------------------      PRO FORMA
                                     MARCH 31, 1999    1998         1997          1997
                                     --------------   -------     --------      ---------

                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets..........................  $82,450       $72,822      $40,777      $40,777
Total earning assets..................   76,905        67,677       38,731       38,731
Average assets(2).....................   76,395        48,652       35,406       33,873
Total loans...........................   39,807        35,655       27,502       27,502
Allowance for loan losses.............      545           459          276          276
Total deposits........................   71,126        61,213       35,649       35,649
Mandatorily convertible subordinated
 debentures...........................    1,800         1,800          771          771
Stockholders' equity..................    8,918         9,392        3,999        3,999
Tangible book value...................    8,449         8,915        3,486        3,486

----------
(1)  Includes total nonaccrual, impaired and all other loans 90 days past due.
(2)  Average for the periods ended.
(3)  March 31 information is annualized.

                                  RISK FACTORS

     An investment in the common stock involves a significant degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. You should carefully consider the following risk factors, as well as the other information contained in this prospectus, in evaluating Village Bancorp and its business and in deciding whether to purchase any of the common stock.

WE HAVE INCURRED LOSSES SINCE WE BEGAN OPERATIONS AND EXPECT LOSSES TO CONTINUE

     Village Bancorp has a limited operating history. Our business is subject to the risks inherent in the establishment of any new business enterprise. As a result, you do not have access to the information that might be available to the purchasers of securities of a financial institution with an extended operating history. Northwest Community Bank was formed in 1995 and acquired by us in 1997. Village Bank North Barrington commenced operations in October 1998. Village Bank Munster is still in the process of formation and has not yet received all necessary regulatory approvals to commence banking operations. Village Bancorp's profitability will depend, to a significant degree, upon our bank in North Barrington and our new bank in Munster. There is no assurance that Village Bancorp as a whole will ever operate profitably. We have incurred losses since we began operations. We can be expected to incur significant operating losses over the next several years, and perhaps longer. Such losses could adversely affect the consolidated results of operations of Village Bancorp.


     Although we hope that our new bank in Munster will commence operations at the end of the third quarter of 1999, there can be no assurance as to when, if at all, our Munster bank will commence operations. Any delay in opening for business will increase our pre-opening expenses and postpone our realization of potential revenues. Such a delay will cause our accumulated deficit to increase as a result of continuing operating expenses such as salaries and other administrative expenses. Once it commences operations, Village Bank Munster is expected to sustain operating losses unless and until its deposit base develops to a level where it is able to generate significant loan-related and other income to offset operating expenses.

INVESTORS IN THE COMMON STOCK WILL SUFFER IMMEDIATE DILUTION

     If you purchase shares of common stock, you will suffer an immediate and substantial dilution in net tangible book value per share of common stock. The net tangible book value of Village Bancorp at March 31, 1999 was approximately $8.4 million or $9.51 per share of common stock. Based upon an assumed public offering price of $13.25 per share, the dilution per share to new stockholders would be $2.55 assuming the minimum number of shares are sold in the offering and $2.38 assuming the maximum number of shares are sold in the offering. See "Dilution."

THE OFFERING WILL BE CANCELED IF REGULATORY APPROVALS ARE NOT RECEIVED

     Village Bancorp applied to the Department of Financial Institutions of the State of Indiana for an Indiana state bank charter to operate in Munster, Indiana. Village Bancorp has also applied to the FDIC for deposit insurance. Approval of the organization of Village Bank Munster by the Indiana bank regulators and of deposit insurance by the FDIC will occur only after, among other things, sufficient funds have been raised to capitalize Village Bank Munster. Village Bancorp intends to raise these funds through this offering. Such regulatory approvals may also be conditioned upon other occurrences, which may be beyond the control of Village Bancorp. There is no assurance that final regulatory approvals from Indiana or the FDIC will be obtained in a timely manner, or at all. If all necessary regulatory approvals have not been received by the expiration date, the offering will be canceled, regardless of the number of shares subscribed for in the offering. See "The Offering--Release from Escrow."

WE ARE DEPENDENT UPON OUR MANAGEMENT TEAM

     Village Bancorp is, and for the foreseeable future will be, dependent upon the services of:

     o    Thomas H. Roth, Chairman of Village Bancorp

     o    Gerald F. Hartley, President of Village Bancorp

     o R. Kennedy Alger, President & Chief Executive Officer of Northwest Community Bank

     o John A. Reck, President and Chief Executive Officer of Village Bank North Barrington

     o Robert J. Necastro, Vice President of Village Bancorp and the proposed President of Village Bank Munster and other senior managers to be retained by Village Bancorp. The loss of the services of Messrs. Roth, Hartley, Alger, Reck or Necastro could have a material adverse effect on the consolidated operations of Village Bancorp. No key-man life insurance policy is maintained on any director, officer or employee of Village Bancorp or our banks. Village Bank Munster has not yet retained all of the additional officers and employees it will need to commence operations. See "Management--Directors and Executive Officers."

WE FACE STRONG COMPETITION

     Village Bancorp will face strong competition for deposits, loans and other financial services from numerous Illinois, Indiana and out-of-state banks, thrifts, credit unions and other financial institutions, as well as other entities which provide financial services. Some of the financial institutions and financial services organizations with which we will compete are not subject to the same degree of regulation as our banks. Most of these competitors have been in business for many years, have established customer bases, are substantially larger, and have substantially higher lending limits than our banks and will be able to offer certain services, including multiple branches and international banking services, that our banks can offer only through correspondents, if at all. In addition, most of these entities have greater capital resources than our banks, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could our banks. Many of these entities may also have affiliates that provide more favorable services to them than Village Bancorp will be able to provide to our banks.

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in Village Bancorp's operations. Many of our competitors have substantially greater resources to invest in technological improvements. There can be no assurance that Village Bancorp will be able to effectively implement these products and services or be successful in marketing those products and services to our customers.

GOVERNMENT REGULATION MAY NEGATIVELY IMPACT OUR PROFITABILITY AND FAVOR NONREGULATED COMPETITORS

     Village Bancorp and each of our banks will be subject to extensive state and federal legislation, regulation and supervision, including regulation by the Office of Banks and Real Estate of the State of Illinois, the Indiana Department of Financial Institutions, the FDIC, and the Board of Governors of the Federal Reserve System. Changes in legislation and regulations may continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit Village Bancorp and our banks, others may increase the costs of doing business and assist competitors of Village Bancorp and our banks which are not subject to similar regulation. See "Supervision and Regulation."

CHANGES IN INTEREST RATES AND ECONOMIC CONDITIONS MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE

     Financial institutions may be negatively affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. Northwest Community Bank operates in Prospect Heights, Arlington Heights and surrounding metropolitan Chicago suburbs. Village Bank North Barrington operates in the North Barrington, Illinois area which includes North Barrington, Hawthorn Woods, Lake Zurich, and Wauconda. Village Bank Munster will operate in Munster, Indiana and the surrounding communities of Dyer, Schererville and Highland, Indiana and Lansing, Illinois. Any decline in the economy of the areas served by our banks would likely have an adverse impact on Village Bancorp's consolidated results of operations.

WE DO NOT PLAN TO PAY DIVIDENDS AND OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED

     Village Bancorp does not plan to pay dividends for the foreseeable future. We will initially have no source of income other than dividends that we receive from our banks. Our ability to pay dividends to you will therefore depend on the ability of each of our banks to pay dividends to Village Bancorp. Bank holding companies and state chartered banks are subject to significant regulatory restrictions on the payment of cash dividends. All of our banks have accumulated deficits and are prohibited by law from paying dividends until the deficits are eliminated. In light of these restrictions and the need for Village Bancorp and our banks to retain and build capital, it will be our policy to reinvest earnings for the period of time necessary to help support the success of our banks. The future dividend policy of Village Bancorp will depend on Village Bancorp's earnings, capital requirements, financial condition and other factors that the board of directors of Village Bancorp considers relevant. See "Dividend Policy" and "Supervision and Regulation--Financial Institution Regulation Generally--Dividend Limitations."

WE ARE SUBJECT TO THE RISK THAT OUR LOANS MAY NOT BE REPAID

     The risk of nonpayment of loans is inherent in retail and commercial banking. Nonpayment of loans may have a material adverse effect on Village Bancorp's earnings, overall financial condition and the value of our common stock. Moreover, our banks' focus on small- to medium-sized businesses may result in a concentration of loans to these businesses. As a result, we may assume greater lending risks than banks which have a lesser concentration of these loans and tend to make loans to larger companies. We will attempt to minimize this credit exposure by carefully monitoring the concentration of our loans within specific industries and through prudent underwriting and lending guidelines and procedures, but there can be no assurance that such monitoring and procedures will reduce such lending risks.

OUR LOWER LENDING LIMITS MAY LIMIT OUR ABILITY TO ATTRACT BORROWERS

     Each of our banks' lending limits are or are expected to be between approximately $850,000 and $1,000,000, as calculated under applicable state banking regulations. The combined lending limits of Village Bancorp and our banks will be approximately $2,000,000. Accordingly, the size of the loans which we can offer to potential customers is less than the size of loans which competitors with larger lending limits are able to offer. This should not, however, affect our ability to seek relationships with most of the businesses in our markets. The majority of our commercial and real estate loans are or will be made to sole proprietors and to owners and local real estate developers in our primary markets where the need for loans in excess of legal lending limits will be rare.

THERE IS NO ASSURANCE THAT WE CAN SUCCESSFULLY IMPLEMENT OUR EXPANSION STRATEGY

     We may expand our markets by establishing new banks or additional branches. If we expand, Village Bancorp is likely to experience the effects of higher operating expenses relative to operating income, which may result in operating losses or limit our short-term profitability. Village Bancorp's ability to expand by establishing new banks or branch offices is dependent on our ability to identify advantageous bank or office locations and generate new deposits and loans from those locations that will create an acceptable level of net income for Village Bancorp.

     Our expansion strategy also may involve acquiring existing institutions. Acquisition candidates may not be available on terms favorable to Village Bancorp in the future. We must compete with a variety of institutions and individuals for suitable acquisition candidates. Competition from other institutions could affect our ability to make acquisitions, increase the price that we pay for certain acquisitions, and increase Village Bancorp's resources devoted to analyzing possible acquisitions. Further, acquisitions of financial institutions are subject to regulatory approval. There can be no assurance that potential acquisitions that meet our investment criteria will be available on terms acceptable to us or that sufficient financing for or the required regulatory approval of any proposed acquisitions will be obtained. Neither can there be any assurance that we will be able to successfully operate and manage any business we acquire so as to establish, maintain or increase profitability. At present, Village Bancorp is not a party to any understanding, letter of intent or binding agreement with respect to the acquisition of the stock or assets of an existing entity.

OUR COMPUTER SYSTEMS, OR THOSE OF OUR SERVICE PROVIDERS, SUPPLIERS OR CUSTOMERS, MAY NOT OPERATE PROPERLY ON YEAR 2000-SENSITIVE DATES

     A critical issue has emerged in the banking industry and for the economy overall regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. Many existing application software products in the marketplace were designed only to accommodate a two digit date position which represents the year (e.g., '95' is stored on the system and represents the year 1995). As a result, the year 1999 (i.e., '99') could be the maximum date value these systems will be able to accurately process. We are working with our software vendors to assure that Village Bancorp is prepared for the year 2000. We do not anticipate that Village Bancorp will incur material operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant. Nevertheless, the inability of Village Bancorp to successfully address year 2000 issues could result in interruptions in Village Bancorp's business and have a material adverse effect on Village Bancorp's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Information Systems and the Year 2000."

DIRECTORS AND EXECUTIVE OFFICERS WILL HAVE THE ABILITY TO INFLUENCE STOCKHOLDER ACTION

     After the offering, our directors and executive officers will beneficially own approximately 21.6% of the outstanding shares of common stock if the minimum number of shares are sold and 20.1% if the maximum number of shares are sold. Our directors and executive officers are likely to continue to exercise substantial control over Village Bancorp's affairs. As a result, management of Village Bancorp will, if acting together, be able to control most matters requiring approval by the stockholders of Village Bancorp, including the election of directors. The voting control of management would also have the effect of delaying or preventing a change in control of Village Bancorp that was not approved by management. See "Principal Stockholders" and "Description of Capital Stock."

THE ARBITRARILY DETERMINED PUBLIC OFFERING PRICE MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF THE COMMON STOCK AFTER THE OFFERING

     The offering price of $13.25 per share was determined arbitrarily by us and is not based upon earnings or any history of operations. The offering price per share represents 1.2 times the book value per share of Village Bancorp as of March 31, 1999, assuming the sale of the minimum shares in the offering, which we believe is comparable to other banks with similar characteristics and size. The offering price should not be construed as indicative of the present or anticipated future value of the common stock. Village Bancorp did not retain an independent investment banking firm to assist in determining the offering price. You may not be able to resell the common stock for the offering price or any other amount.

NO ACTIVE TRADING MARKET EXISTS OR IS EXPECTED TO DEVELOP FOR THE COMMON STOCK

     Before the offering, there was no public market for the common stock. There can be no assurance that any active trading market for the common stock will ever develop or that there will ever be any demand for the common stock. The common stock will not be listed on the Nasdaq Stock Market or any securities exchange. Therefore, shares of common stock acquired in the offering may not be readily marketable in the case of financial emergency or otherwise and you should have no need for liquidity with respect to your investment in the common stock.

ADDITIONAL CAPITAL RAISING MAY DECREASE YOUR PERCENTAGE OWNERSHIP

     Although we believe that the offering will provide sufficient funds for the Munster bank's operations, there can be no assurance that Village Bancorp will not be required to raise additional funds for bank capital. Additional funds could be necessary if:

     o    Operations do not proceed as anticipated

     o Village Bancorp has the opportunity to organize a new bank, acquire other banking assets or another financial institution or open a new branch

     o    Additional capital is required by bank regulators

Village Bancorp could raise additional equity funds on such terms as it deems appropriate, including the possibility of raising equity capital at a lower effective price than the subscription price for shares under this offering. The percentage ownership in Village Bancorp of each investor would then also be decreased. Village Bancorp, in its discretion, may consider other alternatives to raising the necessary funds such as issuing subordinated debt. In any case, you will not have any preemptive rights to participate in the additional fund raising. See "Description of Capital Stock--Common Stock."

IF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS OR DELAWARE LAW DETERS A CHANGE IN CONTROL, YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES

     Anti-takeover provisions of Village Bancorp's Certificate of Incorporation and By-Laws, and the Delaware General Corporation Law, may have the effect of impeding the acquisition or change of control of Village Bancorp by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by the board of directors of Village Bancorp. These provisions will also render the removal of the current board of directors or management of Village Bancorp more difficult. Among other provisions, Village Bancorp's Certificate of Incorporation and By-Laws include provisions authorizing "blank check" preferred stock, limiting the ability to fill vacancies to the board of directors, requiring advance notice with respect to stockholder proposals and director nominations, eliminating the power of stockholders to act by written consent and requiring the vote of the holders of 66 2/3% of the outstanding shares to amend certain anti-takeover provisions in the Certificate of Incorporation. Village Bancorp has also implemented a classified board of directors with staggered terms. As a result of these anti-takeover provisions, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. See "Description of Capital Stock--Anti-Takeover Effects of the Certificate of Incorporation, By-Laws and Delaware Law."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     Some of the statements contained in this prospectus under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere are "forward-looking statements." Forward-looking statements include statements that relate to our beliefs or expectations as to future events and statements that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate," and similar expressions generally identify forward-looking statements. Although we believe that the assumptions these forward-looking statements are based on are reasonable, we can give no assurance that the assumptions will be correct. Because forward-looking statements involve this risk, there are important factors that could cause actual results to differ materially and adversely from those expressed or implied by the forward-looking statements. These factors, which should be carefully considered by you, include, among other things:

     o    The success of our business strategy

     o    The sufficiency of our allowance for loan losses

     o    Changes in economic conditions including interest rates

     o    Management's ability to manage interest rate and credit risks

     o    The impact of future regulations

     o    Our handling of Year 2000 issues

     o    Other factors discussed under "Risk Factors"

                                  THE OFFERING

MINIMUM/MAXIMUM

     Village Bancorp is offering a minimum of 454,000 shares and a maximum of 554,000 shares of its common stock for the price of $13.25 per share for a total minimum price of $6,015,500 and a total maximum price of $7,340,500. The minimum purchase for any investor is 800 shares of common stock, unless Village Bancorp, in its sole discretion, accepts a subscription for a lesser number of shares. The maximum purchase for any investor is 65,000 shares of common stock, unless Village Bancorp, in its sole discretion, accepts a subscription for a greater number of shares.

OFFERING PERIOD

     The offering period for the shares will end when all of the shares of the common stock are sold or 5:00 p.m. Chicago time, on August 31, 1999 whichever occurs first. We may extend this date at our discretion until October 31, 1999. We will promptly notify subscribers of any extensions. No written notice of any extension of the offering period need be given prior to any extension and any such extension will not alter the binding nature of subscriptions already accepted by Village Bancorp. The extension of the expiration date may cause an increase in the expenses incurred with this offering. The date on which this offering ends plus any extension is referred to in this prospectus as the "expiration date."


     We reserve the right to end the offering at any time after 454,000 shares have been subscribed.

     If the offering is not successfully completed by October 31, 1999, subscriber funds will be returned promptly with interest.


HOW TO SUBSCRIBE

     Investors who wish to subscribe will need to complete the following procedures:

     o    Complete and sign a subscription agreement

     o Complete and sign a check payable to "Village Bancorp, Inc. - Escrow Account #628133506" in the amount of $13.25 multiplied by the number of shares subscribed

     o Send the signed subscription agreement and check directly to our escrow agent at the following address:

                  LaSalle National Bank
                  135 South LaSalle Street
                  Chicago, Illinois 60606
                  Attention: Pamela S. Ristau, Trust Department

     ALL SUBSCRIPTIONS WILL BE IRREVOCABLE UNTIL THE CLOSE OF THE OFFERING.

VILLAGE BANCORP DISCRETION

     We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date. If the offering is over-subscribed, we retain the discretion to allocate shares among the subscribers. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 554,000 shares. We will notify subscribers within five business days after the expiration date if their subscriptions have not been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, with interest.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Village Bancorp may purchase shares in the offering to complete the offering. None of the directors and executive officers of Village Bancorp have committed to purchase any amount of common stock in the offering. All shares purchased by the directors and executive officers will be for investment and not with a view to resell the shares. Any purchases by those persons will be made on the same terms as purchases made by other investors and will count towards the achievement of the minimum offering. The purchase of shares by any director or executive officer of Village Bancorp should not be relied upon by investors as a basis for evaluating the merits of this offering or that a director's or executive officer's investment decision is shared by public investors. See "Risk Factors--Substantial Control by Directors and Executive Officers."

ESCROW

     Subscription proceeds are to be sent directly to our escrow agent, LaSalle National Bank, located at 135 South LaSalle Street, Chicago, Illinois 60603. The escrow agent will invest the subscription proceeds in short-term United States Government securities, or interest bearing accounts offered by the escrow agent or in other short-term investments as we may agree upon with the escrow agent. The escrow agent has not investigated the desirability or advisability of an investment in Village Bancorp, and has not approved, endorsed, or passed upon the merits of the common stock.

RELEASE FROM ESCROW

     The escrow agent will release the subscription proceeds to us when we have received all of the following:

     o Subscriptions and subscription proceeds for a total of at least 454,000 shares of common stock

     o Approval from the Indiana bank regulators to operate an Indiana state bank in Munster, Indiana

     o Approval from the Federal Reserve to acquire the stock of Village Bank Munster

     o    Approval from the FDIC for deposit insurance

     We will not deposit in the escrow account any subscription proceeds we receive after the above conditions are met but before this offering ends. Instead, those funds will be available for our immediate use.

     If we do not meet the conditions to release the funds from the escrow account by the expiration date, then the escrow agent will promptly return the subscription agreements and the full amount of all subscription funds, with interest, to the subscribers after the expiration date.


     The closing of this offering is conditioned upon our receiving regulatory approvals to begin operating Village Bank Munster. If all necessary regulatory approvals have not been received by the expiration date, the offering will be canceled, regardless of the number of shares subscribed for in the offering.

PLAN OF DISTRIBUTION

     Offers and sales of the common stock will be made on behalf of Village Bancorp by its officers and directors. The executive officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Securities Exchange Act of 1934, we believe our executive officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act. We may find it desirable to utilize the services of brokers and/or dealers to sell the common stock. We have no present arrangements with any brokers or dealers relating to this offering. If we use brokers or dealers, they will sell the common stock on a best-efforts basis, and we will pay them a commission based on the shares sold by them. We believe that the range of possible commissions to be paid to brokers or dealers is $0.66 to $0.99 per share and that the maximum average commission payable in the offering when all shares subject to this offering are taken into account is $0.33. We do not expect that sales of common stock through brokers or dealers will comprise a major part of this offering.

                                 USE OF PROCEEDS

     Village Bancorp intends to raise from the offering a total of $5,905,500 to $7,230,500, net of estimated offering expenses of $110,000. Net proceeds will be primarily used to capitalize Village Bank Munster. The bank will use approximately $750,000 to purchase the bank site from Village Bancorp and for land improvements, $620,000 to construct the banking structure and approximately $463,000 to purchase furniture, fixtures and equipment and other necessary assets for the bank's operations. Approximately $250,000 will be used for pre-opening expenses and initial start-up costs. Additional net proceeds of up to $4,250,000 will be used to fund Village Bank Munster's investments in loans and securities. Any remaining proceeds will be used by Village Bancorp for general corporate purposes. These anticipated sources and uses of the net proceeds based upon the minimum and maximum offering are set forth below.

                                                                MINIMUM                     MAXIMUM
                                                         ----------------------      ----------------------
                                                           AMOUNT    PERCENTAGE        AMOUNT    PERCENTAGE
                                                         ----------- ----------      ----------- ----------
SOURCES:
 Gross proceeds from sale of common stock..............  $6,015,500                  $7,340,500
 Offering expenses.....................................    (110,000)                   (110,000)
                                                         ----------                  ----------
 Net proceeds from sale of common stock................  $5,905,500                  $7,230,500
                                                         ==========                  ==========

USES:
Capitalization of Village Bank Munster
 Investments...........................................  $3,822,500     64.7%        $4,250,000     58.7%
 Purchase of bank site and land improvements...........     750,000     12.7            750,000     10.4
 Construction of bank facility.........................     620,000     10.5            620,000      8.6
 Furniture, fixtures and equipment.....................     463,000      7.9            463,000      6.4
 Organizational and pre-opening expense................     250,000      4.2            250,000      3.5
General corporate purposes.............................           0       --            897,500     12.4
                                                         ----------    -----         ----------    -----
    Total uses.........................................  $5,905,500    100.0%        $7,230,500    100.0%
                                                         ==========    =====         ==========    =====

                                 DIVIDEND POLICY

     Village Bancorp does not plan to pay dividends for the foreseeable future. Village Bancorp has no significant source of funds other than dividends that we receive from our banks. Village Bancorp's ability to pay dividends to you will therefore depend on the ability of each of the banks to pay dividends to Village Bancorp. Bank holding companies and state chartered banks are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for Village Bancorp and our banks to retain and build capital, it will be the policy of each of the banks' boards of directors to reinvest earnings for the period of time necessary to help support the success of their operations. In the future, Village Bancorp may begin income-producing operations independent from those of the banks, which may provide another source of income from which Village Bancorp could pay dividends to you. Village Bancorp can give no assurance, however, as to when, if at all, these operations may begin or whether they will be profitable. Additionally, the future dividend policy of Village Bancorp will depend on Village Bancorp's earnings, capital requirements, financial condition and other factors that the board of directors of Village Bancorp considers relevant.

     Under Illinois law, banks are prohibited from paying dividends in excess of net profits, after first deducting losses and bad debts. Under Indiana law, banks may not declare or pay dividends that would impair their capital or that would be greater than their undivided profits. These laws will restrict the dividends payable by any of our banks whose accumulated deficits have not been eliminated. In addition, as FDIC-insured institutions, payment of dividends by the banks will be subject to regulation by both the FDIC and either Illinois or Indiana bank regulators, who are statutorily authorized to determine whether the payment of dividends by a bank would constitute an unsafe and unsound banking practice. In such an instance, either the FDIC or the Illinois or Indiana bank regulators could prohibit payment of dividends. See "Supervision and Regulation--Financial Institution Regulation Generally--Dividend Limitations."

                                 CAPITALIZATION

     The following table shows the indebtedness and capitalization of Village Bancorp as of March 31, 1999, and as adjusted to reflect the issuance and sale by Village Bancorp of 454,000 and 554,000 shares of common stock, respectively, offered hereby at the public offering price of $13.25 per share and the application of the estimated net proceeds as shown under "Use of Proceeds."

                                                                                       MARCH  31,  1999
                                                                        -------------------------------------------
                                                                           ACTUAL          MINIMUM        MAXIMUM
                                                                        -----------      -----------    -----------

SERIES ONE MANDATORILY CONVERTIBLE SUBORDINATED DEBENTURES............. $ 1,800,000      $ 1,800,000    $ 1,800,000

STOCKHOLDERS' EQUITY:

Preferred stock, $1.00 par value; 500,000 authorized, none
 issued................................................................          --               --             --

Common stock, par value $0.25 per share; 5,000,000 shares
 authorized; 888,000 shares outstanding; 1,342,000 to 1,442,000
 shares outstanding as projected(1)....................................     222,000          335,500        360,500
Additional paid-in capital.............................................   9,978,000       15,770,000     17,070,000
Accumulated deficit....................................................  (1,202,013)      (1,202,013)    (1,202,013)
Unrealized loss on securities available-for-sale, net..................     (80,314)         (80,314)       (80,314)
 Total stockholders' equity............................................   8,917,673       14,823,173     16,148,173
                                                                        -----------      -----------    -----------
    Total capitalization............................................... $10,717,673      $16,623,173    $17,948,173
                                                                        ===========      ===========    ===========

----------
(1) Under Village Bancorp's stock incentive plan, 225,000 shares of common stock have been reserved for issuance. As of June 1, 1999, options to purchase 106,000 shares of common stock were outstanding under the plan, none of which were exercisable.

                                    DILUTION

     The net tangible book value of Village Bancorp as of March 31, 1999 was $8.4 million or $9.51 per share of common stock. "Net tangible book value" is defined as the total stockholders' equity of Village Bancorp less intangible assets. "Net tangible book value per share" is determined by dividing the net tangible book value of Village Bancorp by the number of outstanding shares of common stock.

     After giving effect to the sale of the minimum number of shares of common stock offered hereby at the public offering price of $13.25 per share, Village Bancorp's pro forma net tangible book value as of March 31, 1999 would have been $14.4 million or $10.70 per share of common stock. This represents an immediate increase in net tangible book value of $1.19 per share to the existing stockholders, and an immediate dilution of $2.55 per share to investors who purchase shares of common stock in the offering. "Dilution" is the difference between the offering price per share and the pro forma net tangible book value per share as adjusted for the offering.

     The following table illustrates this per share dilution as of March 31, 1999, which is determined by subtracting the net tangible book value per share after the offering from the price paid by a new investor.

Public offering price per share(1)....................                  $13.25
 Net tangible book value per share as of
    March 31, 1999....................................         $9.51
 Increase in net tangible book value per share
    attributable to payments by new investors(2)......          1.19
                                                               -----
Pro forma net tangible book value per share
    after offering....................................                   10.70
                                                                        ------
Dilution of net tangible book value per share to new                    $ 2.55
    investors(3)(4)...................................                  ======

----------
(1)  Before deducting the estimated offering expenses.
(2)  After deducting the estimated offering expenses.
(3) After giving effect to the conversion of the $1.8 million outstanding mandatorily convertible subordinated debentures at the conversion rate of $15.15, the pro forma net tangible book value per share after the offering would be $11.06 and the dilution of net tangible book value per share to new investors would be $2.19.
(4) After giving effect to the exercise of outstanding options to purchase 106,000 shares of common stock at a price of $12.50 per share, the pro forma net tangible book value per share, excluding the conversion of mandatorily convertible securities, after the offering would be $10.83 and the dilution of net tangible book value per share to new investors would be $2.42.

     The following table summarizes, as of March 31, 1999, the number of shares purchased from Village Bancorp, the total consideration paid and the average price per share paid by: (a) the directors, executive officers, and affiliated persons of Village Bancorp who acquired such shares since June 1997 and (b) investors in the offering assuming a public offering price of $13.25 per share:

                                                                    NUMBER OF                           AVERAGE
                                                                     SHARES            TOTAL             PRICE
                                                                    PURCHASED      CONSIDERATION       PER SHARE
                                                                    ---------      -------------       ---------

Directors, executive officers and affiliated persons.............    481,297        $5,284,763          $10.98
New investors....................................................    454,000         6,015,500           13.25

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of Village Bancorp shown below should be read in conjunction with the financial statements and related notes of Village Bancorp and Northwest Community Bank included later in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data, per share data and selected financial ratios for the year ended December 31, 1998 and the period June 1, 1997 (Date of Inception) through December 31, 1997 and the balance sheet data as of December 31, 1998 and 1997 have been derived from the audited financial statements of Village Bancorp appearing later in this prospectus. The unaudited pro forma 1997 data reflects Village Bancorp's acquisition of Northwest Community Bank as if the acquisition had occurred on January 1, 1997. See "Pro Forma 1997 Consolidated Statement of Operations." The financial information as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 is unaudited.

                                                                   FOR THE YEAR ENDED
                                                                  DECEMBER 31, 1998 AND
                                                               FOR THE PERIOD JUNE 1, 1997
                                            THREE MONTHS           (DATE OF INCEPTION)
                                           ENDED MARCH 31,      THROUGH DECEMBER 31, 1997  PRO FORMA
                                        ---------------------   -------------------------  ---------
                                         1999          1998         1998         1997        1997
                                        -------       -------   -----------   -----------  ---------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total interest income.................  $ 1,240       $   791      $ 3,552      $ 1,655     $ 2,637
Total interest expense................      686           403        1,781          827       1,405
                                        -------       -------      -------      -------     -------
Net interest income...................      554           388        1,771          828       1,232
Provision for loan losses.............       87            39          242          121         164
Other income..........................      142            56          443           98         156
Other expenses........................      974           458        2,780          918       1,609
                                        -------       -------      -------      -------     -------
Loss before income tax benefit........     (365)          (53)        (808)        (113)       (385)
Income tax expense (benefit)..........      (11)          (18)         (59)         (15)        (21)
                                        -------       -------      -------      -------      ------
Net loss..............................  $  (354)      $   (35)     $  (749)     $   (98)     $ (364)
                                        =======       =======      =======      =======      ======

PER SHARE DATA:
Basic loss per share of common stock..  $  (.40)      $  (.09)     $ (1.46)     $ (0.25)     $(0.91)
Book value at end of period...........    10.04          9.92        10.58        10.00       10.00
Tangible book value at end of period..     9.51          8.66        10.04         8.71        8.71

SELECTED FINANCIAL RATIOS:
Return on average assets(3)...........    (1.85)%       (0.34)%      (1.54)%      (0.28)%     (1.07)%
Return on average equity(3)...........   (15.47)        (3.51)      (14.05)       (8.43)      (9.42)
Average equity to average assets......    11.99          9.79        10.96         3.28       11.41
Net yield on interest-earning assets(3)    3.14          4.17         3.94         4.29        3.99
Allowance for loan losses to total loans
 at end of period.....................     1.37          1.09         1.29         1.00        1.00
Nonperforming loans to total loans at
 end of period(1).....................     0.58          0.29         0.09         0.87        0.87
Net loans charged off to average total
 loans................................       --            --         0.19         0.31        0.34
Tier 1 risk-based capital.............    17.40         11.74        20.40        12.35       12.35
Total risk-based capital..............    18.40         12.84        25.65        16.05       16.05

                                                         DECEMBER 31,
                                                      --------------------      PRO FORMA
                                     MARCH 31, 1999    1998         1997          1997
                                     --------------   -------     --------      ---------
                                                     (DOLLARS IN THOUSANDS)

BALANCE SHEET DATA:
Total assets..........................  $82,450       $72,822      $40,777      $40,777
Total earning assets..................   76,905        67,677       38,731       38,731
Average assets(2).....................   76,395        48,652       35,406       33,873
Total loans...........................   39,807        35,655       27,502       27,502
Allowance for loan losses.............      545           459          276          276
Total deposits........................   71,126        61,213       35,649       35,649
Mandatorily convertible subordinated
 debentures...........................    1,800         1,800          771          771
Stockholders' equity..................    8,918         9,392        3,999        3,999
Tangible book value...................    8,449         8,915        3,486        3,486

----------
(1)  Includes total nonaccrual, impaired and all other loans 90 days past due.
(2)  Average for the periods ended.
(3)  March 31 information is annualized.

               PRO FORMA 1997 CONSOLIDATED STATEMENT OF OPERATIONS

     The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 has been prepared to reflect the acquisition of Northwest Community Bank as if the acquisition had occurred on January 1, 1997, after giving effect to the pro forma adjustments as described below. The pro forma adjustments are based on estimates made for the purpose of preparing the pro forma consolidated statement of operations. In the opinion of Village Bancorp's management, the estimates used in the preparation of this pro forma consolidated statement of operations are reasonable under the circumstances. The transaction was accounted for as a purchase and the actual results of Northwest Community Bank were included with those of Village Bancorp subsequent to the date of the transaction.

     The Village Bancorp pro forma consolidated statement of operations for the year ended December 31, 1997 should be read in conjunction with the historical financial statements and related notes of Village Bancorp and Northwest Community Bank presented later in this prospectus.

                                      ACTUAL            NORTHWEST COMMUNITY
                                  FOR THE PERIOD        BANK FOR THE PERIOD
                               JUNE 1, 1997 THROUGH       JANUARY 1, 1997           PRO FORMA      PRO FORMA
                                 DECEMBER 31, 1997   THROUGH MAY 31, 1997 (1)    ADJUSTMENTS (2)     1997
                               --------------------  ------------------------    ---------------   ---------
                                                          (DOLLARS IN THOUSANDS)

Interest income.................      $1,655                  $972                    $  10         $2,637
Interest expense................         827                   471                      107          1,405
                                      ------                 -----                    -----         ------
Net interest income.............         828                   501                      (97)         1,232
Provision for loan losses.......         121                    43                       --            164
                                      ------                 -----                    -----        -------
Net interest income after
   provision for loan losses....         707                   458                      (97)         1,068
Other income....................          98                    58                       --            156
Other expenses..................         918                   472                      219          1,609
                                      ------                 -----                    -----         ------
Income (loss) before income
   taxes........................        (113)                   44                     (316)          (385)
Income tax expense (benefit)....         (15)                   16                      (22)           (21)
                                      ------                 -----                    -----         ------
Net income (loss)...............      $  (98)                $  28                    $(294)        $ (364)
                                      ======                 =====                    =====         ======

----------
(1) Actual operating results of Northwest Community Bank for the five month period ended May 31, 1997.
(2) Represents estimated adjustments to Village Bancorp parent company only operating results to reflect a twelve month period of operation, as follows:
     (a) Annualized interest expense on $1.8 million mandatorily convertible subordinated debentures.
     (b)  Annualized other expenses:

                  Officer compensation         $159,000
                  Goodwill amortization          15,000
                  Other operating expenses       45,000
                                               --------
                                               $219,000
                                               ========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operations of Village Bancorp for the periods indicated. The discussion should be read in conjunction with the financial statements and related notes of Village Bancorp and Northwest Community Bank and the Selected Consolidated Financial Data presented in this prospectus. In addition to historical information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Village Bancorp's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

HISTORY

     Village Bancorp was formed in 1997 and serves as a bank holding company for Northwest Community Bank and Village Bank North Barrington. Village Bancorp will also be the parent company of Village Bank Munster. Village Bancorp, originally organized under Illinois law, was reincorporated in Delaware on April 8, 1999.

     Northwest Community Bank was organized under Illinois law as a new, or de novo, bank in May 1995 by National Bancorp, Inc. The founding stockholders of Village Bancorp acquired Northwest Community Bank on June 1, 1997. Northwest Community Bank serves Arlington Heights and Prospect Heights, Illinois, and other northwest suburbs of metropolitan Chicago. As of March 31, 1999, Northwest Community Bank had total assets of $43.0 million, deposits of $38.7 million and stockholder's equity of $3.9 million.

     Village Bank North Barrington was organized under Illinois law as a de novo bank on October 9, 1998. Village Bank North Barrington serves North Barrington, Lake Zurich, Wauconda and Hawthorn Woods, Illinois. As of March 31, 1999, Village Bank North Barrington had total assets of $38.7 million, deposits of $33.2 million and stockholder's equity of $5.2 million.

     Village Bank Munster will be organized as a de novo bank upon completion of the offering and will serve Munster, Dyer, Schererville and Highland, Indiana, and Lansing, Illinois.

OVERVIEW

     Village Bancorp's principal business is conducted by the banks and consists of full service community-based financial services. The profitability of Village Bancorp's operations depends primarily on its net interest income, provision for loan losses, other income and other expenses. Net interest income is the difference between the income Village Bancorp receives on its loan and investment portfolios and its cost of funds, which consists of interest paid on deposits and borrowings. The provision for loan losses reflects the cost of credit risk in Village Bancorp's loan portfolio. Other income consists of service charges on deposit accounts, securities gains, loan fees and other commissions. Other expenses include salaries and employee benefits as well as occupancy and equipment expenses, and other noninterest expenses.

     Net interest income is dependent on the amounts of and yields on interest-earning assets as compared to the amounts of and rates on interest-bearing liabilities. Net interest income is sensitive to changes in market rates of interest. The provision for loan losses is dependent on increases in the loan portfolio and management's assessment of the collectibility of the loan portfolio under current economic conditions. Other expenses are heavily influenced by the growth of operations, with additional employees necessary to staff and open new banks or branches and marketing expenses necessary to promote them. Growth in the number of account relationships directly affects expenses such as data processing costs, supplies, postage and other miscellaneous expenses.

CONSOLIDATED RESULTS OF OPERATIONS

     The following table shows the condensed consolidated statement of operations for Village Bancorp for the three months ended March 31, 1999 and 1998, the year ended December 31, 1998, for the period June 1, 1997 (Date of Inception) through December 31, 1997 and on a pro forma basis for the year ended December 31, 1997 as if the acquisition of Northwest Community Bank occurred on January 1, 1997.

                                                                             FOR THE YEAR ENDED
                                                                            DECEMBER 31, 1998 AND
                                                                               FOR THE PERIOD
                                                                                JUNE 1, 1997
                                                 FOR THE THREE MONTHS       (DATE OF INCEPTION)
                                                    ENDED MARCH 31,      THROUGH DECEMBER 31, 1997
                                                 --------------------    -------------------------     PRO FORMA
                                                  1999          1998        1998           1997          1997
                                                 -------       ------    ----------     ----------     ---------
                                                                        (IN THOUSANDS)

Interest income................................  $1,240         $791       $3,552         $1,655         $2,637
Interest expense...............................     686          403        1,781            827          1,405
                                                 ------         ----       ------         ------         ------
Net interest income............................     554          388        1,771            828          1,232
Provision for loan losses......................      87           39          242            121            164
                                                 ------         ----       ------         ------         ------
Net interest income after provision for loan
    losses....................................      467          349        1,529            707          1,068
Other income...................................     142           56          443             98            156
Other expenses.................................     974          458        2,780            918          1,609
                                                 ------         ----       ------         ------         ------
Loss before income taxes.......................    (365)         (53)        (808)          (113)          (385)
Income taxes (benefit).........................     (11)         (18)         (59)           (15)           (21)
                                                 ------         ----       ------         ------         ------
Net loss.......................................  $ (354)        $(35)      $ (749)        $  (98)        $ (364)
                                                 ======         ====       ======         ======         ======

     Total assets increased $9.6 million or 13.0% to $82.4 million as of March 31, 1999 from $72.8 million as of December 31, 1998. Total assets increased $32.0 million or 78.4% to $72.8 million as of December 31, 1998 from $40.8 million as of December 31, 1997. The increases in total assets for the periods was primarily due to the organization and growth of Village Bank North Barrington. Village Bancorp recorded a net loss of $354,000 for the three months ended March 31, 1999 as compared to a net loss of $35,000 for the same period in 1998 and a net loss of $749,000 for the year ended December 31, 1998 as compared to a net loss of $98,000 for the seven months ended December 31, 1997. The principal factors contributing to the increased net loss for the three months ended March 31, 1999 and for fiscal 1998 are the pre-opening expenses and the initial operating loss of Village Bank North Barrington and pre-opening and organizational expenses incurred in the formation of Village Bank Munster.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

     Net Interest Income. Net interest income increased $165,000 or 42.6% to $553,000 for the three months ended March 31, 1999 from $388,000 for the same period in 1998. Interest income increased $448,000 or 56.7% and interest expense increased $283,000 or 70.2% for the three months ended March 31, 1999 as compared to the same period in 1998. Interest income increased due to a $33.7 million increase in the average volume outstanding, primarily in loans and federal funds sold, which was offset by a 145 basis point decrease in the average rate on earnings assets from 8.49% to 7.04%. The increase in interest expense was primarily due to a $26.1 million increase in average deposits which was partially offset by a 52 basis point decrease in rates paid to 4.90%. The net interest spread decreased 93 basis points to 2.14% for the three months ended March 31, 1999. The decrease was primarily due to a decline in market rates on earning assets, which was partially offset by a decrease in premium rates paid on deposits at Village Bank North Barrington.

     Provision for Loan Losses. The provision for loan losses increased $48,000 or 123.0% to $87,000 for the three months ended March 31, 1999 from $39,000 for the same period in 1998. The increase was due to an overall growth in the loan portfolio. As of March 31, 1999, the allowance for loan losses totaled $545,000 or 1.4% of total loans. The amounts of the provision and the allowance for loan losses are influenced by current economic conditions, actual loss experience, industry trends and management's assessment of current collection risks within the portfolio.

     Other Income. Village Bancorp's other income increased $86,000 to $142,000 for the three months ended March 31, 1999 from $56,000 for the same period in 1998. Other income as a percentage of average assets was 0.7% (annualized) for the three months ended March 31, 1999 as compared to 0.6% (annualized) for the same period in 1998. The increase in the first three months of 1999 was primarily due to increased service charges on deposit accounts due to increased volume. In addition, the 1999 results included a $6,000 gain from the sale of securities.

     Other Expenses. Village Bancorp's other expenses increased $516,000 or 112.0% to $974,000 for the three months ended March 31, 1999 from $459,000 for the same period in 1998. As a percentage of average assets, other expenses increased to 5.1% (annualized) for the three months ended March 31, 1999 as compared to 4.5% (annualized) for the same period in 1998. Net occupancy expenses remained constant at 0.6% of average assets for both periods. Other factors contributing to the increase in total other expenses were additional staffing costs to support Village Bank North Barrington, increased data processing fees due to volume growth, increased marketing and advertising costs to promote Village Bank North Barrington, increased legal and professional fees related to revising Village Bancorp's corporate structure, pre-opening and organizational expenses for the formation of Village Bank Munster and general increases in other categories to support the growth and expansion of Village Bancorp.

     Federal and State Income Taxes. Village Bancorp recorded an income tax benefit of $11,000 for the three months ended March 31, 1999 and $18,000 for the same period in 1998 due to its operating losses.

1998 COMPARED TO PRO FORMA 1997

     Net Interest Income. Net interest income increased $539,000 or 43.8% to $1,771,000 in 1998 from $1,232,000 in pro forma 1997. Interest income increased $915,000 or 34.7% and interest expense increased $376,000 or 26.8% in 1998 as compared to pro forma 1997. Interest income increased due to a $14.1 million increase in the average volume outstanding, primarily in loans and federal funds sold, which was offset by a 63 basis point decrease in the average rate on earning assets from 8.54% to 7.91%. The increase in interest expense was primarily due to a $9.0 million increase in average deposits which was partially offset by a 32 basis point decrease in rates paid to 5.16%. The net interest spread decreased 31 basis points to 2.75% for the year ended December 31, 1998. The decrease was primarily due to a decline in market rates.

     Provision for Loan Losses. The provision for loan losses increased $78,000 or 47.6% to $242,000 in 1998 from $168,000 in pro forma 1997. The increase was due to an overall growth in the loan portfolio. As of December 31, 1998, the allowance for loan losses totaled $459,000 or 1.29% of total loans.

     Other Income. Village Bancorp's other income increased $287,000 to $443,000 in 1998 from $156,000 in pro forma 1997. Other income as a percentage of average assets was 0.9% for the year ended 1998 as compared to 0.46% for pro forma 1997. The increase in 1998 was primarily due to increased service charges on deposit accounts due to increased volume. The 1998 results included a $32,000 gain from the sale of securities.

     Other Expenses. Village Bancorp's other expenses increased $1,171,000 or 72.8% to $2,780,000 in 1998 from $1,609,000 in pro forma 1997. As a percentage of average assets, other expenses increased to 5.7% in 1998 as compared to 4.8% for pro forma 1997. Net occupancy expenses remained constant at 0.7% of average assets for both periods. Factors also contributing to the increase in total other expenses were additional staffing costs to support Village Bank North Barrington, increased data processing fees due to volume growth, increased marketing and advertising costs to promote Village Bank North Barrington, increased legal and professional fees related to revising Village Bancorp's corporate structure, pre-opening and organizational expenses for the formation of Village Bank Munster and general increases in other categories to support the growth and expansion of Village Bancorp.

     Federal and State Income Taxes. Village Bancorp recorded an income tax benefit of $59,000 in 1998 and $21,000 in pro forma 1997 due to its operating losses. As of December 31, 1998 Village Bancorp had a federal net operating loss carryforward of $602,000, of which $39,000 expires in 2012 and $563,000 expires in 2018.

1998 COMPARED TO SEVEN MONTHS ENDED DECEMBER 31, 1997

     Net Interest Income. Net interest income increased $943,000 or 113.9% to $1,771,000 in 1998 from $828,000 for the seven months ended December 31, 1997. Interest income increased $1,897,000 or 114.6% and interest expense increased $954,000 or 115.4%. Interest income increased due to a $12.0 million increase in the average volume outstanding, primarily in loans and federal funds sold, which was offset by a decrease in the average rate on earning assets from 8.58% to 7.91%. The increase in interest expense was primarily due to a combination of a $7.0 million increase in average deposits and a $1.7 million increase in average borrowings offset by a 32 basis point decrease in rates paid to 5.16%. The net interest spread decreased 35 basis points to 2.75% for the year ended December 31, 1998 as compared to the seven months ended December 31, 1997. The decrease was primarily due to a decline in market rates.

     Provision for Loan Losses. The provision for loan losses increased $121,000 or 100.0% to $242,000 in 1998. The increase is due to an overall growth in the loan portfolio. As of December 31, 1998, the allowance for loan losses totaled $459,000 or 1.3% of total loans.

     Other Income. Village Bancorp's other income increased $345,000 to $443,000 in 1998 from $98,000 for the seven months ended December 31, 1997. Other income as a percentage of average assets was 0.9% for the year ended 1998 as compared to 0.3% for the seven months ended December 31, 1997. The increase in 1998 was primarily due to increased service charges on deposit accounts due to increased volume. Furthermore, 1998 included a $32,000 gain from the sale of securities as compared to a $1,000 loss recorded for the seven months ended December 31, 1997.

     Other Expenses. Village Bancorp's total other expenses increased $1,862,000 or 202.8% to $2,780,000 in 1998 from $918,000 for the seven months ended December 31, 1997. The overall effect of a shorter period of operation in 1997 as compared to 1998 accounts for approximately $691,000 of the increase in other expenses. As a percentage of average assets, other expenses were 5.7% for the year ended 1998 as compared to 2.6% for the seven months ended December 31, 1997. Net occupancy expenses were 0.7% and 0.4% as a percentage of average assets in 1998 and 1997, respectively. Factors also contributing to the increase in total other expenses were additional staffing to support Village Bank North Barrington, increased data processing fees due to volume growth, increased marketing and advertising costs to promote Village Bank North Barrington, increased legal and professional fees related to revising Village Bancorp's corporate structure, pre-opening and organizational expenses for the formation of Village Bank Munster and general increases in other categories to support the growth and expansion of Village Bancorp.

     Federal and State Income Taxes. Village Bancorp recorded an income tax benefit of $59,000 in 1998 and $15,000 for the seven months ended December 31, 1997.

INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

     The following table shows the average balances (based on daily averages), net interest income and expense and average yields and rates for Village Bancorp's interest-earning assets and interest-bearing liabilities.

                                                                FOR THE THREE MONTHS ENDED MARCH 31,
                                                    ------------------------------------------------------------
                                                                 1999                          1998
                                                    -----------------------------   ----------------------------
                                                    AVERAGE               AVERAGE   AVERAGE              AVERAGE
                                                    BALANCE   INTEREST    RATE(3)   BALANCE   INTEREST   RATE(3)
                                                    -------   --------    -------   -------   --------   -------
                                                                        (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Federal funds sold and deposits with other
 financial institutions..........................   $16,244    $  187      4.67%    $ 3,975     $ 56      5.71%
Taxable securities(1)............................    17,454       229      5.33       5,541       78      5.72
Loans(2)
 Commercial loans................................     8,775       197      9.10       6,155      148      9.75
 Commercial real estate loans....................    12,025       260      8.77       8,836      204      9.36
 Consumer real estate loans......................    13,219       283      8.68      11,409      263      9.35
 Consumer installment loans......................     3,725        84      9.15       1,864       42      9.14
                                                    -------    ------               -------     ----
    Total loans..................................    37,744       824      8.85      28,264      657      9.43
                                                    -------    ------               -------     ----
Total interest-earning assets....................   $71,442     1,240      7.04     $37,780      791      8.49
                                                    =======    ------               =======     ----

INTEREST-BEARING LIABILITIES:
Deposits:
 Interest-bearing demand deposits................   $ 2,758        12      1.76     $ 1,505        7      1.89
 Money-market demand accounts/savings
    accounts.....................................    10,629        96      3.66       5,942       68      4.64
 Time deposits of less than $100,000.............    29,991       393      5.31      16,004      233      5.90
 Time deposits of $100,000 or more...............    10,069       139      5.60       4,757       67      5.71
 Public funds....................................     1,419        18      5.14         590        8      5.50
                                                    -------    ------               -------     ----
    Total interest-bearing deposits..............    54,866       658      4.86      28,798      383      5.39

Federal funds purchased..........................       137         1      5.12          --       --        --
Mandatorily convertible subordinated debentures..     1,800        27      6.00       1,351       20      6.00
                                                    -------    ------               -------     ----
 Total interest-bearing liabilities..............   $56,803       686      4.90     $30,149      403      5.42
                                                    =======    ------               =======     ----

Net interest income..............................              $  554                           $388
                                                               ======                           ====

Net interest spread..............................                          2.14                           3.07
Net yield on interest-earning assets.............                          3.14                           4.17
Interest-bearing liabilities to interest-earning                          79.51                          79.80
 assets..........................................

----------
(1) Average balances include unrealized gains and losses of $31,000 and $10,000 for the three months ended March 31, 1999 and 1998, $32,000 and $(29,000) for the year ended December 31, 1998 and the period June 1 through December 31, 1997, and $(34,000) in pro forma 1997. The average rate is calculated using average amortized cost.
(2) Non-accrual loans are excluded in average balances. Loan fees were $22,000 for each of the three months ended March 31, 1999 and 1998, $65,000 and $28,000 for the year ended December 31, 1998 and the period June 1 through December 31, 1997, and $93,000 in pro forma 1997.
(3)  Annualized.

                                                FOR THE YEAR ENDED DECEMBER 31, 1998 AND
                                             FOR THE PERIOD JUNE 1, 1997 (DATE OF INCEPTION)
                                                        THROUGH DECEMBER 31, 1997
                                        ----------------------------------------------------------           PRO FORMA
                                                    1998                          1997                          1997
                                        ---------------------------   ----------------------------   --------------------------
                                        AVERAGE             AVERAGE   AVERAGE              AVERAGE   AVERAGE            AVERAGE
                                        BALANCE   INTEREST   RATE     BALANCE   INTEREST    RATE     BALANCE  INTEREST   RATE
                                        -------   --------  -------   -------   --------   -------   -------  --------  -------
                                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Federal funds sold and deposits
   with other financial
   institutions......................   $ 8,268    $  415     5.02%   $ 2,382    $   77     5.54%    $ 2,034   $  112     5.50%
Taxable securities (1)...............     6,434       355     5.55      4,658       157     5.74       4,577      261     5.66
Loans(2):
   Commercial loans..................     6,637       693    10.44      6,356       344     9.28       5,986      557     9.30
   Commercial real estate loans......     9,317       858     9.21      8,322       483     9.95       7,927      798    10.07
   Consumer real estate loans........    11,959     1,021     8.54      9,464       494     8.95       8,500      746     8.78
   Consumer installment loans........     2,291       210     9.17      1,903       100     9.01       1,817      163     8.97
                                        -------    ------             -------    ------              -------   ------
      Total loans....................    30,204     2,782     9.21     26,045     1,421     9.35      24,230    2,264     9.34
                                        -------    ------             -------    ------              -------   ------
   Total interest-earning assets.....   $44,906     3,552     7.91    $33,085     1,655     8.58     $30,841    2,637     8.54
                                        =======    ------             =======    ------              =======   ------

INTEREST-BEARING LIABILITIES:
Deposits:
   Interest-bearing demand deposits..   $ 1,821        35     1.92    $ 1,275        15     2.02       1,111       22     1.98
   Money-market demand
      accounts/savings accounts......     7,664       322     4.20      4,438       120     4.64       4,029      178     4.42
   Time deposits of less than
      $100,000.......................    17,027       967     5.68     14,933       515     5.91      13,819      813     5.88
   Time deposits of $100,000 or
      more...........................     5,250       299     5.70      4,677       159     5.83       4,377      255     5.83
   Public funds......................     1,064        56     5.26        500        17     5.83         500       29     5.80
                                        -------    ------             -------    ------              -------   ------
      Total interest-bearing deposits    32,826     1,679     5.11     25,823       826     5.48      23,836    1,297     5.44
   Mandatorily convertible
      subordinated debentures........     1,700       102     6.00         29         1     6.00       1,800      108     6.00
                                        -------    ------             -------    ------              -------   ------
      Total interest-bearing
        liabilities..................   $34,526     1,781     5.16    $25,852       827     5.48     $25,636    1,405     5.48
                                        =======    ------             =======    ------              =======   ------

Net interest income..................              $1,771                        $  828                        $1,232
                                                   ======                        ======                        ======

Net interest spread..................                         2.75                          3.10                          3.06
Net yield on interest-earning assets                          3.94                          4.29                          3.99
Interest-bearing liabilities to interest-
   earning assets ...................                        76.94                         78.07                         83.03

----------
(1) Average balances include unrealized gains and losses of $31,000 and $10,000 for the three months ended March 31, 1999 and 1998, $32,000 and $(29,000) for the year ended December 31, 1998 and the period June 1 through December 31, 1997, and $(34,000) in pro forma 1997. The average rate is calculated using average amortized cost.
(2) Non-accrual loans are excluded in average balances. Loan fees were $22,000 for each of the three months ended March 31, 1999 and 1998, $65,000 and $28,000 for the year ended December 31, 1998 and the period June 1 through December 31, 1997, and $93,000 in pro forma 1997.
(3)  Annualized.

CHANGES IN INTEREST INCOME AND EXPENSE

     The changes in net interest income from period to period are reflective of changes in the rate environment, changes in the composition of assets and liabilities as to type and maturity (and the inherent rate differences related thereto) and volume changes. Later sections of this discussion and analysis address the changes in maturity composition of loans and investments, and in the asset and liability repricing gaps associated with interest rate risk, all of which contribute to changes in net interest margin.

     The following table shows an analysis of volume and rate changes in interest income and interest expense of Village Bancorp's average interest-earning assets and average interest-bearing liabilities. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the prior year average interest rate constant) and the changes related to average interest rates (changes in average rate holding the prior year average outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                                              FOR THE YEAR ENDED
                                         FOR THE THREE MONTHS ENDED           DECEMBER 31, 1998           FOR THE YEAR ENDED
                                               MARCH 31, 1999               COMPARED TO THE PERIOD        DECEMBER 31, 1998
                                        COMPARED TO THE THREE MONTHS   JUNE 1, 1997 (DATE OF INCEPTION)      COMPARED TO
                                            ENDED MARCH 31, 1998          THROUGH DECEMBER 31, 1997         PRO FORMA 1997
                                        ----------------------------   --------------------------------  --------------------
                                            NET   VOLUME   RATE             NET     VOLUME   RATE        NET    VOLUME   RATE
                                        --------  ------  ----------   --------     ------  -----------  ---    ------   ----
                                                                               (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Federal funds sold and deposits with
 other financial institutions........      $131    $141   $ (10)          $  338   $  381    $(43)      $303    $343    $(40)
Taxable securities...................       151     229     (78)             198      212     (14)        94     101      (7)
Commercial loans.....................        49      59     (10)             349      271      78        136      60      76
Commercial real estate loans.........        56      69     (13)             375      444     (69)        60     140     (80)
Consumer real estate loans...........        20      39     (19)             527      576     (49)       275     304     (29)
Consumer installment loans...........        42      42      --              110      106       4         47      42       5
                                           ----    ----   -----           ------   ------    ----       ----    ----    ----
 Total interest-earning assets.......       449     579    (130)           1,897    1,990     (93)       915     990     (75)

INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits.....         5       6      (1)             20       22      (2)         13      14      (1)
Money market demand accounts/
 savings accounts....................        28      42     (14)             202      236     (34)       144     161     (17)
Time deposits of less than $100,000..       160     183     (23)             452      493     (41)       154     188     (34)
Time deposits of $100,000 or more....        72      73      (1)             140      147      (7)        44      51      (7)
Public funds.........................        10      11      (1)              39       45      (6)        27      33      (6)
Mandatorily convertible subordinated
 debentures..........................         7       7      --              101      101      --         (6)     (6)     (0)
Federal funds purchased..............         1       1      --               --       --      --         --      --      --
                                           ----    ----   -----           ------   ------    ----       ----    ----    ----
 Total interest-bearing liabilities..       283     323     (40)             954    1,044     (90)       376     441     (65)
                                           ----    ----   -----           ------   ------    ----       ----    ----    ----

Net interest income..................      $166    $256   $ (90)          $  943   $  946    $ (3)      $539    $549    $(10)
                                           ====    ====   =====           ======   ======    ====       ====    ====    ====

OTHER INCOME AND EXPENSES

     The following table shows Village Bancorp's other income.

                                                                    FOR THE YEAR ENDED
                                                                   DECEMBER 31, 1998 AND
                                                                FOR THE PERIOD JUNE 1, 1997
                                        FOR THE THREE MONTHS        (DATE OF INCEPTION)
                                          ENDED MARCH 31,        THROUGH DECEMBER 31, 1997      PRO FORMA
                                        --------------------    ---------------------------     ---------
                                         1999          1998       1998              1997          1997
                                        ------        ------    -------           ---------     ---------
                                                                (IN THOUSANDS)
Service charges on deposit
 accounts..........................      $ 82          $38        $307              $82           $134
Gains (losses) on security
 transactions......................         6           --          32               (1)            --
Other income.......................        54           18         104               17             22
                                         ----          ---        ----              ---           ----
 Total other income................      $142          $56        $443              $98           $156
                                         ====          ===        ====              ===           ====

     The following table shows Village Bancorp's other expenses.

                                                                             FOR THE YEAR ENDED
                                                                            DECEMBER 31, 1998 AND
                                                                               FOR THE PERIOD
                                                                                JUNE 1, 1997
                                              FOR THE THREE MONTHS           (DATE OF INCEPTION)
                                                 ENDED MARCH 31,          THROUGH DECEMBER 31, 1997
                                              --------------------        -------------------------    PRO FORMA
                                              1999            1998           1998           1997         1997
                                              ----            ----        ----------     ----------    ---------
                                                                       (IN THOUSANDS)
Other Expenses:
 Salaries and employee benefits.........      $473            $218          $1,261          $403       $  767
 Occupancy and equipment expense........       105              65             339           140          245
 Data processing fees...................       106              33             252            63          107
 Marketing..............................        48              31             177            81          119
 Other supplies.........................        29              12              84            15           32
 Legal and professional fees............        58              32             185            56           60
 Loan fees..............................        14              10              50            35           57
 Amortization of goodwill and
    organizational costs................        19              16              63            37           63
 Other expenses.........................       122              41             369            88          159
                                              ----            ----          ------          ----       ------
    Total other expenses................      $974            $458          $2,780          $918       $1,609
                                              ====            ====          ======          ====       ======

FINANCIAL CONDITION

Loans

     Village Bancorp's loan portfolio largely reflects the profile of the communities in which it operates. The following table shows the composition of the loan portfolio.

                                                           DECEMBER 31,
                                       MARCH 31,       --------------------
                                         1999           1998         1997
                                      ----------       ------       -------
                                                   (IN THOUSANDS)

Commercial............................  $ 9,981        $ 8,564      $ 6,060
Commercial real estate................   11,520         10,851        8,255
Consumer real estate..................   13,381         13,155       11,071
Consumer installment..................    4,925          3,085        2,116
                                        -------        -------      -------
   Total loans, gross.................   39,807         35,655       27,502
Allowance for loan losses.............     (545)          (459)        (276)
                                        -------        -------      -------
   Net loans..........................  $39,262        $35,196      $27,226
                                        =======        =======      =======

     Total loans increased $4.2 million to $39.8 million as of March 31, 1999 from $35.7 million as of December 31, 1998. The increase in all loan categories is due to the initial market penetration of Village Bank North Barrington.

     Total loans increased $8.2 million to $35.7 million as of December 31, 1998 from $27.5 million as of December 31, 1997. The increase in total loans was principally due to increased commercial, commercial real estate loans and consumer real estate loans. The initial market penetration of Village Bank North Barrington represents $3.3 million of the recorded increase.

     Commercial loans increased $2.5 million to $8.6 million as of December 31, 1998 from $6.1 million as of December 31, 1997. The increase reflected increased demand due to a stronger economy, increased working capital and equipment requirements by existing borrowers, new customer relationships and initial market penetration of Village Bank North Barrington.

     Commercial real estate loans increased $2.6 million to $10.9 million as of December 31, 1998 from $8.3 million as of December 31, 1997. The increase reflected the stronger economy, the overall improvement in the commercial real estate market, increased commitments with existing borrowers and the initial market penetration of Village Bank North Barrington.

     Consumer real estate loans increased $2.1 million to $13.2 million as of December 31, 1998 from $11.1 million as of December 31, 1997. The increase was primarily in the categories of home equity loans and home equity lines of credit.

     Consumer installment loans increased $1.0 million to $3.1 million as of December 31, 1998 from $2.1 million as of December 31, 1997. The increase was primarily due to the initial market penetration of Village Bank North Barrington.

     Although the risk of nonpayment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrowers' management and the impact of local economic factors. Risks associated with real estate loans include concentrations of loans in a loan type such as commercial or residential and fluctuating land values. Consumer loans also have risks associated with concentrations of loans in a single type of loan. Consumer loans additionally face the risk of a borrower's unemployment as a result of deteriorating economic conditions.

     Village Bancorp attempts to balance the types of loans in its portfolio with the objective of reducing risk. While Village Bancorp has a sizable portion of its loan portfolio secured by real estate in one form or another, the portfolio mix includes fixed, adjustable and floating interest rates. Village Bancorp believes that its philosophy in extending credit is conservative in nature, with a presumption that most credit should have both a primary and a secondary source of repayment, and that the primary source should generally be supported by operating cash flows, while the secondary source should generally be disposition of collateral. Village Bancorp engages in very little unsecured lending, and generally requires personal guarantees of principals for business obligations. Village Bancorp practices a system of concurrence in the approval of commercial credit whereby the documented concurrence of an officers' credit committee (or approval by the board or a board committee, where applicable) is obtained in addition to that of the recommending officer. This system is intended to assure that commercial credit is subjected to an independent objective review on at least two different levels. In addition, Village Bancorp has an independent loan review function.

Loan Maturities

     The following table shows the remaining maturities, based upon contractual dates, for selected loan categories .

                                                                   MARCH 31, 1999
                                         ---------------------------------------------------------------------
                                                          1-5 YEARS               OVER 5 YEARS
                                         ONE YEAR     --------------------     --------------------
                                          OR LESS     FIXED       VARIABLE     FIXED       VARIABLE      TOTAL
                                          -------     -----       --------     -----       --------      -----
                                                                     (IN THOUSANDS)

Commercial............................   $ 5,318     $ 3,471       $  430      $  553       $  209     $ 9,981
Commercial real estate................     4,259       4,559        1,884         552          266      11,520
Consumer real estate..................     1,163       4,709        3,242           0        4,267      13,381
Consumer installment..................     1,881       2,885           34         125            0       4,925
                                         -------     -------       ------      ------       ------     -------
 Total loans, gross...................   $12,621     $15,624       $5,590      $1,230       $4,742     $39,807
                                         =======     =======       ======      ======       ======     =======

                                                                   DECEMBER 31, 1998
                                         ---------------------------------------------------------------------
                                                          1-5 YEARS               OVER 5 YEARS
                                         ONE YEAR     --------------------     --------------------
                                          OR LESS     FIXED       VARIABLE     FIXED       VARIABLE      TOTAL
                                          -------     -----       --------     -----       --------      -----
                                                                     (IN THOUSANDS)

Commercial............................   $ 3,884     $ 3,164       $  738      $  542       $  236     $ 8,564
Commercial real estate................     5,591       4,674          327           0          259      10,851
Consumer real estate..................     1,122       4,539        2,558         619        4,317      13,155
Consumer installment..................     1,092       1,778           38         177            0       3,085
                                         -------     -------       ------      ------       ------     -------
 Total loans, gross...................   $11,689     $14,155       $3,661      $1,338       $4,812     $35,655
                                         =======     =======       ======      ======       ======     =======

Nonperforming Loans

     Village Bancorp discontinues the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. On a case-by-case basis, Village Bancorp discontinues the accrual of interest on a loan once it becomes 90 days past due. All accrued and uncollected interest is charged against income or the allowance for loan losses at the time a loan is placed on nonaccrual status. Nonaccrual loans are returned to an accrual status when, in the opinion of management, the financial position of the borrower indicates that there is no longer any reasonable doubt as to the timely payment of principal and interest. There are no potential problem loans as to which management has serious doubts as to collectibility that are not included in the following table.

     The following table shows information on Village Bancorp's nonperforming loans and other assets as of the indicated dates.

                                                                                              DECEMBER 31,
                                                                          MARCH 31,      ---------------------
                                                                            1999          1998           1997
                                                                          ---------      ------         ------
                                                                                 (DOLLARS IN THOUSANDS)

Nonaccrual and impaired loans not accruing.............................    $ 29            $31           $239
Impaired and other loans 90 days past due and accruing.................     199              1              0
                                                                           ----            ---           ----
 Total nonperforming loans.............................................     228             32            239
Other real estate......................................................       0              0              0
                                                                           ----            ---           ----
 Total nonperforming assets............................................    $228            $32           $239
                                                                           ====            ===           ====

Total nonperforming loans to total loans...............................    0.58%          0.09%          0.87%

Total nonperforming assets to total loans and other real estate........    0.58           0.09           0.87

Total nonperforming assets to total assets.............................    0.28           0.04           0.59

     For 1998, gross interest income that would have been recorded if the nonaccrual loans had been current and outstanding throughout the period was approximately $7,200. During 1998, Village Bancorp recognized interest income on such nonaccrual loans of $3,330. For the three months ended March 31, 1999 the interest income on nonaccrual loans was insignificant.

     Nonperforming assets were 0.04% of total assets as of December 31, 1998 compared to 0.59% of total assets as of December 31, 1997. The decrease in nonaccrual and impaired loans resulted from the liquidation of one large loan. The increase in impaired and other loans 90 days past due and accruing from December 31, 1998 to March 31, 1999 relates to one loan which was brought current during April 1999.

Analysis of Allowance for Loan Losses

     An allowance for loan losses has been established to provide for those loans that may not be repaid in their entirety. The allowance for loan losses is maintained at a level considered by management to be adequate to provide for potential loan losses. The allowance is increased by provisions charged to earnings and is reduced by charge-offs, net of recoveries. The provision for loan losses is based on past loan loss experience and management's evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be uncollectible. The allowance for loan losses is composed of allocations for specific loans and an unallocated portion for all other loans.

     The following table shows loans charged off and recovered by type of loan and an analysis of the allowance for loan losses.

                                                                             FOR THE YEAR ENDED
                                                                            DECEMBER 31, 1998 AND
                                                                          FOR THE PERIOD JUNE, 1997
                                              FOR THE THREE MONTHS           (DATE OF INCEPTION)
                                                 ENDED MARCH 31,          THROUGH DECEMBER 31, 1997
                                            ----------------------        -------------------------    PRO FORMA
                                              1999          1998            1998             1997        1997
                                            -------        -------        --------        ---------    ---------
                                                                       (IN THOUSANDS)

Average total loans.....................    $37,878        $28,619         $30,329        $26,254        $24,354
Total loans at end of period............     39,807         28,876          35,655         27,502         27,502
Total nonperforming and impaired
 loans..................................        228             85              32            239            239
Allowance at beginning of period........    $   459        $   276         $   276        $     0        $    --
Allowance of acquired bank..............         --             --              --            237            196
Charge-offs:
 Commercial loans.......................          0              0              47              5              5
 Consumer real estate loans.............          0              0               0             50             50
 Commercial real estate loans...........          0              0               0              0              0
 Consumer installment loans.............          1              1              12             27             29
                                            -------        -------         -------        -------        -------
    Total charge-offs...................          1              1              59             82             84
Total recoveries........................          0              0               0              0              0
                                            -------        -------         -------        -------        -------
Net charge-offs.........................          1              1              59             82             84
                                            -------        -------         -------        -------        -------
Provision for loan losses...............         87             39             242            121            164
                                            -------        -------         -------        -------        -------
Allowance at end of period..............    $   545        $   314         $   459        $   276        $   276
                                            =======        =======         =======        =======        =======

Net charge-off to average total loans...        --%            --%            0.19%          0.31%          0.34%
Allowance to total loans at end of
 period.................................      1.37           1.09             1.29           1.00           1.00
Allowance to nonperforming loans........      2.39x          3.69x           14.34x          1.15x          1.15x

     The allowance for loan losses was $545,000 at March 31, 1999, $459,000 at December 31, 1998 and $276,000 at December 31, 1997. There were no recoveries recorded in 1999, 1998 or 1997.

     Net charge-offs decreased $23,000 to $59,000 or 0.2% of average loans in 1998 compared to 1997. Net charge-offs were insignificant for the three months ended March 31, 1999 and 1998. We consider the allowance for loan losses to be adequate to meet potential losses in the loan portfolio as of March 31, 1999. See "--Nonperforming Loans."

     The provision for loan losses increased $121,000 or 100.0% to $242,000 for the year ended December 31, 1998. On a comparative basis to the pro forma 1997 results, the provision for loan losses increased 47.6% or $78,000 in 1998. For the three months ended March 31, 1999 the provision for loan losses increased $48,000 over the comparable period in 1998. The increase in the provision for loan losses was due to actual growth in loans and the initial funding of the allowance for loan losses for Village Bank North Barrington.

Allocation of Allowance for Loan Losses

     The following table shows Village Bancorp's allocation of the allowance for loan losses by types of loans as of the indicated dates.

                                                                           DECEMBER 31,
                                            MARCH 31,         ----------------------------------------
                                              1999                   1998                  1997
                                         -----------------    ------------------    ------------------
                                                    LOAN                  LOAN                  LOAN
                                                  CATEGORY              CATEGORY              CATEGORY
                                                  TO GROSS              TO GROSS              TO GROSS
                                         AMOUNT     LOANS     AMOUNT      LOANS     AMOUNT      LOANS
                                         ------   --------    ------    --------    ------    --------
                                                            (DOLLARS IN THOUSANDS)
Allocated:
Commercial loans.......................   $196       25.1%     $181       24.0%      $110       22.0%
Commercial real estate loans...........     80       28.9        67       30.4         36       30.0
Consumer real estate loans.............     70       33.6        71       36.9         39       40.3
Consumer installment loans.............     74       12.4        34        8.7         22        7.7
Unallocated............................    125         --       106         --         69         --
                                          ----      -----      ----      -----       ----      -----
   Total allowance for losses..........   $545      100.0%     $459      100.0%      $276      100.0%
                                          ====      =====      ====      =====       ====      =====

     Village Bancorp has limited historical loan loss experience upon which to base its allocation of the allowance for loan losses.

Securities

     Village Bancorp manages its investment portfolio to provide a source of both liquidity and earnings. The investment policy is reviewed by senior management of Village Bancorp in terms of its objectives, investment guidelines and consistency with overall performance and risk management goals. Each of the banks' investment policy is formally reviewed and approved annually by its board of directors. Each bank is responsible for monthly reporting and monitoring compliance with the investment policy. Monthly reports are provided to each bank's board of directors and the board of directors of Village Bancorp.

     Existing investment policies at each of the banks set limits on amounts, maximum term and average life for each class and grade of investment security. Investment policies do not require ratings for U.S. Treasury bonds or notes, agency issues or agency guaranteed mortgage-backed securities. In addition, ratings are not required for municipal investments of limited maturities within Village Bancorp's existing market areas.

     The investment portfolio increased to 26.1% of Village Bancorp's assets at March 31, 1999. The investment portfolio represented approximately 11.1% of Village Bancorp's assets as of December 31, 1998. During the past two years, the investment portfolio ranged between 14-17% of each of the banks' assets, depending upon liquidity requirements, deposit growth and loan demand in each market.

     The total fair value of the securities portfolio was $21.5 million as of March 31, 1999 or 99.4% of stated book value. The total fair value of the securities portfolio was $8.1 million as of December 31, 1998 or 100.7% of stated book value.

     The following tables show the composition of Village Bancorp's investment portfolio by major category as of the indicated dates. All securities have been categorized as available-for-sale in accordance with SFAS No. 115 as of March 31, 1999 and December 31, 1998.

                                                    MARCH 31, 1999
                                         ------------------------------------
                                         AMORTIZED     ESTIMATED      % OF
                                           COST       FAIR VALUE    PORTFOLIO
                                         ---------    ----------    ---------
                                                (DOLLARS IN THOUSANDS)

 U.S. Treasury........................    $ 4,055      $ 4,055         18.8%
 U.S. government agencies.............     17,577       17,456         81.2
                                          -------      -------        -----
    Total.............................    $21,632      $21,511        100.0%
                                          =======      =======        =====

                                                   DECEMBER 31, 1998
                                         ------------------------------------
                                         AMORTIZED     ESTIMATED      % OF
                                           COST       FAIR VALUE    PORTFOLIO
                                         ---------    ----------    ---------
                                                (DOLLARS IN THOUSANDS)

 U.S. Treasury........................    $3,036        $3,058         37.7%
 U.S. government agencies.............     5,020         5,058         62.3
                                          ------        ------        -----
    Total.............................    $8,056        $8,116        100.0%
                                          ======        ======        =====

     As of March 31, 1999, Village Bancorp did not hold any off-balance sheet derivative financial instruments such as futures, forwards, or swaps.

     As of March 31, 1999, Village Bancorp held no securities with a book value exceeding 10% of stockholders' equity of a single issuer other than the U.S. Treasury or U.S. government agencies.

     Village Bancorp's securities portfolio increased $13.6 million as of March 31, 1999 compared to December 31, 1998. The growth was primarily due to the generation of new deposits at Village Bank North Barrington, in excess of the loan funding.

INVESTMENT MATURITIES AND YIELDS

     At March 31, 1999, all securities mature in one-to-five years. U.S. Treasury and U.S. government agencies' yields were 5.03% and 5.28%, respectively, with an overall yield of 5.23%.

Deposits

     Village Bancorp has experienced significant growth in total deposits. At March 31, 1999, total deposits were $71.1 million which represents a $9.9 million increase compared to December 31, 1998. Total deposits averaged $64.8 million for the three month period. Total deposits were $61.2 million at December 31, 1998 and $35.6 million at December 31, 1997. Average total deposits were $40.5 million for the year ended December 31, 1998 and $31.3 million for the year ended December 31, 1997. The increase in average deposits was the result of increased marketing activity at Northwest Community Bank and the opening of Village Bank North Barrington during October 1998, which ended March 31, 1999 with $33.2 million in deposits.

     The following table shows the average amount of and the average rate paid on deposits by category.

                                                                        FOR THE YEAR ENDED DECEMBER 31, 1998 AND
                                                                     FOR THE PERIOD JUNE 1, 1997 (DATE OF INCEPTION)
                                                                              THROUGH DECEMBER 31, 1997
                                  FOR THE THREE MONTHS ENDED    ---------------------------------------------------------
                                        MARCH 31, 1999                    1998                          1997
                                  --------------------------    ----------------------------   --------------------------
                                            PERCENT                       PERCENT                       PERCENT
                                  AVERAGE      OF               AVERAGE      OF                AVERAGE     OF
                                  BALANCE   DEPOSITS   RATE     BALANCE   DEPOSITS    RATE     BALANCE  DEPOSITS   RATE
                                  -------   --------  ------    -------   --------   -------   -------  --------  -------
                                                                   (DOLLARS IN THOUSANDS)

Noninterest-bearin
   demand deposits............    $ 9,917     15.3%      --     $ 7,664     18.9%       --     $ 5,512    17.6%      --
Interest-bearing demand
   deposits...................      2,758      4.3     1.76%      1,821      4.5      1.92%      1,275     4.1     2.02%
Savings and money market
   accounts...................     10,629     16.4     3.66       7,664     18.9      4.20       4,438    14.2     4.64
Time Deposits:
   Certificates of deposit,
      under $100,000(1).......     29,991     46.3     5.31      17,027     42.1      5.68      14,933    47.6     5.91
   Certificates of deposit,
      over $100,000(1)........     10,069     15.5     5.60       5,250     13.0      5.70       4,677    14.9     5.83
   Public funds...............      1,419      2.2     5.14       1,064      2.6      5.26         500     1.6     5.83
                                  -------    -----              -------    -----               -------   -----
      Total time deposits.....     41,479     64.0     5.37      23,341     57.7      5.66      20,110    64.1     5.89
                                  -------    -----              -------    -----               -------   -----
        Total.................    $64,783    100.0%    4.86     $40,490    100.0%     5.11     $31,335   100.0%    5.48
                                  =======    =====              =======    =====               =======   =====

----------
(1)  Certificates of deposit exclusive of public funds.

     The following table summarizes the maturity distribution of certificates of deposit in amounts of $100,000 or more. These deposits have been made by individuals, businesses and public and other not-for-profit entities, most of which are located within Village Bancorp's market area.

                                             MARCH 31, 1999   DECEMBER 31, 1998
                                             --------------   -----------------
                                                       (IN THOUSANDS)

Three months or less..........................   $ 6,715           $2,910
Over three months through twelve months.......     6,718            4,711
Over one year through three years.............       722            1,272
Over three years..............................        --              300
                                                 -------           ------
   Total......................................   $14,155           $9,193
                                                 =======           ======

Borrowings

     Village Bancorp has available overnight federal funds lines of credit with correspondent banks. There were no outstanding borrowings at March 31, 1999 and December 31, 1998.

CAPITAL RESOURCES

     Village Bancorp monitors compliance with bank and bank holding company regulatory capital requirements, focusing primarily on risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet, and the amount and composition of off-balance sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy,

Tier 1, or core, capital, and total capital, which consists of Tier 1 plus Tier 2 capital. See "Supervision and Regulation--Bank Holding Company Regulation" for definitions of Tier 1 and Tier 2 capital.

     The following table shows the capital amounts and ratios for Village Bancorp and Northwest Community Bank.

                                             RISK-BASED CAPITAL RATIOS

                                                                                    DECEMBER 31,
                                                                   ---------------------------------------------
                                              MARCH 31, 1999               1998                     1997
                                            -------------------    --------------------     --------------------
                                             AMOUNT      RATIO      AMOUNT       RATIO       AMOUNT       RATIO
                                            --------    -------    --------     -------     --------     -------
                                                                  (DOLLARS IN THOUSANDS)
VILLAGE BANCORP
Tier 1 capital to risk-weighted assets....  $ 8,379      17.40%    $ 8,727       20.40%     $ 3,491       12.35%
Tier 1 capital minimum requirement........    1,926       4.00       1,711        4.00        1,130        4.00

Total capital to risk-weighted assets.....    8,862      18.40      10,969       25.65        4,537       16.05
Total capital minimum requirement.........    3,853       8.00       3,422        8.00        2,261        8.00

Total risk-weighted assets................  $48,083                $42,775                  $28,260

NORTHWEST COMMUNITY BANK
Tier 1 capital to risk-weighted assets....  $ 3,707      11.60     $ 3,646       10.78      $ 3,593       12.83
Tier 1 capital minimum requirement........    1,278       4.00       1,352        4.00        1,120        4.00

Total capital to risk-weighted assets.....    4,108      12.80       4,055       11.99        3,868       13.81
Total capital minimum requirement.........    2,567       8.00       2,705        8.00        2,239        8.00

Total risk-weighted assets................  $31,978                $33,810                  $28,000

LIQUIDITY

     Village Bancorp manages its liquidity position with the objective of maintaining sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. In addition to the normal inflow of funds from core deposit growth, together with repayments and maturities of loans and investments, the banks have various funding arrangements with correspondent banks providing up to $3.0 million of available funding sources in the form of federal funds lines. The banks maintain these funding arrangements to achieve favorable costs of funds and to enhance liquidity in the event of deposit withdrawals.

     Village Bancorp monitors and manages its liquidity position depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, investment portfolio maturities or calls, and anticipated deposit buildups or runoffs.

     Village Bancorp classifies all of its investment securities as available-for-sale, thereby maintaining significant liquidity. Village Bancorp's liquidity position is further enhanced by structuring the majority of its loan portfolio interest payments as monthly.

     Village Bancorp's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by or used in operating activities, consisting primarily of earnings or losses, was $(203,000) and

$(429,000) for the three months ended March 31, 1999 and 1998, respectively, and $(608,000) and $413,000 for the periods ended December 31, 1998 and 1997, respectively. Net cash used in investing activities, consisting primarily of federal funds sold, securities purchased, loan funding, and premises and equipment expenditures was $9.7 million for the three months ended March 31, 1999 and $634,000 for the three months ended March 31, 1998 and $30.0 million and $8.9 million for the periods ended December 31, 1998 and 1997, respectively. Net cash provided by financing activities, consisting principally of deposit growth and common stock issuance, was $9.9 million and $1.8 million for the three month periods ended March 31, 1999 and March 31, 1998, respectively, and $32.7 million and $9.5 million for the periods ended December 31, 1998 and 1997, respectively. The increase in deposit growth in 1999 and 1998 was principally due to the initial market penetration of Village Bank North Barrington.

ASSET/LIABILITY MANAGEMENT

     The business of Village Bancorp and the composition of its balance sheet consist of investment in interest-earning assets (primarily loans and U.S. Treasury and U.S. government securities) which are primarily funded by interest-bearing liabilities (deposits and borrowings). Village Bancorp's net interest income is dependent on the amounts of and yields on its interest-earning assets as compared to the amounts of and rates on its interest-bearing liabilities. Net interest income is therefore sensitive to changes in market rates of interest.

     Village Bancorp's asset/liability management strategy is to maximize net interest income while limiting exposure to risks associated with a volatile interest rate environment. This strategy is implemented by Village Bancorp's ongoing analysis and management of its interest rate risk. A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to minimize net interest income fluctuations in times of fluctuating market interest rates.

     Interest rate risk results when the maturity or repricing intervals and interest rate indices of the interest-earning assets, interest-bearing liabilities and off-balance sheet financial instruments are different, creating a risk that changes in the level of market interest rates will result in disproportionate changes in the value of, and the net earnings generated from, Village Bancorp's interest-earning assets, interest-bearing liabilities and off-balance sheet financial instruments. Village Bancorp's exposure to interest rate risk is managed primarily through Village Bancorp's strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities which generate favorable earnings, while limiting the potential negative effects of changes in market interest rates. Since Village Bancorp's primary source of interest-bearing liabilities is customer deposits, Village Bancorp's ability to manage the types and terms of such deposits may be somewhat limited by customer maturity preferences in the market areas in which Village Bancorp operates. The rates, terms and interest rate indices of Village Bancorp's interest-earning assets result primarily from Village Bancorp's strategy of investing in loans (a substantial portion of which have adjustable rate terms) and securities which permit Village Bancorp to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities.

     Management uses a duration model for each bank's internal asset/liability management. The model uses cash flows and repricing information from each individual loan and certificate of deposit, plus repricing assumptions on products without specific repricing dates (e.g., savings and interest-bearing demand deposits) to calculate the durations of each bank's assets and liabilities. Investment securities are stress tested and the theoretical changes in cash flow are key elements of Village Bancorp's model. The model also projects the effect on Village Bancorp's earnings and theoretical value for a change in interest rates. The model computes the duration of each bank's rate sensitive assets and liabilities, a theoretical market value of each bank and the effects of rate changes on each bank's earnings and market value. The banks' exposure to interest rates is reviewed on a quarterly basis by senior management and the board of directors.

     Each bank also maintains specific interest rate risk management policy limits. Based upon simulation modeling, these guidelines include: (i) a +/- 20% change in net income upon an immediate 200 basis point change in interest rates; and (ii) a +/- 10% change in net income upon a gradual 200 basis point change in interest rates during a twelve-month period.

INTEREST RATE SENSITIVITY ANALYSIS

     Village Bancorp's overall interest rate sensitivity is demonstrated by net interest income analysis and "gap" analysis. Net interest income analysis measures the change in net interest income in the event of hypothetical changes in interest rates. This analysis assesses the risk of change in net interest income in the event of sudden and sustained 1.0% to 2.0% increases and decreases in market interest rates. The table below presents Village Bancorp's projected changes in net interest income for the various rate shock levels at March 31, 1999.

                                        NET INTEREST INCOME
                                  --------------------------------
                                  AMOUNT       CHANGE       CHANGE
                                  ------       ------       ------
                                        (DOLLARS IN THOUSANDS)

     +200 bp...............        $456         $(97)      (17.54)%
     +100 bp...............         504          (49)       (8.86)
     Base .................         553           --           --
     -100 bp...............         603           50         9.04
     -200 bp...............         630           77        13.92

As shown above, at March 31, 1999, the effect of an immediate 200 basis point increase in interest rates would decrease Village Bancorp's net interest income by 17.54% or approximately $97,000. The effect of an immediate 200 basis point decrease in rates would increase Village Bancorp's net interest income by 13.92% or approximately $77,000. The volume of federal funds sold at Village Bank North Barrington at March 31, 1999, directly impacts the results of this rate shock analysis.

     "Gap" analysis is used to determine the repricing characteristics of Village Bancorp's assets and liabilities. The following table sets forth the interest rate sensitivity of Village Bancorp's assets and liabilities as of March 31, 1999, and sets forth the repricing dates of Village Bancorp's interest-earning assets and interest-bearing liabilities as of that date, as well as Village Bancorp's interest rate sensitivity gap percentages for the periods presented.

                                                     0-3          4-12         1-5       OVER 5
MARCH 31, 1999                                     MONTHS        MONTHS       YEARS      YEARS        TOTAL
                                                  --------      --------     --------   --------     --------
                                                                      (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Funds sold....................................   $15,587       $    --      $    --    $    --      $15,587
 Securities....................................        --            --       21,511         --       21,511
 Loans.........................................    19,820         2,929       15,828      1,230       39,807
                                                  -------       -------      -------    -------      -------
       Total interest-earning assets...........    35,407         2,929       37,339      1,230       76,905
                                                                -------      -------    -------      -------

INTEREST-BEARING LIABILITIES:
 Interest-bearing demand deposits..............     3,157            --           --         --        3,157
 Money markets deposits........................     4,929            --           --         --        4,929
 Savings deposits..............................     6,327            --           --         --        6,327
 Time deposits.................................    13,074        29,714        4,247         --       47,035
                                                  -------       -------      -------    -------      -------
       Total interest-bearing deposits.........    27,487        29,714        4,247         --       61,448
 Mandatorily convertible subordinated
    debentures.................................        --            --        1,800         --        1,800
                                                  -------       -------      -------    -------      -------

       Total interest-bearing liabilities......    27,487        29,714        6,047         --       63,248
                                                  -------      --------      -------    -------      -------

 Interest sensitivity gap......................   $ 7,920      $(26,785)     $31,292    $ 1,230      $13,657
                                                  =======      ========      =======    =======      =======
 Cumulative gap................................   $ 7,920      $(18,865)     $12,427    $13,657      $13,657
                                                  =======      ========      =======    =======      =======

 Interest sensitivity gap to total assets......      9.61%       (32.49)%      37.95%      1.49%       16.56%
 Cumulative sensitivity gap to total assets....      9.61        (22.88)       15.07      16.56        16.56

     The asset mix of Village Bank North Barrington at March 31, 1999 directly impacts the repricing characteristics and interest rate sensitivity of Village Bancorp. The volatility of the "gap" analysis shown above will change as funds sold are reinvested into higher yielding loans and securities.

     Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Actual values may differ from those projections set forth above, should market conditions vary from assumptions used in preparing the analysis. Further, the computations do not contemplate any actions Village Bancorp may undertake in response to changes in interest rates. The "gap" analysis is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment. Since such assumptions can be no more than estimates, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the gap table included above does not and cannot necessarily indicate the actual future impact of general interest rate movements on Village Bancorp's net interest income.

EFFECTS OF INFLATION

     Inflation can have a significant effect on the operating results of all industries. However, management believes that inflationary factors are not as critical to the banking industry as they are to other industries, due to the high concentration of relatively short-duration monetary assets in the banking industry. Inflation does, however, have some impact on Village Bancorp's growth, earnings and total assets and on its need to closely monitor its equity capital levels.

     Interest rates are significantly affected by inflation, but it is difficult to assess the impact, since neither the timing nor the magnitude of the changes in the various inflation indices coincides with changes in interest rates. Inflation does impact the economic value of longer term interest-bearing assets and liabilities, but Village Bancorp attempts to limit its long-term assets and liabilities, as indicated in the tables presented under "--Financial Condition" and "--Asset/Liability Management."

INFORMATION SYSTEMS AND THE YEAR 2000

     The Year 2000 Problem. The year 2000 issue confronting Village Bancorp, each of our banks and our suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000 and other year 2000 sensitive dates such as September 9, 1999, December 3, 1999 and February 29, 2000. Many existing computer programs and systems originally were programmed with six-digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, Village Bancorp and its operations may be affected significantly by the year 2000 issue because it depends on computer-generated financial information. Software, hardware and equipment, both within and outside our direct control, and third parties with whom we electronically or operationally interface are likely to be affected. These third parties include customers and third-party vendors providing data processing, information systems management, computer systems maintenance and credit bureau information. If computer systems are not able to identify the year 2000, many computer applications could fail or create incorrect results. Consequently, many calculations that rely on date-related functions, could generate significantly misstated results, and we could lose our ability to process transactions, prepare statements or engage in similar normal business activities. In addition, under certain circumstances, the failure to address adequately the year 2000 issue could adversely affect the viability of our suppliers and creditors and the creditworthiness of our borrowers. If not adequately addressed, the year 2000 issue could ultimately have a significant adverse impact on our products, services, and competitive condition and, in turn, our financial condition and results of operations.

     Regulatory Oversight. Financial institution regulators recently have increased their focus on year 2000 compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council has issued several interagency statements on the year 2000. These statements require, among other things, that financial institutions examine the year 2000 implications of relying on vendors and the potential impact of the year 2000 issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk, and prepare a plan to address the year 2000 issue. In addition, the federal and state bank regulators have guidelines to be followed to ensure resolution of any year 2000 problems. The federal and state banking agencies have asserted that year 2000 testing and certification is a key safety and soundness issue in regulatory examinations. Consequently, an institution's failure to address appropriately the year 2000 issue could result in supervisory action, including the reduction of the institution's supervisory ratings, disapproval of mergers or acquisitions, and the imposition of civil money penalties.

     State of Readiness. Village Bancorp has formally established a year 2000 plan for Northwest Community Bank and Village Bank North Barrington and has created a project team for management of the year 2000 project. The project team has created a plan of action for each bank that includes milestones, budget estimates, strategies, and methodologies to track and report the status of the project. Members of the project team also attend conferences and information sharing sessions to gain more insight into the year 2000 issue and potential strategies for addressing it. This phase is substantially complete.

     Because Northwest Community Bank and Village Bank North Barrington were organized relatively recently, all vendor-supplied mission critical systems are certified as year 2000 compliant. As a result, we do not have renovation or upgrade issues as other institutions with longer operating histories might have. Nonetheless, we have undertaken measures to validate and test the ability of our hardware and software to accurately process date-sensitive data. We have substantially completed the validation testing of our mission-critical systems. During the validation testing process, no significant year 2000 problems have been identified relating to any mission-critical systems.

     As a start-up entity, Village Bank Munster does not have existing systems or equipment requiring year 2000 testing and remediation. We will purchase all of our office equipment, hardware and software and obtain service commitments only from vendors and service providers that can certify that their products and services are year 2000 compliant. For example, we will purchase applications software, microcomputers, teller equipment, and network file servers only from vendors that can provide year 2000 compliance certificates relating to those products. We plan to obtain data processing services, automatic teller machine applications, a voice response system, document imaging solutions and bond accounting systems from third party service providers that can certify that the products and services they provide will be year 2000 compliant. We believe that we will be able to obtain these products and services from vendors and service providers that can supply the necessary certification. If we are unable to do so, however, we will either forego acquiring the product or service until we receive the required certification or, if the product or service is essential to our operations, arrange for independent testing and verification of year 2000 compliance.

     Although our internal systems, equipment and operations require significant oversight relating to year 2000 issues, we believe that our customers' year 2000 readiness could also have a significant effect on our operations. For example, if a customer with an outstanding loan from one of our banks is unable to maintain its cash flow as a result of disruption caused by its own or its customers' year 2000 problems, the customer could default in the repayment of the loan, which would lead to increased loan losses. Any such losses could exceed our allowance for loan losses. To address this concern, we have communicated with customers on an ongoing basis regarding their year 2000 readiness and have attempted to identify at the earliest opportunity those customers that are likely to encounter year 2000 problems. We plan to work with these customers to ensure, to the greatest extent possible, that their year 2000 compliance issues do not disrupt our operations. We do not anticipate any significant problems will result from customers' year 2000 readiness.


     We believe that any year 2000 problems we might encounter would be concentrated within our commercial loan portfolio. We feel that real estate loan and consumer loan customers are generally not as sensitive to year 2000 problems as commercial borrowers. Our commercial loan customers are primarily small- to medium-sized businesses which are not reliant on high technology or capital intensive manufacturing systems that pose year 2000 risks. As of March 31, 1999, our commercial loan portfolio represented 25.1% of our total loan portfolio. Our contact with the commercial loan customers included a year 2000 risk self-assessment as to their dependence on computer systems and their level of year 2000 awareness and readiness. From the responses of our commercial loan customers, we ranked our customers potential exposure to year 2000 issues. Based on the results of our customer responses and our internal review of those responses, we have not identified any major exposure or problems from year 2000 issues that might result in material losses in our loan portfolio.


     Resources Invested. Our year 2000 project team has been assigned the task of ensuring that all systems are identified, tested, and have any changes into service by June 30, 1999. The year 2000 project team members represent all functional areas of Village Bancorp, including data processing, loan administration, accounting, item processing and operations, compliance, human resources, and marketing. The board of directors of each bank oversees the year 2000 plan and provides guidance and resources to, and receives monthly updates from, the banks' year 2000 team.

     Village Bancorp is expensing all year 2000 costs as those costs are incurred, and such costs are being funded through operating cash flows. The total cost of the year 2000 project since commencement has been less than $10,000. We do not expect to expend more than minimal amounts for future data processing and other costs related to year 2000 compliance.

     Contingency Plans. We have developed back-up or contingency plans for each of our mission-critical systems. Virtually all of Village Bancorp's mission-critical systems are dependent upon third party vendors or service providers. Therefore, contingency plans include selecting a new vendor or service provider and converting to their system. In the event a current vendor's system fails during the validation phase and it is determined that the vendor is unable or unwilling to correct the failure, we will convert to a new system from a pre-selected list of prospective vendors. In each case, realistic trigger dates have been established in compliance with regulatory guidelines to allow for orderly and successful conversions. For some systems, contingency plans consist of using spreadsheet software or reverting to manual systems until computer system problems can be corrected. Unlike larger financial institutions, because Northwest Community Bank and Village Bank North Barrington were organized relatively recently, the volume of transactions does not prohibit utilizing a temporary manual operation for most systems.

IMPACT OF NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 133 on derivatives will, in 2000, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value charged or credited to income. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item. Under the new standard, securities held-to-maturity can no longer be hedged, except for changes in the issuer's creditworthiness. Therefore, upon adoption of Statement No. 133, companies will have another one-time window of opportunity to reclassify held-to-maturity securities to either trading or available-for-sale, provided certain criteria are met. This Statement may be adopted early at the start of a calendar quarter. Since Village Bancorp has no significant derivative instruments or hedging activities, nor any securities held-to-maturity, adoption of Statement No. 133 is not expected to have a material impact on the Village Bancorp's financial statements. Management has not decided whether to adopt Statement No. 133 early.

     Statement No. 134 on mortgage banking will, in 1999, allow mortgage loans that are securitized to be classified as trading, available-for-sale, or, in certain circumstances, held-to-maturity. Currently, these must be classified as trading. Since Village Bancorp has not securitized mortgage loans, Statement No. 134 is not expected to affect Village Bancorp.

     American Institute of Certified Public Accountants Statement of Position 98-1, effective in 1999, sets the accounting requirement to capitalize costs incurred to develop or obtain software that is to be used solely to meet internal needs. Costs to capitalize are those direct costs incurred after the preliminary project stage, up to the date when all testing has been completed and the software is substantially ready for use. All training costs, research and development costs, costs incurred to convert data, and all other general and administrative costs are to be expensed as incurred. The capitalized cost of internal-use software is amortized over its useful life and reviewed for impairment using the criteria in Statement No. 121. Statement of Position 98-1 is not expected to have a material impact on Village Bancorp.

     American Institute of Certified Public Accountants Statement of Position 98-5, also effective in 1999, requires all start-up, pre-opening, and organization costs to be expensed as incurred. Any such costs previously capitalized for financial reporting purposes must be written off to income at the start of the year. Statement of Position 98-5 is not expected to have a material impact on Village Bancorp.

                                    BUSINESS

VILLAGE BANCORP


     Village Bancorp, a Delaware corporation, is a multi-bank holding company registered under the Bank Holding Company Act (the Bank Holding Company Act and the regulations thereunder are collectively referred to herein as the "BHC Act"). We maintain our principal offices in Prospect Heights, Illinois. Village Bancorp was organized as a holding company for Northwest Community Bank effective June 1, 1997. In October 1998, we opened our second bank, Village Bank and Trust, in North Barrington, Illinois. Our third bank will be located in Munster, Indiana and also operate under the name Village Bank and Trust.

     The banks operate on an autonomous basis with centralized planning and staff support functions performed at the holding company level. Each bank faces different levels and varied types of competition, which are addressed by the local, decentralized nature of each bank. The banks maintain full responsibility for day-to-day operations, including lending practices and decision-making, pricing, sales and customer service. The banks are supported by centralized staff services provided by Village Bancorp for accounting, auditing, financial and strategic planning, marketing, human resources, loan review and regulatory compliance.

THE BANKS

     Northwest Community Bank, an Illinois state bank, was organized as a de novo bank in May 1995. The bank was acquired from National Bancorp, Inc. in 1997 by Mr. Robert W. Svendsen, Sr. as part of the split-up of National Bancorp, Inc. On June 1, 1997, Northwest Community Bank was purchased from Svendsen by Mr. Roth, members of Northwest Community Bank's board of directors and other individual purchasers. Northwest Community Bank maintains its banking facility in Prospect Heights, Illinois.

     Village Bank North Barrington is an Illinois state bank organized as a de novo bank on October 9, 1998. It operates its primary banking facility in North Barrington, Illinois. Village Bank North Barrington also maintains a branch office in Lake Zurich, Illinois, which it opened in March 1999.

     Village Bank Munster will be organized under Indiana law as a de novo bank upon completion of the offering. It will maintain its banking facility in Munster, Indiana.

     Shown below is selected financial and other information for Northwest Community Bank and Village Bank North Barrington.

                                                             FOR THE YEAR ENDED
                                                            DECEMBER 31, 1998 AND
                                                           THE PERIOD JUNE 1, 1997
                                                             (DATE OF INCEPTION)
                                       FOR THE THREE      THROUGH DECEMBER 31, 1997
                                        MONTHS ENDED      -------------------------      FOR THE YEAR ENDED
                                       MARCH 31, 1999       1998              1997       DECEMBER 31, 1997
                                       --------------     --------          -------      ------------------
                                                             (DOLLARS IN THOUSANDS)

NORTHWEST COMMUNITY BANK
Net income.........................         $  64          $ 201             $  27             $  55
Return on average assets(1)........          0.58%          0.46%             0.08%             0.16%
Return on average equity(1)........          6.59           5.41              0.44              1.54

                                                                 DECEMBER 31,
                                                          -------------------------
                                       MARCH 31, 1999       1998              1997
                                       --------------     --------          -------
                                                      (IN THOUSANDS)

Total assets.......................        $42,979        $47,419           $40,221
Total loans........................         31,476         32,363            27,502
Total deposits.....................         38,690         43,177            36,390

                                       FOR THE THREE        FOR THE PERIOD OCTOBER 13, 1998
                                        MONTHS ENDED            (DATE OF INCEPTION),
                                       MARCH 31, 1999         THROUGH DECEMBER 31, 1998
                                       --------------         -------------------------
                                                     (DOLLARS IN THOUSANDS)
VILLAGE BANK NORTH BARRINGTON

Net loss...........................       $ (249)                     $  (581)
Return on average assets(1)........        (3.12)%                     (17.56)%
Return on average equity(1)........       (18.08)                      (43.46)

                                       MARCH 31, 1999       DECEMBER 31, 1998
                                       --------------       -----------------
                                                  (IN THOUSANDS)

Total assets.......................        $38,722               $24,754
Total loans........................          8,331                 3,293
Total deposits.....................         33,166                19,116

----------
(1)  Information for 1999 is annualized.

MARKETS

     Our banks operate in broadly diverse markets, with varying levels of growth rates of economic development and activity. Population trends, geographic density and the demographic mix vary by market. The largest segments of Village Bancorp's customer base live and work in relatively mature markets in Lake County, Illinois and the northwest suburban areas of Cook County, Illinois. Village Bank Munster will serve the markets in Lake County, Indiana and southern Cook County, Illinois.

     Village Bancorp considers its primary market areas to be those areas immediately surrounding its offices for retail customers and, generally, within a 5-7 mile radius of each bank for commercial relationships. Village Bancorp's business is highly concentrated in the areas in which our banks are located. The communities in which our banks are located have a broad spectrum of demographic characteristics. These communities include a number of densely populated areas as well as rural areas, and some extremely high-income areas as well as many middle-income and some low- to moderate-income areas.

     The following table shows certain information with respect to each of the banks' primary markets:

                                                                                  MEDIAN
                                                                                 HOUSEHOLD     POPULATION
                 BANK                           MARKET AREAS                     INCOME(1)     OF AREA(1)
-------------------------------------- --------------------------------------    ---------     ----------

Northwest Community Bank.............. Prospect Heights, Arlington Heights        $46,572       312,944
                                       and surrounding metropolitan
                                       Chicago suburbs

Village Bank North Barrington......... North Barrington, Lake Zurich,              62,990        62,770
                                       Wauconda and Hawthorn Woods

Village Bank Munster.................. Munster, Dyer, Schererville and             36,098       198,428
                                       Highland, Indiana and Lansing,
                                       Illinois

----------
(1) Information from 1990 U.S. Census data within a 5 mile radius of bank location. NDS/UDS Data Service

     We view our potential market area as encompassing the metropolitan Chicago area, primarily the suburban communities extending from Northwest Illinois to Northwest Indiana. According to the 1990 census, the metropolitan Chicago area is the third largest metropolitan area in the United States with a population of approximately 7.1 million. With approximately 550,000 manufacturing jobs, 1.1 million service jobs, 1.1 million jobs in retail/wholesale trade, transportation and public utilities, and 300,000 jobs in finance, insurance and real estate, the Chicago metropolitan area followed only the New York and Los Angeles metropolitan areas in total nonagricultural wage and salary employment.

GROWTH OPPORTUNITY

     The expansion of interstate banking has contributed to substantial consolidation of the banking industry in Illinois and Indiana, including our existing and potential market areas. Many locally owned or managed banks either have been acquired by large regional bank holding companies or have been consolidated into branches of other banks. We believe that, after consolidation, these banks no longer offer the same level of personalized customer service.

     Although the banking industry remains competitive, we believe that this consolidation has created a favorable opportunity for community-oriented, locally managed commercial banks in our existing and potential market areas. We want to take advantage of this opportunity. We emphasize local ownership and management and strong ties and active commitment to the community. We believe that community banks can improve the economic development and overall economy of their communities. We believe that community residents recognize these benefits and that we will be successful in attracting individuals and small- to medium-sized businesses as customers by taking an active interest in their business and personal finances.

BUSINESS STRATEGY

     We believe that our business strategy will support the growth of Village Bancorp and allow us to maintain positive expansion in our markets. Key aspects of our business strategy include the following:

     o Emphasize Community Banking. We strive to maintain a strong commitment to community banking. Our goal is to attract as customers individuals and small- to medium-sized, owner-operated businesses who wish to conduct business with a local commercial bank that demonstrates an active interest in their business and personal financial affairs. We believe that our banks are able to deliver timely responses to customer requests, provide customized financial products and services and offer customers the personal attention of senior banking officers. We believe that our commitment to service gives us a competitive advantage in the marketplace.

     o Increase Deposits. We have been able to attract a strong base of core deposits from our local markets. Management of our banks has a long history of involvement in the communities where the banks are located. Competitive rate and fee structures and a high level of service have also been important in increasing deposits for us.

     o Expansion Through the Creation of New Banks or Branches. A key component of our growth strategy is expansion through the creation of new banks and branches in our target markets. The formation of Village Bank North Barrington and Village Bank Munster are examples of this strategy. We actively analyze those communities we believe will be supportive of a local community bank. We consider it critically important for any new bank that we attract local management with strong ties to the community and promote local ownership in Village Bancorp.

     o Expand Lending. Our lending philosophy is to provide a full-service lending and deposit relationship to all customers. Part of our lending focus is on the small- to medium-sized, owner-operated businesses. Upon obtaining the lending relationship of the businesses, we try to expand the relationship through extensive cross-selling efforts to the business owners, their families, associates and employees. The cross-selling includes special loan programs, direct payroll deposits, special deposit packages and customized service programs. We also offer residential mortgage loans, automobile financing, credit card loans, home equity loans, and personal loans. We intend to maintain our emphasis on these lending services.

     o Maintain Competitive Technology. As a relatively new company, we are able to invest in the latest technology at a much lower initial cost than some competing institutions, which must update their systems to be competitive. We have selected computer vendors with a history of maintaining technological superiority which is expected to allow us to remain at the forefront of technology at a lower long-term cost. We have, as a result, a multitude of delivery methods, including telephone banking, wire transfer, automatic clearing house, electronic bill payment and ATMs.

     o Emphasize Superior Customer Service. We strive to maintain an environment where the customer is the most important element of the business. From loan officers highly visible in the community to accessible executive management, the customer is always viewed as the most important person in our banks.

PRODUCTS AND SERVICES

Deposit Products

     We believe our banks offer deposit products and programs which address the needs of customers in each of our local markets. These products include:

     Checking Accounts. The banks offer a range of different checking account products designed and priced to meet specific target segments (e.g., age and industry groups) of the local markets served by each bank.

     NOW/Money Market Accounts. The banks offer several types of premium rate NOW (negotiable order of withdrawal) accounts and money market accounts with interest rates indexed to the prime rate or the 180-day U.S. Treasury bill rate.

     Time Deposits. Village Bancorp offers a wide range of innovative time deposits and IRA accounts tailored to the banks' market areas at competitive rates.

Lending Services

     We aggressively seek quality loan relationships. Village Bancorp's loan portfolio consists of commercial loans, commercial real estate loans, consumer real estate loans (including home equity loans and home equity lines of credit) and consumer loans. We emphasize sound credit analysis and loan documentation. We also seek to avoid undue concentrations of loans to a single industry or based on a single class of collateral.

     Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Loan approval is also subject to Village Bancorp's formal loan policy, as established by each bank's board of directors, and to the concurrence of an officers' credit committee (or the banks' boards of directors or a committee of the boards) in addition to the recommendation of the lending officer. This system is intended to assure that commercial credit requests are subjected to independent objective review on at least two different levels.

     We have concentrated our efforts on building Village Bancorp's lending business in the following areas:

     Commercial Loans. Commercial and individual loans are made to small- to medium-sized businesses that are sole proprietorships, partnerships, and corporations. Generally, these loans are secured with collateral, including accounts receivable, inventory and equipment, and require personal guarantees of the principals. Frequently, these loans are further secured with real estate equities.

     Commercial Real Estate Loans. Commercial real estate loans include loans for acquisition, development, and construction of real estate which are secured by the real estate involved, and other loans secured by commercial real estate, multifamily residential properties, and other nonresidential properties. Loans retained by Village Bancorp for its portfolio are generally short-term balloon loans and adjustable rate mortgages with initial fixed terms of one to five years.

     Consumer Real Estate Loans. Consumer real estate loans are made to finance residential units that will house from one to four families. Village Bancorp originates both fixed and adjustable rate consumer real estate loans. In addition, Village Bancorp originates loans as an agent for others on a fee basis.

     Home equity lines of credit, included within Village Bancorp's consumer real estate loan portfolio, are secured by the borrower's home and can be drawn on at the discretion of the borrower. These lines of credit are generally at variable interest rates. When made, home equity lines, combined with the outstanding loan balance of prior mortgage loans, generally do not exceed 80% of the appraised value of the underlying real estate collateral.

     Consumer Loans. Consumer loans are collateralized loans to individuals for various personal reasons such as automobile financing and home improvements.


     Although the risk of nonpayment for any reason exists with respect to all loans, certain other more specific risks are associated with each type of loan. The primary risks associated with commercial loans are quality of the borrower's management and the impact of local economic factors. Commercial loans are of higher risk than all of our other types of loans because loan balances are greater and repayment is dependent upon the borrower's business. Risks associated with real estate loans include concentrations of loans in a type such as commercial or residential and fluctuating loan values. Residential real estate loans are of lesser risk than commercial, commercial real estate and consumer loans given the loan-to-value ratios for these loans and based upon the historical performance of mortgage loans generally. Consumer loans have risks associated with concentrations of loans in a single type of loan and the risk of a borrower's unemployment as a result of deteriorating economic conditions. Consumers loans are of higher risk than real estate loans, because of the type and nature of the collateral securing these loans. Consumer loans have, however, better overall credit risk than commercial loans.


ATMs

     Each of Village Bancorp's banks maintain an ATM onsite and participate in the Cash Station Network. The ATM equipment is owned by the banks.

COMPETITION

     Village Bancorp competes in the financial services industry through the banks. The financial services business is highly competitive. Village Bancorp encounters strong direct competition for deposits, loans and other financial services. Village Bancorp's principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms.

     In addition, in recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than Village Bancorp and have access to greater capital and other resources. In addition, many of Village Bancorp's nonbank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national, Illinois or Indiana chartered banks. As a result, such nonbank competitors have advantages over Village Bancorp in providing certain services.

     Village Bancorp addresses these competitive challenges by creating market differentiation and by maintaining an independent community bank presence with local decision-making within its markets. The banks compete for deposits principally by offering depositors a variety of deposit programs, convenient office locations, hours and other services. The banks compete for loan originations primarily through the interest rates and loan fees they charge, the efficiency and quality of services they provide to borrowers, the variety of their loan products and their trained staff of professional bankers.

     Village Bancorp competes for qualified personnel by offering competitive levels of compensation and by augmenting compensation with stock options pursuant to its stock option plan. Attracting and retaining high quality employees is important in enabling Village Bancorp to compete effectively for market share with both our large and small competitors.

     In connection with the split-up of National Bancorp, Inc., the former owner of Northwest Community Bank, each of Mr. Roth and Northwest Community Bank entered into a three-year noncompete agreement with Popular, Inc., formerly BanPonce Corporation. These agreements generally provide that for the three-year period beginning on May 31, 1997, neither Mr. Roth, or banks in which he has more than a 5% ownership, nor Northwest Community Bank can solicit or cause to be solicited retail or commercial banking business from customers of the former American Midwest Bank and Trust, Melrose Park, Illinois (now known as "Banco Popular") as of that date or hire or offer employment to any employees of American Midwest Bank and Trust. See "--The Banks." We do not believe that those agreements have had or will have any significant impact on our business.

PROPERTIES

     The principal offices of Village Bancorp and Northwest Community Bank are located in an approximately 5,000 square foot leased facility at 1845 East Rand Road, Prospect Heights, Illinois. This two-story location also houses a number of nonaffiliated professional offices.

     Village Bank North Barrington is located at 444 N. Rand Road in North Barrington, Illinois. Village Bank North Barrington is currently operating out of a modular facility adjacent to the site on which the new bank is being built. Village Bank North Barrington intends to build a 10,000 square foot permanent two-story facility on this site. Village Bank North Barrington also operates a branch in Lake Zurich, Illinois in a 2,200 square foot leased facility.

     Village Bancorp has entered into a real estate contract to purchase a 2.5 acre bank site in Munster, Indiana for Village Bank Munster. We intend to build a 5,000 square foot permanent one-story facility on this site.

LEGAL PROCEEDINGS

     Village Bancorp and the banks are from time to time parties to various legal actions arising in the normal course of business. We believe that there is no proceeding threatened or pending against Village Bancorp or any of the banks which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of Village Bancorp.

EMPLOYEES

     As of March 31, 1999, Village Bancorp had 27 full-time employees and 11 part-time employees. We consider our relationships with our employees to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The name, age and position of each of the directors and executive officers of Village Bancorp and names of employers, titles and dates of positions held during the past five years are as follows:

NAME                   AGE    POSITION
----                   ---    --------

Gerald F. Hartley       60    Director and President
Kevin R. Hitzeman       48    Director
Rosario Ippolito        72    Director
Richard P. Nevins       51    Director
John A. Reck            51    Director
Thomas H. Roth          58    Director and Chairman of the Board
Ronald L. Spiekhout     59    Director
Michael A. Speziale     59    Director
Elizabeth A. Chartier   49    Senior Vice President, Controller and Secretary
Robert J. Necastro      53    Vice President

     Gerald F. Hartley was appointed a director and President of Village Bancorp on April 6, 1999. Previously, Mr. Hartley was a partner with the accounting firm of Crowe, Chizek and Company LLP from 1986 to March 31, 1999.

     Kevin R. Hitzeman has served as a director of Village Bancorp since 1997. Mr. Hitzeman has served as President of Complete Cleaning Company, Inc. since 1974.

     Rosario Ippolito was elected a director of Village Bancorp at its 1999 Annual Meeting of Shareholders. Mr. Ippolito has served as President of International Beauty Systems, Inc. since 1973.

     Richard P. Nevins was elected a director of Village Bancorp at the 1999 Annual Meeting of Shareholders. Mr. Nevins was the former President of Wisco Alloys, Inc., a position he held from 1974 through April 1999.

     John A. Reck has served as a director of Village Bancorp since 1998. He also has served as President of Village Bank North Barrington since its organization in October 1998. Previously, Mr. Reck served as President of First Chicago/NBD Lake Zurich from 1994 to 1997.

     Thomas H. Roth has served as director and Chairman of the Board since 1997. Mr. Roth also served as President of Village Bancorp from 1997 until April 6, 1999. From 1981 to May 1997, Mr. Roth served as President of National Bancorp Inc.

     Ronald L. Spiekhout has served as a director of Village Bancorp since 1998. Previously, he served as President of First National Bank of Lake Zurich from 1983 to 1993. Mr. Spiekhout is currently retired.

     Michael A. Speziale has served as a director of Village Bancorp since 1997. He has also served as Vice Chairman of Northwest Community Bank since the beginning of 1999. Mr. Speziale served as President of Northwest Community Bank from 1995 through February 1999.

     Elizabeth A. Chartier has served as the Senior Vice President, Controller and Secretary of Village Bancorp since 1997. Previously, Ms. Chartier served as Vice President and Controller of National Bancorp, Inc. from 1985 to 1997.

     Robert J. Necastro has served as Vice President of Village Bancorp since August 1998. Mr. Necastro will also serve as the President of Village Bank Munster upon its organization. Previously, Mr. Necastro served as President of the Lansing Illinois Banking Center of U.S. Bank since 1983.

BOARD OF DIRECTORS

     The board of directors of Village Bancorp consists of eight members, of which four are independent directors. Directors of Village Bancorp serve staggered terms whereby one-third of the directors are elected each year at the annual meeting of stockholders. The term of the Class I directors expires in 2000, the term of the Class II directors expires in 2001 and the term of the Class III directors expires in 2002. After the annual meetings in such years, each elected director will serve for a term of three years. The terms of Village Bancorp's current directors expire as follows: Messrs. Reck and Speziale -- 2000; Messrs. Hartley, Hitzeman and Spiekhout -- 2001; and Messrs. Ippolito, Nevins and Roth -- 2002. Executive officers of Village Bancorp serve at the discretion of the board of directors.

     The board of directors has established an Audit Committee that recommends the annual appointment of Village Bancorp's auditors and reviews the scope and results of the audit and other services provided by Village Bancorp's independent auditors. Messrs. Hitzeman, Spiekhout, Ippolito and Nevins presently serve on the Audit Committee. Messrs. Hitzeman, Spiekhout, Ippolito and Nevins, are members of the Compensation Committee which administers Village Bancorp's stock incentive plan.

BOARD OF DIRECTORS' COMPENSATION

     No compensation is paid to the directors of Village Bancorp or to the members of the board of directors of the banks.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by Village Bancorp to the President and Chairman during 1998 and 1997. No executive officer of Village Bancorp other than Mr. Roth earned salary and bonus in excess of $100,000 in 1998 or 1997.

                                                SUMMARY COMPENSATION TABLE
                                                                                       LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION                       ANNUAL COMPENSATION              -------------------------------
---------------------------            -----------------------------------------   SECURITIES
                                                                  OTHER ANNUAL      UNDERLYING       ALL OTHER
                                YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)    OPTIONS (#)   COMPENSATION ($)
                                ----   ----------   ---------   ----------------   ------------   ----------------

Thomas H. Roth................  1998   150,000         --           7,500(1)            --               --
 President and Chairman         1997   75,000(2)       --              --               --               --

----------
(1)  Automobile allowance
(2)  Partial year

     No stock options were granted in 1998 or 1997 by Village Bancorp to any director or executive officer.

STOCK OPTION PLAN

     Under Village Bancorp's 1998 Omnibus Stock Incentive Plan, stock options, restricted stock, stock appreciation rights, performance units and performance shares (collectively, "Awards"), may be granted to key employees and directors of Village Bancorp. The plan was ratified by the stockholders at Village Bancorp's 1998 Annual Meeting of Shareholders. The plan is administered, construed and interpreted by the Compensation Committee. The Compensation Committee may at any time alter, amend, suspend or terminate the plan. Participants in the plan shall be selected by the Compensation Committee from among those employees who are recommended for participation by the Chairman and President and who, in the opinion of the Compensation Committee, are key employees in a position to contribute materially to Village Bancorp's continued growth and development and to its long-term financial success, and from among the directors. Unless earlier terminated by the board of directors, the plan will terminate on April 29, 2008.

     The total number of shares of stock subject to awards under the plan may not exceed 225,000 (of this total up to 25,000 shares may be issued in restricted stock), and the total number of shares which may be made subject to Awards granted under the plan in any calendar year to any single participant may not exceed 25,000. Such numbers of shares shall be subject to adjustment upon occurrence of certain events described in the plan. The shares to be delivered under the plan may consist, in whole or in part, of authorized but unissued stock or treasury stock, not reserved for any purpose.

     In April 1999, Village Bancorp granted options under the plan to certain directors and officers covering 106,000 shares of Village Bancorp common stock with an exercise price of $12.50 per share.

401(K) PLAN

     Village Bancorp maintains a 401(k) SIMPLE salary deferral plan for its qualifying employees. Under the 401(k) plan, which is designed to be qualified under Section 401(k) of the Internal Revenue Code, an employee is eligible to participate in the 401(k) plan if the employee is 21 years of age and earns a minimum of $5,000 in annual compensation. Subject to limitations, a participant is able to elect to defer up to $6,000 of his or her compensation into the plan. Village Bancorp may elect to make matching contributions equal to a portion of the participating employee's contribution, subject to a maximum contribution of no more than 3% of the participant's salary.

     Under the 401(k) plan, a separate account is established for each employee. Participants are 100% vested in employee contributions, earnings and matching contributions. Distributions from the 401(k) plan are made upon termination of service, disability or death in a lump sump or in annual installments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The board of directors is responsible for determining the compensation of Village Bancorp's executive officers. Thomas H. Roth served as President and Chairman of the board of directors during 1998 and 1997. Mr. Roth presently serves as Chairman of the board of directors and Mr. Hartley, a director, is President of Village Bancorp.

                             PRINCIPAL STOCKHOLDERS

     The following table shows certain information regarding the beneficial ownership of Village Bancorp's common stock as of June 1, 1999, by (i) each of Village Bancorp's directors; (ii) each of Village Bancorp's executive officers; and (iii) all directors and executive officers of Village Bancorp as a group. No other persons are known by us to own beneficially more than 5% of Village Bancorp's outstanding common stock.

                                                        COMMON SHARES OF
                                                             STOCK             CLASS
NAME                                                   BENEFICIALLY OWNED     PERCENT
----                                                   ------------------     -------

Gerald F. Hartley(1).................................            --              --
Kevin R. Hitzeman(2).................................        14,800             1.7%
Rosario Ippolito(3)..................................        40,000             4.5
Richard P. Nevins(4).................................         8,000               *
John A. Reck(5)......................................        15,120             1.7
Thomas H. Roth(6)....................................       187,317            21.1
Ronald L. Spiekhout(7)...............................        14,000             1.6
Michael A. Speziale(8)...............................        10,400             1.1
Elizabeth A. Chartier(9).............................           800               *
All Directors and Officers as a group (10 persons)...       290,437            32.7%

----------
*    Less than one percent.
(1) Excludes 13,201 shares issuable upon the conversion of mandatorily convertible subordinated debentures acquired on April 6, 1999.
(2) Excludes 3,168 shares issuable upon the conversion of mandatorily convertible subordinated debentures.
(3) Includes 40,000 shares owned together with his spouse. Excludes 11,749 shares issuable upon the conversion of mandatorily convertible subordinated debentures.
(4)  Includes 8,000 shares owned through a defined contribution plan.
(5) Includes 15,120 shares owned through a defined contribution plan. Excludes 25,000 shares subject to currently non-exercisable options granted on April 14, 1999.
(6) Includes 24,000 shares owned through a defined contribution plan and trust. Excludes 29,703 shares issuable upon the conversion of mandatorily convertible subordinated debentures. Mr. Roth's mailing address is 1845 East Rand Road, Prospect Heights, Illinois, 60070-0936.
(7) Includes 6,000 shares owned together with his spouse; 8,000 shares are owned through a defined contribution plan.
(8) Includes 400 shares owned together with his spouse; 10,000 shares are owned through a defined contribution plan. Excludes 3,102 shares issuable upon the conversion of mandatorily convertible subordinated debentures.
(9) Excludes 1,320 shares issuable upon the conversion of mandatorily convertible subordinated debentures.

                              CERTAIN TRANSACTIONS

     Some of the directors and executive officers of Village Bancorp are, or have been in the past, customers of the banks, and some of the directors and executive officers of Village Bancorp are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the banks. As such customers, they have engaged in transactions in the ordinary course of business of the banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. None of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. As of March 31, 1999, the banks had $1.6 million in loans outstanding to the directors and executive officers of Village Bancorp, which amount represented 18.0% of total stockholders' equity as of that date. See also "Management--Compensation Committee Interlocks and Insider Participation."

     TimberRand Corp., a company owned by Mr. Roth, Village Bancorp's Chairman and principal stockholder, held an option contract to purchase an eight acre parcel where the main banking premises of Village Bank North Barrington are to be located. The option was assigned to Village Bancorp at TimberRand Corp.'s cost. Village Bancorp exercised the option on two acres to acquire the bank site. Village Bancorp is holding the option to purchase the remaining six acres which expires in August 1999.

     TimberRand Corp. also assigned a real estate contract to Village Bancorp for the purchase of property in Arlington Heights, Illinois, which is being considered as a possible new site for Northwest Community Bank.

     During 1997, Mr. Roth purchased a nonperforming commercial loan from Northwest Community Bank at the principal amount outstanding of $249,000 which approximated fair market value at that time. Mr. Roth has no other relationship with this loan customer.

     Each of the above-referenced transactions was approved or ratified by a majority of Village Bancorp's independent directors. All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable than those that can be obtained from unaffiliated third parties and will also be ratified by a majority of independent directors. Village Bancorp has, and will continue to maintain, at least two independent directors on our board of directors.

                           SUPERVISION AND REGULATION

     Bank holding companies and banks are extensively regulated under federal and state law. References under this heading to applicable statutes or regulations are brief summaries of portions thereof which do not purport to be complete and which are qualified in their entirety by reference to those statutes and regulations. Any change in applicable laws or regulations may have a material adverse effect on the business of commercial banks and bank holding companies, including Village Bancorp and the banks. However, management is not aware of any current recommendations by any regulatory authority which, if implemented, would have or would be reasonably likely to have a material effect on the liquidity, capital resources or operations of Village Bancorp or the banks.

BANK HOLDING COMPANY REGULATION

     Village Bancorp is registered as a "bank holding company" with the Federal Reserve and, accordingly, is subject to supervision by the Federal Reserve under the BHC Act. Village Bancorp is required to file with the Federal Reserve periodic reports and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve examines Village Bancorp and may examine the banks.

     The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than five percent of the voting shares or substantially all the assets of any bank or bank holding company, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under the BHC Act and Federal Reserve regulations, Village Bancorp and its banks are prohibited from engaging in certain tie-in arrangements, in connection with an extension of credit, leases, sales of property or furnishing services.

     Any company, including associates and affiliates of and groups acting in concert with such company, which purchases or subscribes for five percent or more of Village Bancorp's common stock may be required to obtain prior approval of the Illinois and Indiana bank regulators and the Federal Reserve. Prior regulatory notice and approval requirements under the federal Change in Bank Control Act, the Illinois Banking Act and the Indiana Financial Institutions Act may also apply with respect to any person who acquires stock of Village Bancorp such that its interest exceeds ten percent of Village Bancorp. In addition, any corporation, partnership, trust or organized group that acquires a controlling interest in Village Bancorp or the banks may have to obtain approval of the Federal Reserve to become a bank holding company and thereafter be subject to regulation as such.

     It is the policy of the Federal Reserve that Village Bancorp is expected to act as a source of financial strength to the banks and to commit resources to support the banks. The Federal Reserve takes the position that in implementing this policy, it may require Village Bancorp to provide such support when Village Bancorp otherwise would not consider itself able to do so.

     The Federal Reserve has adopted risk-based capital requirements for assessing bank holding company capital adequacy. These standards define regulatory capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. The Federal


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Reserve's risk-based guidelines apply on a consolidated basis for bank holding companies with consolidated assets of $150 million or more and on a "bank-only" basis for bank holding companies with consolidated assets of less than $150 million, subject to certain terms and conditions. Under the Federal Reserve's risk-based guidelines, capital is classified into two categories. For bank holding companies, Tier 1 or "core" capital consists of common stockholders' equity, qualifying noncumulative perpetual preferred stock (including related surplus), qualifying cumulative perpetual preferred stock (including related surplus) (subject to certain limitations) and minority interests in the equity accounts of consolidated subsidiaries, and is reduced by goodwill, certain other intangible assets and certain investments in other corporations ("Tier 1 Capital"). Tier 2 capital consists of the allowance for loan and lease losses (subject to certain limitations), perpetual preferred stock and related surplus (subject to certain conditions), "hybrid capital instruments," perpetual debt, mandatorily convertible debt securities, term subordinated debt and intermediate-term preferred stock (including related surplus) (subject to certain limitations), and unrealized holding gains on equity securities (subject to certain limitations).

     Under the Federal Reserve's capital guidelines, bank holding companies are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of eight percent, of which at least four percent must be in the form of Tier 1 Capital. The Federal Reserve also requires a minimum leverage ratio of Tier 1 Capital to total assets of three percent, except that bank holding companies not rated in the highest category under the regulatory rating system are required to maintain a leverage ratio of one percent to two percent above such minimum. The three percent Tier 1 Capital to total assets ratio constitutes the minimum leverage standard for bank holding companies, and will be used in conjunction with the risk-based ratio in determining the overall capital adequacy of banking organizations. In addition, the Federal Reserve continues to consider the Tier 1 leverage ratio in evaluating proposals for expansion or new activities.

     In its capital adequacy guidelines, the Federal Reserve emphasizes that the foregoing standards are supervisory minimums and that banking organizations generally are expected to operate well above the minimum ratios. These guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels, without significant reliance on intangible assets.

     As of March 31, 1999, Northwest Community Bank had regulatory capital in excess of the Federal Reserve's minimum requirements. Northwest Community Bank had a total capital to risk-weighted assets ratio of 12.80% and a Tier 1 capital to risk-weighted assets ratio of 11.60% as of March 31, 1999. See "Note 10 - Regulatory Matters" to Village Bancorp Inc. and Subsidiaries Notes to Consolidated Financial Statements included herein.

BANK REGULATION

     Under Illinois law, Northwest Community Bank and Village Bank North Barrington are subject to supervision and examination by the Office of Banks and Real Estate (the "Illinois Commissioner"). Under Indiana law, Village Bank Munster will be subject to supervision and regulation of the Department of Financial Institutions (the "Indiana Department"). As an affiliate of the banks, Village Bancorp is also subject to examination by the Illinois Commissioner and Indiana Department.

     The deposits of the banks are insured by the Bank Insurance Fund ("BIF") under the provisions of the Federal Deposit Insurance Act (the "FDIA"), and the banks are, therefore, also subject to supervision and examination by the FDIC. The FDIA requires that the appropriate federal regulatory authority approve any merger and/or consolidation by or with an insured bank, as well as the establishment or relocation of any bank or branch office. The FDIC also supervises compliance with the


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provisions of federal law and regulations which place restrictions on loans by
FDIC-insured banks to their directors, executive officers and other controlling persons.

     Furthermore, all banks are affected by the credit policies of other monetary authorities, including the Federal Reserve, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

     Banks located in Illinois and Indiana have traditionally been restricted as to the number and geographic location of branches which they may establish. The Illinois Banking Act and the Indiana Financial Institutions Act now permit banks located in Illinois and Indiana to establish branches anywhere in Illinois and Indiana, respectively, without regard to the location of other banks' main offices or the number of branches previously maintained by the bank establishing the branch.

FINANCIAL INSTITUTION REGULATION GENERALLY

     Transactions with Affiliates. Transactions between a bank and its holding company or other affiliates are subject to various restrictions imposed by state and federal regulatory agencies. Such transactions include loans and other extensions of credit, purchases of securities and other assets, and payments of fees or other distributions. In general, these restrictions limit the amount of transactions between an institution and an affiliate of such institution, as well as the aggregate amount of transactions between an institution and all of its affiliates, impose collateral requirements in some cases, and require transactions with affiliates to be on terms comparable to those for transactions with unaffiliated entities.

     Dividend Limitations. As a holding company, Village Bancorp is primarily dependent upon dividend distributions from its operating subsidiaries for its income. Federal and state statutes and regulations impose restrictions on the payment of dividends by Village Bancorp and the banks.

     Federal Reserve policy provides that a bank holding company should not pay dividends unless (i) the bank holding company's net income available to common stockholders during the prior year is sufficient to fully fund the dividends and
(ii) the prospective rate of earnings retention appears consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries.

     Delaware law places certain limitations on the ability of Village Bancorp to pay dividends. Village Bancorp may generally pay dividends to its stockholders, subject to any restrictions contained in its certificate of incorporation, from either: (1) surplus (as defined in the Delaware General Corporation Law), or (2) in case there shall be no such surplus, out of its net profits for the fiscal year, in which the dividend is declared and for the preceding fiscal year.

     Because a major source of Village Bancorp's revenue is dividends, Village Bancorp receives and expects to receive from the banks, Village Bancorp's ability to pay dividends is likely to be dependent on the amount of dividends paid by the banks. No assurance can be given that the banks will, in any circumstances, pay such dividends to Village Bancorp on their stock.

     As Illinois state-chartered banks, neither Northwest Community Bank nor Village Bank North Barrington may pay dividends in an amount greater than its current net profits after deducting losses and bad debts out of undivided profits provided that its surplus equals or exceeds its capital. For the purpose of determining the amount of dividends that an Illinois bank may pay, bad debts are defined as debts


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upon which interest is past due and unpaid for a period of six months or more, unless such debts are well-secured and in the process of collection.

     As an Indiana state-chartered bank, Village Bank Munster may not declare or pay dividends that would impair its capital or that would be greater than its undivided profits. In addition, the prior approval of the Indiana Department is required for the payment of any dividend if the aggregate amount of all dividends paid during such calendar year, including the proposed dividend, would exceed the sum of its retained net income for the year to date and previous two years.

     In addition to the foregoing, the ability of Village Bancorp and the banks to pay dividends may be affected by the various minimum capital requirements and the capital and noncapital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), as described below. The right of Village Bancorp, its stockholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

     Standards for Safety and Soundness. The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the Federal Reserve, together with the other federal bank regulatory agencies, to prescribe standards of safety and soundness, by regulations or guidelines, relating generally to operations and management, asset growth, asset quality, earnings, stock valuation, and compensation. The Federal Reserve and the other federal bank regulatory agencies adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The Federal Reserve and other federal bank regulatory agencies also adopted guidelines for asset quality and earnings standards.

     A range of other provisions in FDICIA include requirements applicable to: closure of branches; additional disclosures to depositors with respect to terms and interest rates applicable to deposit accounts; uniform regulations for extensions of credit secured by real estate; restrictions on activities of an investment by state-chartered banks; modification of accounting standards to conform to generally accepted accounting principles including the reporting of off-balance sheet items and supplemental disclosure of estimated fair market value of assets and liabilities in financial statements filed with the bank regulators; increased penalties in making or failing to file assessment reports with the FDIC; greater restrictions on extensions of credit to directors, officers and principal stockholders; and increased reporting requirements on agricultural loans and loans to small businesses.

     In August 1995, the Federal Reserve, FDIC and other federal banking agencies published a final rule modifying their existing risk-based capital standards to provide for consideration of interest rate risk when assessing the capital adequacy of a bank. Under the final rule, the Federal Reserve and the FDIC must explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor in evaluating a bank's capital adequacy. The Federal Reserve, the FDIC and other federal banking agencies also have adopted a joint agency policy statement providing guidance to banks for managing interest rate risk. The policy statement emphasizes the importance of adequate oversight by management and a sound risk management process. The assessment of interest rate risk


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management made by the banks' examiners will be incorporated into the banks'
overall risk management rating and used to determine the effectiveness of management.

     Prompt Corrective Action. FDICIA requires the federal bank regulators, including the Federal Reserve and the FDIC, to take prompt corrective action with respect to depository institutions that fall below certain capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (such as Village Bancorp). In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for undercapitalized institutions. The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions. However, federal banking agencies have indicated that, in regulating bank holding companies, the agencies may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to the prompt corrective action provisions of FDICIA.

     Insurance of Deposit Accounts. Under FDICIA, as an FDIC-insured institution, each of the banks is required to pay deposit insurance premiums based on the risk it poses to the insurance fund. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios on the insurance funds and to impose special additional assessments. Each depository institution is assigned to one of three capital groups: "well capitalized", "adequately capitalized" or "under capitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups: "A" (institutions with few minor weaknesses), "B" (institutions that demonstrate weaknesses which, if not corrected, could result in a significant deterioration of the institution and increased risk of loss to the BIF) or "C" (institutions that pose a substantial probability of loss to the BIF unless effective corrective action is taken). Accordingly, there are nine combinations of capital groups and supervisory subgroups to which varying assessment rates would be applicable. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

     The FDIC may terminate deposit insurance upon a finding that an institution or the directors or trustees of an institution have engaged in unsafe or unsound practices, the institution is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of each of the banks does not know any practice, condition or violation that might lead to termination of deposit insurance.

     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 enacted on September 30, 1996 provides that beginning with semi-annual periods after December 31, 1996, BIF deposits will also be assessed to pay interest on the bonds (the "FICO Bonds") issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings & Loan Insurance Corporation. For purposes of the assessments to pay interest on the FICO Bonds, BIF deposits will be assessed at a rate of 20% of the assessment rate applicable to SAIF deposits until December 31, 1999. After the earlier of December 31, 1999 or the date on which the last savings association ceases to exist, full pro rata sharing of FICO assessments will begin. It has been estimated that the rates of assessment for the payment of interest on the FICO Bonds will be approximately
1.3 basis points for BIF-assessable deposits and approximately 6.4 basis points for SAIF-assessable deposits. The payment of the assessment to pay interest on the FICO Bonds should not materially affect the banks.


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     Federal Reserve System. The banks are subject to Federal Reserve regulations requiring depository institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require three percent reserves on the first $46.5 million of transaction accounts and $1,345,000 million plus ten percent on the remainder. The first $4.9 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The banks are in compliance with the foregoing requirements.

     Community Reinvestment. Under the Community Reinvestment Act ("CRA"), a financial institution has a continuing and affirmative obligation, consistent with the safe and sound operation of such institution, to help meet the credit needs of its entire community, including low- and moderate- income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings. Northwest Community Bank received a "satisfactory" rating on its most recent CRA performance evaluation. Village Bank North Barrington has not been subject to a CRA performance evaluation.

     In April 1995, the Federal Reserve and other federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the system focuses on three tests: (i) a lending test, to evaluate the institution's record of making loans in its assessment areas; (ii) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing and programs benefiting low- or moderate-income individuals and businesses; and (iii) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices. The amended CRA regulations also clarify how an institution's CRA performance would be considered in the application process.

     Brokered Deposits. Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or rollover brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are not permitted to accept brokered deposits.

     Enforcement Actions. Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship or the termination of deposit insurance.

     Interstate Banking and Branching Legislation. On September 29, 1994, the Riegle-Neal Interstate Banking and Efficiency Act of 1994 (the "Interstate Banking Act") was enacted. Under the Interstate Banking Act, adequately capitalized and adequately managed bank holding companies will be allowed to acquire banks across state lines subject to certain limitations. In addition, under the Interstate Banking Act, since June 1, 1997, banks have been permitted, under some circumstances, to merge with one another across state lines and thereby create a main bank with branches in separate states. After


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establishing branches in a state through an interstate merger transaction, a bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

     Illinois adopted legislation, effective September 29, 1995, permitting interstate mergers beginning on June 1, 1997. It is anticipated that this interstate merger and branching ability will increase competition and further consolidate the financial institutions industry. In 1996, Indiana authorized out-of-state banks to establish branch offices in Indiana, subject to certain conditions.

MONETARY POLICY AND ECONOMIC CONDITIONS

     The earnings of banks and bank holding companies are affected by general economic conditions and also by the fiscal and monetary policies of federal regulatory agencies, including the Federal Reserve. Through open market transactions, variations in the discount rate and the establishment of reserve requirements, the Federal Reserve exerts considerable influence over the cost and availability of funds obtainable for lending or investing.

     The above monetary and fiscal policies and resulting changes in interest rates have affected the operating results of all commercial banks in the past and are expected to do so in the future. The banks and Village Bancorp cannot fully predict the nature or the extent of any effects which fiscal or monetary policies may have on their business and earnings.

ACQUISITION AND OWNERSHIP OF COMMON STOCK MAY BE RESTRICTED BY BANK REGULATORS

     Any person or group who purchases 10% or more of Village Bancorp's common stock in the offering, or hereafter acquires additional securities such that its interest in Village Bancorp exceeds 10%, may be required to obtain approval of the Federal Reserve under the Change in Bank Control Act and the approval of the Illinois Commissioner or Indiana Department. Further, any corporation, partnership, trust or organized group that acquires a controlling interest in Village Bancorp may have to obtain approval of the Federal Reserve to become a bank holding company and thereafter be subject to regulation as such.


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                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Village Bancorp is authorized to issue 5,000,000 shares of common stock, $0.01 par value, of which 888,000 shares were outstanding prior to the offering. Effective April 8, 1999, the par value was changed from $0.25 to $0.01 per share. The outstanding shares of common stock currently are, and the shares of common stock to be issued in the offering will be (when issued and delivered in accordance with the terms and conditions of the offering), fully paid and nonassessable. Each holder of record of common stock is entitled to one vote per share on all matters voted upon by Village Bancorp's stockholders. Upon completion of the public offering, holders of shares of common stock will have no preemptive, redemption or cumulative voting rights. In the event of liquidation, the holders of shares of common stock are entitled to share ratably in any assets of Village Bancorp retained after payment in full of creditors and, if any preferred stock is then authorized, issued and outstanding, after payment to holders of such preferred stock but only to the extent of any liquidation preference. As of June 1, 1999, Village Bancorp had approximately 200 holders of record of its common stock.

     Dividends. The holders of common stock are entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor. Village Bancorp may pay dividends if, as and when declared by the board of directors. See "Dividend Policy" and "Supervision and Regulation--Financial Institution Regulation Generally--Dividend Limitations." If Village Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. The holders of common stock possess voting rights in Village Bancorp. Stockholders elect Village Bancorp's board of directors and act on such other matters as are required to be presented to them under the Delaware General Corporation Law ("DGCL") or Village Bancorp's Certificate of Incorporation or as are otherwise presented to them by the board of directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Accordingly, holders of more than fifty percent of the outstanding shares of common stock will be able to elect all of the directors to be elected each year. Although there are no present plans to do so, if Village Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights. See "--n Anti-Takeover Effects of the Certificate of Incorporation, By-Laws and Delaware Law."

     Liquidation. In the event of any liquidation, dissolution or winding up of Village Bancorp, the holders of the common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Village Bancorp, all assets of Village Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of any liquidation or dissolution.

     Preemptive Rights and Redemption. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued by Village Bancorp in the future. The common stock is not subject to mandatory redemption by Village Bancorp.

PREFERRED STOCK

     The board of directors is authorized, by the Certificate of Incorporation, to issue 500,000 shares of preferred stock, $0.01 par value, in one or more series with respect to which the board, without stockholder approval, may determine voting, conversion and other rights which could adversely affect the rights of the holders of common stock. Effective April 8, 1999, the par value was changed from $1.00 to


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$0.01 per share. The rights of the holders of the common stock would generally be subject to the prior rights of the preferred stock with respect to dividends, liquidation preferences and other matters. Preferred stock could be issued by Village Bancorp to raise capital or to finance acquisitions. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of Village Bancorp. Village Bancorp has no present plans to issue any shares of preferred stock.

MANDATORILY CONVERTIBLE SUBORDINATED DEBENTURES

     Village Bancorp has outstanding $1.8 million of Series One Mandatorily Convertible Subordinated Debentures. Each debenture bears interest at the rate of 6.0% per annum payable quarterly on the last day of March, June, September, and December, until the maturity date of December 31, 2002. On the maturity date, the debentures shall automatically convert to common stock on the basis of one share of common stock for each $15.15 in principal amount of debentures so converted. The holder of a debenture may voluntarily elect at any time to convert a debenture to common stock.

     Upon certain "trigger events," the debentures automatically convert to common stock. The trigger events consist of a merger, consolidation, or other reorganization of Village Bancorp in which Village Bancorp is not the survivor. If the effective date of a trigger event was on the first, second, third, or fourth anniversary of the date of issuance, the debentures would convert at $12.20, $12.90, $13.65, and $14.40 per share, respectively, of common stock.

Anti-Takeover Effects of the Certificate of Incorporation, By-Laws and Delaware Law

     General. Provisions of the Certificate of Incorporation, By-Laws and the DGCL may have the effect of impeding the acquisition of control of Village Bancorp by means of a tender offer, a proxy fight, open-market purchase or otherwise in a transaction not approved by the board of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of Village Bancorp more difficult.

     The provisions of the Certificate of Incorporation and By-Laws described below are designed to reduce, or have the effect of reducing, the vulnerability of Village Bancorp to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of Village Bancorp or an unsolicited takeover attempt which is unfair to stockholders. The following description of the provisions of the Certificate of Incorporation and By-Laws of Village Bancorp is necessarily general and is qualified in its entirety by reference to the Certificate of Incorporation and By-Laws of Village Bancorp.

     Authorized Shares. The Certificate of Incorporation authorizes the issuance of 5,000,000 shares of common stock and 500,000 shares of preferred stock. The shares of common stock and preferred stock have been authorized in an amount which provides the board of directors with flexibility to effect, among other things:

     o    transactions

     o    financings

     o    acquisitions


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     o    stock dividends

     o    stock splits

     o    employee stock option.

However, these authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Village Bancorp. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including:

     o    voting rights

     o    conversion rates

     o    liquidation preference.

As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions.

     Classified Board of Directors; Filling of Board Vacancies and Qualifying Shares. Village Bancorp has a classified board of directors with staggered terms. The board of directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the board of directors. Each class serves a staggered three-year term, with approximately one-third of the total number of directors being elected each year. Under the DGCL, members of a staggered board may only be removed for cause unless the Certificate of Incorporation provides otherwise. The Certificate of Incorporation does not provide for removal of directors without cause. The staggered board is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to fully use to its voting power to gain control of the board of directors without the consent of the incumbent board of directors.

     The By-Laws provide that the number of the directors shall be fixed from time to time by the board of directors. Currently, the number of directors on the board is fixed at eight. The By-Laws also provide that any vacancy occurring on the board of directors, including a vacancy created by an increase in the number of directors, will be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

     Cumulative Voting; Action by Written Consent and Stockholder Meetings. The Certificate of Incorporation does not provide for cumulative voting for any purpose. The Certificate of Incorporation and By-Laws also provide that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting and may not be effected by written consent in lieu of a meeting. The By-Laws provide that special meetings of the stockholders may only be called by the President of Village Bancorp.

     Delaware Business Combination Statute. Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

     o prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder

     o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares)

     o at or subsequent to such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder

Except as otherwise specified in Section 203, an interested stockholder is defined to include any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation, or (y) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination; and the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Village Bancorp has not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring Village Bancorp to negotiate in advance with the Board of directors of Village Bancorp since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of Village Bancorp. It is possible that such provisions could make it more difficult to accomplish transactions which Village Bancorp's stockholders may otherwise deem to be in their best interests.

     Shareholder Approval for certain Corporate Transactions. The Certificate of Incorporation provides that the affirmative vote of at least 662/3% of the voting power of all outstanding shares of each class of stock is required for:

     o    approval of any merger or consolidation involving Village Bancorp

     o issuance or transfer of all of its securities for cash, securities or other property

     o the sale of all or substantially all of the assets or property of Village Bancorp

     o    any plan of liquidation, dissolution or recapitalization of Village
          Bancorp

     o    any reclassification of its securities

     Amendment of the Certificate of Incorporation and By-Laws. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation:

     o    requiring a supermajority vote for certain corporate transactions

     o    prohibiting stockholder action without a meeting

     o    specifying the vote required to amend such provisions

The By-Laws, which may be amended by the stockholders or the board of directors, requires the affirmative vote of the holders of at least 66 2/3% of the common stock to amend the By-Law sections dealing with:

     o    special meetings

     o    elimination of written action by stockholders

     o    notice of stockholder business

     o    number, tenure and qualifications of directors

     o    vacancies and newly created directorships on the board of directors

     o    amendments by stockholder.

     By-Law Provisions. The By-Laws of Village Bancorp also require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at an annual stockholder meeting, to provide advance notice of at least 120 days to Village Bancorp. The notice provision requires a stockholder who desires to raise new business at an annual stockholder meeting to provide certain information to Village Bancorp concerning the nature of the new business, the stockholder and that stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Village Bancorp with certain information concerning the nominee and the proposing stockholder.

     The provisions described above are intended to reduce Village Bancorp's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its board of directors.

     Attempts to take over corporations have become increasingly common. An unsolicited, nonnegotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the board of directors believes it is in the best interests of Village Bancorp and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of Village Bancorp and that otherwise is in the best interest of all stockholders.

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

     Village Bancorp's Certificate of Incorporation contains a provision that limits the liability of directors for breaches of their fiduciary duties as directors to the full extent permitted by the DGCL. As a result, directors will not be liable, in certain circumstances, to Village Bancorp or the stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Such limitation does not, however, affect the liability of a director: (i) for any breach of the director's duty of loyalty to Village Bancorp or the stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL; or (iv) for any transaction from which the director derives an improper personal benefit. The Certificate of Incorporation provides that Village Bancorp shall indemnify its officers and directors to the fullest extent permitted by applicable law.

     The By-Laws provide that Village Bancorp will indemnify, to the full extent permitted under the DGCL, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Village Bancorp, or is or was serving at Village Bancorp's request as a director, officer, employee or agent of another corporation or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by Village Bancorp in advance of a final disposition in accordance with the DGCL. The indemnification and advancement of expenses provided by the By-Laws are not to be deemed exclusive of any other rights to which any person indemnified may be entitled under any by-law, statute, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Village Bancorp may purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Village Bancorp would have the power to indemnify him against such liability under the By-Laws. The provisions of the By-Laws are deemed a contract between Village Bancorp and each director, officer, employee and agent who serves in any such capacity at any time while the By-Laws and relevant provisions of the DGCL, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of the By-Laws will not affect any right or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Village Bancorp as a result of the foregoing provisions, or otherwise, Village Bancorp has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by Village Bancorp of expenses incurred or paid by a director, officer or controlling person of Village Bancorp in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, Village Bancorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TRANSFER AGENT AND REGISTRAR

     Village Bancorp serves as the transfer agent and registrar for its common stock.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, Village Bancorp will have a minimum of 1,342,000 and a maximum of 1,442,000 shares of common stock outstanding. Except for shares purchased by "affiliates" of Village Bancorp, any shares issued in the offering will be freely tradeable without restriction. An additional 238,400 shares will be freely tradeable after November 1999, and 359,163 shares, which can now be resold only to Illinois residents, will be freely tradeable beginning in August 1999.

     Affiliates of Village Bancorp must comply with the resale limitations of Rule 144 issued under the Securities Act. Rule 144 defines an affiliate of a company as a person who directly or indirectly controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders. Each of Village Bancorp's affiliates who hold common stock may sell, within any three-month period, a number of shares of common stock that does not exceed the greater of
(i) 1% of the outstanding shares of common stock or (ii) if the common stock is trading on the Nasdaq Stock Market or an exchange, Village Bancorp's average weekly trading volume during the four calendar weeks preceding the affiliate's proposed sale. Sales by affiliates under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Village Bancorp.

     Prior to the offering, there has not been a public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock on the public market could adversely affect prevailing market prices and the ability of Village Bancorp to raise equity capital in the future.

     The common stock will not be listed on the Nasdaq Stock Market or any securities exchange.


                                  LEGAL MATTERS

     Certain legal matters in connection with this offering are being passed upon for Village Bancorp by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois.


                                     EXPERTS

     The consolidated financial statements of Village Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and for the period June 1, 1997 (Date of Inception) through December 31, 1997, and the financial statements of Northwest Community Bank as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 included in this prospectus have been audited by Crowe, Chizek and Company LLP, independent auditors. These financial statements are included herein in reliance on their reports given upon the authority of that firm as experts in accounting and auditing.

                             REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the SEC, Village Bancorp will be subject to certain of the reporting requirements of the Exchange Act, as currently in effect, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the SEC. This reporting obligation will exist for at least one year and will continue for two fiscal years thereafter, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of the year the common stock is held of record by less than 300 persons. Village Bancorp will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of stockholders. Village Bancorp's fiscal year ends on December 31. Additionally, Village Bancorp will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.


                              AVAILABLE INFORMATION

     Village Bancorp has filed a Registration Statement on Form SB-2 under the Securities Act with the SEC in connection with the common stock offered by this prospectus. This prospectus omits certain information, exhibits and undertakings set forth in the Registration Statement which Village Bancorp has filed with the SEC. Such materials may be inspected and copied upon payment of prescribed rates at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Office of the SEC at the following locations: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Village Bancorp, that file electronically with the SEC. For further information with respect to Village Bancorp, reference is hereby made to the Registration Statement and the exhibits thereto. Statements contained in this prospectus concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of that contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof. These statements are qualified in all respects by these references.

                          INDEX TO FINANCIAL STATEMENTS

                              VILLAGE BANCORP, INC.

Report of Independent Auditors..............................................................................F-2

Consolidated Balance Sheets as of December 31, 1998 and 1997 and March 31, 1999 (unaudited).................F-3

Consolidated Statements of Operations and Comprehensive Income for the year ended December 31, 1998 and for the period June 1, 1997 (Date of Inception)
    through December 31, 1997 and for the
    three months ended March 31, 1999 (unaudited) and 1998 (unaudited)......................................F-4

Consolidated Statements of Changes in Shareholders' Equity for the year ended
    December 31, 1998 and for the period June 1, 1997 (Date of Inception)
    through December 31, 1997 and the
    three months ended March 31, 1999 (unaudited)...........................................................F-5

Consolidated Statements of Cash Flows for the year ended December 31, 1998 and for the period June 1, 1997 (Date of Inception) through December 31, 1997 and for the three months ended March 31, 1999 (unaudited) and 1998 (unaudited)..........................F-6

Notes to Consolidated Financial Statements..................................................................F-7


                            NORTHWEST COMMUNITY BANK

Report of Independent Auditors..............................................................................F-27

Balance Sheets as of December 31, 1998 and 1997.............................................................F-28

Statements of Operations for the years ended December 31, 1998 and 1997.....................................F-29

Statements of Changes in Shareholder's Equity for the years ended December 31, 1998 and 1997................F-30

Statements of Cash Flows for the years ended December 31, 1998 and 1997.....................................F-31

Notes to Financial Statements...............................................................................F-32

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders
Village Bancorp, Inc.


     We have audited the accompanying consolidated balance sheets of Village Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity, and cash flows for the year ended December 31, 1998 and for the period June 1, 1997 (date of inception) through December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Village Bancorp, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the year ended December 31, 1998 and for the period June 1, 1997 through December 31, 1997, in conformity with generally accepted accounting principles.


                                        Crowe, Chizek and Company LLP


Oak Brook, Illinois
January 8, 1999, except for
     Note 19 as to which the
     date is April 6, 1999

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS



                                                                                       DECEMBER 31,
                                                                  MARCH 31,    ---------------------------
                                                                     1999           1998          1997
                                                                -------------  -------------  ------------
                                                                 (UNAUDITED)
ASSETS
Cash and cash equivalents.....................................   $ 3,096,608    $ 3,124,278    $ 1,078,599
Federal funds sold............................................    15,587,235     23,905,881      5,700,000
Securities available-for-sale.................................    21,511,166      8,116,114      5,528,906
Loans.........................................................    39,806,762     35,655,446     27,502,208
Allowance for loan losses.....................................      (544,686)      (458,564)      (275,740)
                                                                 -----------    -----------    -----------
                                                                  39,262,076     35,196,882     27,226,468
Leasehold improvements and equipment, net.....................     1,609,697      1,326,519        331,379
Goodwill and core deposit intangibles.........................       468,548        477,449        513,053
Accrued interest and other assets.............................       915,121        675,189        398,579
                                                                 -----------    -----------    -----------
                                                                 $82,450,451    $72,822,312    $40,776,984
                                                                 ===========    ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Deposits
    Noninterest-bearing.......................................   $ 9,678,175    $11,095,805    $ 7,364,931
    Interest-bearing..........................................    61,448,270     50,117,093     28,283,822
                                                                 -----------    -----------    -----------
                                                                  71,126,445     61,212,898     35,648,753

 Mandatorily convertible subordinated debentures..............     1,800,000      1,800,000        771,000
 Accrued interest and other liabilities.......................       606,333        417,012        358,318
                                                                 -----------    -----------    -----------
                                                                  73,532,778     63,429,910     36,778,071

Shareholders' equity
 Preferred stock - $1 par value; authorized 500,000
    shares; none issued
 Common stock.................................................       222,000        222,000        100,000
 Additional paid-in capital...................................     9,978,000      9,978,000      4,000,000
 Accumulated deficit..........................................    (1,202,013)      (847,528)       (98,443)
 Accumulated other comprehensive income.......................       (80,314)        39,930         (2,644)
                                                                 -----------    -----------    -----------
                                                                   8,917,673      9,392,402      3,998,913
                                                                 -----------    -----------    -----------
                                                                 $82,450,451    $72,822,312    $40,776,984
                                                                 ===========    ===========    ===========



          See accompanying notes to consolidated financial statements.

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME


                                                          THREE MONTHS ENDED
                                                            MARCH 31,            PERIOD ENDED DECEMBER 31,
                                                     -----------------------     -------------------------
                                                        1999         1998           1998          1997
                                                     ----------    ---------     -----------   -----------
                                                            (UNAUDITED)                          (NOTE 2)
Interest income
 Loans, including fees............................   $  823,548    $656,883      $2,781,964    $1,421,146
 Securities.......................................      229,024      78,513         355,309       156,646
 Deposits with other financial institutions.......           --          --          36,424            --
 Federal funds sold...............................      186,842      55,606         378,600        76,790
                                                     ----------    --------      ----------    ----------
                                                      1,239,414     791,002       3,552,297     1,654,582
Interest expense
 Deposits.........................................      657,562     382,416       1,678,803       826,129
 Other............................................       28,358      20,528         101,862         1,143
                                                     ----------    --------      ----------    ----------
                                                        685,920     402,944       1,780,665       827,272
                                                     ----------    --------      ----------    ----------

NET INTEREST INCOME...............................      553,494     388,058       1,771,632       827,310

Provision for loan losses.........................       86,800      39,000         241,600       121,100
                                                     ----------    --------      ----------    ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES...........................................      466,694     349,058       1,530,032       706,210

Other income
 Securities gains (losses), net...................        6,377          --          32,094        (1,367)
 Service charges on deposit accounts..............       82,638      38,741         306,648        82,832
 Other income.....................................       53,162      17,568         103,945        17,009
                                                     ----------    --------      ----------    ----------
                                                        142,177      56,309         442,687        98,474
Other expense
 Salaries and employee benefits...................      473,364     217,511       1,261,442       403,140
 Occupancy and equipment expense..................      105,151      65,151         338,562       139,836
 Other expenses...................................      395,741     175,848       1,180,300       375,451
                                                     ----------    --------      ----------    ----------
                                                        974,256     458,510       2,780,304       918,427
                                                     ----------    --------      ----------    ----------

LOSS BEFORE INCOME TAXES..........................     (365,385)    (53,143)       (807,585)     (113,743)

Income taxes (benefit)............................      (10,900)    (18,500)        (58,500)      (15,300)
                                                     ----------    --------      ----------    ----------

NET LOSS..........................................     (354,485)    (34,643)       (749,085)      (98,443)

Change in unrealized gain (loss) on securities
 available-for-sale, net of income taxes..........     (120,244)      5,163          42,574        (2,644)
                                                     ----------    --------      ----------    ----------

TOTAL COMPREHENSIVE INCOME........................   $ (474,729)   $(29,480)     $ (706,511)   $ (101,087)
                                                     ==========    ========      ==========    ==========

Basic loss per share of common stock..............   $     (.40)   $   (.09)     $    (1.46)   $     (.25)
                                                     ==========    ========      ==========    ==========


          See accompanying notes to consolidated financial statements.

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                                                                                         ACCUMULATED
                                                                                            OTHER
                                                            ADDITIONAL                     COMPRE-
                                                COMMON       PAID-IN     ACCUMULATED       HENSIVE
                                                 STOCK       CAPITAL       DEFICIT          INCOME        TOTAL
                                               --------    -----------   -----------    -------------  -----------

Issuance of common stock.....................  $100,000    $4,000,000    $        --     $      --     $4,100,000

Comprehensive income
 Unrealized loss on securities
    available-for-sale, net of income
    taxes....................................                                               (2,644)        (2,644)
 Net loss....................................                                (98,443)                     (98,443)
                                                                                                       ----------
    Total comprehensive income...............                                                            (101,087)
                                               --------    ----------    -----------     ---------     ----------
       Balance at December 31, 1997..........   100,000     4,000,000        (98,443)       (2,644)     3,998,913

Issuance of common stock.....................   122,000     5,978,000             --            --      6,100,000
Comprehensive income
 Change in unrealized gain (loss) on
    securities available-for-sale, net of
    income taxes.............................                                               42,574         42,574
 Net loss....................................                               (749,085)                    (749,085)

    Total comprehensive income...............                                                            (706,511)
                                               --------    ----------    -----------     ---------     ----------
       Balance at December 31, 1998..........   222,000     9,978,000       (847,528)       39,930      9,392,402

Comprehensive income
 Change in unrealized gain (loss) on
    securities available-for-sale, net of
    income taxes.............................                                             (120,244)      (120,244)
 Net loss....................................                               (354,485)                    (354,485)
                                                                                                       ----------
    Total comprehensive income...............                                                            (474,729)
                                               --------    ----------    -----------     ---------     ----------
       Balance at March 31, 1999
         (unaudited).........................  $222,000    $9,978,000    $(1,202,013)    $ (80,314)    $8,917,673
                                               ========    ==========    ===========     =========     ==========



          See accompanying notes to consolidated financial statements.

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,               PERIOD ENDED DECEMBER 31,
                                                         ----------------------------    -----------------------------
                                                             1999            1998            1998             1997
                                                         ------------     -----------    ------------     ------------
                                                                (UNAUDITED)                              (NOTE 2)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss............................................    $   (354,485)    $   (34,643)   $   (749,085)    $   (98,443)
 Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities
    Amortization of intangibles......................           8,901           8,901          35,604          20,769
    Depreciation.....................................          32,664          22,130          95,406          47,943
    Securities (gains) losses, net...................          (6,377)             --         (32,094)          1,367
    Gain on sale of equipment........................              --              --              --          (5,353)
    Loss on sale of other real estate owned..........              --              --          13,229              --
    Net premium amortization on securities...........          18,606           4,523          26,932           8,962
    Provision for loan losses........................          86,800          39,000         241,600         121,100
    Decrease (increase) in accrued interest and other
       assets........................................        (196,500)        (405,015       (277,973)        156,244
    Increase (decrease) in accrued interest and other
       liabilities...................................         207,823         (63,428)         38,124         159,912
                                                         ------------     -----------    ------------     -----------
       Net cash provided by (used in) operating
         activities..................................        (202,568)       (428,532)       (608,257)        412,501

CASH FLOWS FROM INVESTING ACTIVITIES
          Decrease (increase) in federal funds sold..       8,318,646         750,000     (18,205,881)     (5,300,000)
 Proceeds from sales and maturities of securities
    available-for-sale...............................       2,036,690              --       5,553,594       5,003,398
 Purchase of securities available-for-sale...........     (15,626,149)             --      (8,071,133)     (6,043,784)
 Net increase in loans...............................      (4,151,994)     (1,374,038)     (8,435,243)     (3,810,953)
 Cash received as the result of acquisition of
    subsidiary bank..................................              --              --              --       1,327,537
 Proceeds from sale of other real estate owned.......              --              --         210,000              --
 Proceeds from sale of equipment.....................              --              --              --          11,000
 Bank premises and equipment expenditures............        (315,842)        (10,461)     (1,090,546)        (38,801)
                                                         ------------     -----------    ------------     -----------
    Net cash used in investing activities............      (9,738,649)       (634,499)    (30,039,209)     (8,851,603)

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in deposits............................       9,913,547         806,796      25,564,145       8,746,701
 Proceeds from issuance of common stock..............              --              --       6,100,000              --
 Proceeds from issuance of convertible debentures....              --       1,014,000       1,029,000         771,000
                                                         ------------     -----------    ------------     -----------
    Net cash provided by financing activities........       9,913,547       1,820,796      32,693,145       9,517,701
                                                         ------------     -----------    ------------     -----------

Increase (decrease) in cash and cash equivalents.....         (27,670)        757,765       2,045,679       1,078,599

Cash and cash equivalents at beginning of period.....       3,124,278       1,078,599       1,078,599               --
                                                         ------------     -----------    ------------     ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD...........    $  3,096,608     $ 1,836,364    $  3,124,278     $ 1,078,599
                                                         ============     ===========    ============     ===========

Supplemental schedule of noncash investing activities
 Loans transferred to other real estate owned........    $         --     $        --    $    223,229     $        --
                                                         ============     ===========    ============     ===========
 Purchase of Northwest Community Bank
    Fair value of assets acquired....................                                                     $30,602,786
    Stock issued.....................................                                                      (4,100,000)
                                                                                                          -----------

       Liabilities assumed...........................                                                     $26,502,786
                                                                                                          ===========


          See accompanying notes to consolidated financial statements.

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


NOTE 1 -- NATURE OF OPERATIONS

The accompanying consolidated financial statements include the accounts of Village Bancorp, Inc., formerly Delta Bancorp, Inc., (the "Company") and its wholly-owned subsidiaries, Northwest Community Bank and Village Bank and Trust in North Barrington (the "Banks"). All significant intercompany transactions and balances have been eliminated in consolidation.

Prior to June 1, 1997, Northwest Community Bank was a wholly-owned subsidiary of National Bancorp, Inc. Effective May 31, 1997, Northwest Community Bank's shares were sold to one of National Bancorp, Inc.'s shareholders and other investors as part of a reorganization plan. Subsequent thereto, Delta Bancorp, Inc. was formed and became Northwest Community Bank's 100% owned parent through a one-for-one share exchange of common stock. Delta Bancorp, Inc. then changed its name to Village Bancorp, Inc. (see note 19).

The following unaudited pro forma financial information for the Company gives effect to the Northwest Community Bank acquisition as if it had occurred on January 1, 1997. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

          Net interest income...................   $1,232
          Net loss..............................     (364)
          Net loss per share....................     (.91)

The Company's only significant activity is ownership of the Banks. Northwest Community Bank is a commercial bank which was organized under the laws of the state of Illinois on May 3, 1995. Village Bank and Trust in North Barrington is a commercial bank which was organized under the laws of the state of Illinois on October 9, 1998. The Banks provide financial services to commercial and retail customers in Lake County and the northwest suburban area of Cook County, Illinois.

While management monitors the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The accounting policies followed by the Company and the methods of applying those policies conform with generally accepted accounting principles and with general practice within the banking industry. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

The financial statements as of March 31, 1999 and for the three month periods ended March 31, 1999 and 1998 are unaudited, but in the opinion of management, reflect all adjustments, consisting only of normal recurring items, necessary for a fair presentation.

The Company commenced operations on June 1, 1997. Accordingly, amounts reported in the 1997 consolidated statements of operations, cash flows, and changes in shareholders' equity are for the period June 1, 1997 through December 31, 1997.

Securities: Securities are classified as held-to-maturity when management has the positive intent and the Company has the ability to hold those securities to maturity. They are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale because the Company may decide to sell those securities for changes in market interest rates, liquidity needs, changes in yields on alternative investments, and for other reasons. These securities are carried at fair value. Unrealized gains and losses on securities available-for-sale are charged or credited to a valuation allowance which is included as a separate component of shareholders' equity. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

Loans: Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest income on loans is reported on the accrual basis over the term of the loan based on the amount of principal outstanding. Where there is doubt as to the ability of the debtor to meet the terms of the loan contract or the loan is not adequately secured, the accrual of interest is discontinued. Loan fees and direct loan origination costs are deferred and amortized over the term of the loan as a yield adjustment.

Allowance for Loan Losses: The Company has established an allowance for loan losses to provide for those loans which may not be repaid in their entirety. The allowance is increased by provisions for loan losses charged to expense and decreased by charge-offs, net of recoveries. Although a loan is charged off by management when deemed uncollectible, collection efforts may continue and future recoveries may occur.

The allowance is maintained by management at a level considered to be adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective and ultimate losses may vary from current estimates. These estimates are reviewed periodically, and as adjustments become necessary, they are reported in earnings in the periods in which they become known.


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


Loans considered to be impaired are reduced to the present value of expected cash flows or to the fair value of the collateral by allocating a portion of the allowance for loan losses to such loans. Interest payments on impaired loans are generally applied to principal, unless the loan principal is considered to be fully collectible, in which case interest is recognized on the cash basis.

Bank Premises and Equipment: Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed on the straight-line method over the estimated service lives of the related assets. The cost of maintenance and repairs is charged to income as incurred; significant repairs are capitalized.

Income Taxes: The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of operating loss and credit carryforwards. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax laws. Changes in enacted tax rates or laws will be reflected in the financial statements in the periods they occur. A valuation allowance is maintained for deferred tax assets which may not ultimately be realized.

Intangible Assets: Goodwill and core deposit intangibles result from the application of purchase accounting principles to the acquisition of subsidiary banks and are being amortized over 15 years using the straight-line method.

Earnings Per Share: Earnings (loss) per share are computed under Statement of Financial Accounting Standards No. 128, which became effective during 1997. Basic earnings (loss) per share is based on net income (loss) divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 888,000 for the three month period ended March 31, 1999, 400,000 for the three month period ended March 31, 1998 and 512,307 and 400,000 for the periods ended December 31, 1998 and 1997, respectively. Diluted earnings per share are not presented because the inclusion of potentially dilutive securities is anti-dilutive.

Comprehensive Income: Under recently enacted Statement of Financial Accounting Standards No. 130, comprehensive income is required to be reported for all periods presented. Comprehensive income includes both net income and other comprehensive income. Other comprehensive income includes, among other components, the change in unrealized gains and losses on securities available-for-sale.

Cash Equivalents: For purposes of reporting cash flows, the Company considers amounts due from banks to be cash equivalents.


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


NOTE 3 -- SECURITIES

The amortized cost and fair value of debt securities are as follows:

                                                                  MARCH 31, 1999
                                              ------------------------------------------------------
                                                               GROSS         GROSS
                                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                 COST           GAINS        LOSSES         VALUE
                                              -----------    ----------    ----------    -----------

                                                                    (UNAUDITED)
SECURITIES AVAILABLE-FOR-SALE
 U.S. Treasury securities.................... $ 4,055,140     $ 6,818      $  (7,221)    $ 4,054,737
 U.S. government agencies securities.........  17,577,705       9,598       (130,874)     17,456,429
                                              -----------     -------      ---------     -----------
                                              $21,632,845     $16,416      $(138,095)    $21,511,166
                                              ===========     =======      =========     ===========

                                                                DECEMBER 31, 1998
                                              ------------------------------------------------------
                                                               GROSS         GROSS
                                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                 COST           GAINS        LOSSES         VALUE
                                              -----------    ----------    ----------    -----------
SECURITIES AVAILABLE-FOR-SALE
 U.S. Treasury securities....................  $3,036,041     $22,084      $      --     $3,058,125
 U.S. government agencies securities.........   5,019,573      38,416             --      5,057,989
                                               ----------     -------      ---------     ----------
                                               $8,055,614     $60,500      $      --     $8,116,114
                                               ==========     =======      =========     ==========

                                                                DECEMBER 31, 1997
                                              ------------------------------------------------------
                                                               GROSS         GROSS
                                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                 COST           GAINS        LOSSES         VALUE
                                              -----------    ----------    ----------    -----------
SECURITIES AVAILABLE-FOR-SALE
 U.S. Treasury securities....................  $5,027,804      $2,275       $(8,204)     $5,021,875
 U.S. government agencies securities.........     505,109       1,922            --         507,031
                                               ----------      ------       --------     ----------
                                               $5,532,913      $4,197       $(8,204)     $5,528,906
                                               ==========      ======       =======      ==========


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


The amortized cost and fair value of debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalty.

                                                       MARCH 31, 1999            DECEMBER 31, 1998
                                               ---------------------------     -------------------------
                                                AMORTIZED         FAIR         AMORTIZED        FAIR
                                                  COST            VALUE          COST           VALUE
                                               ----------      -----------     ----------     ----------
                                                      (UNAUDITED)
SECURITIES AVAILABLE-FOR-SALE
 Due after one year through five years.......  $21,632,845     $21,511,166     $8,055,614     $8,116,114
                                               ===========     ===========     ==========     ==========

Proceeds from sales of securities available-for-sale and the gross realized gains and losses on such sales were as follows:

                                                   THREE MONTHS ENDED                 PERIOD ENDED
                                                         MARCH 31,                    DECEMBER 31,
                                                ------------------------      ----------------------------
                                                   1999           1998           1998              1997
                                                ----------      --------      ----------        ----------
                                                       (UNAUDITED)

Proceeds from sales..........................   $2,030,312          --        $5,053,594        $5,003,398
Gross realized gains.........................        6,377          --            32,094            17,302
Gross realized losses........................           --          --                --           (18,669)

Securities with a carrying value of approximately $1,635,000, $1,031,000 and $507,000 at March 31, 1999 and December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.


NOTE 4 -- LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are summarized as follows:

                                                                          DECEMBER 31,
                                                   MARCH 31,      ---------------------------
                                                     1999             1998            1997
                                                  -----------     -----------     -----------
                                                (UNAUDITED)

Commercial loans.............................     $ 9,981,047     $ 8,563,760     $ 6,060,311
Commercial real estate loans.................      11,519,522      10,851,688       8,255,143
Real estate mortgage loans...................      13,381,234      13,154,983      11,070,948
Installment loans............................       4,924,959       3,085,015       2,115,806
                                                  -----------     -----------     -----------

 Total loans.................................     $39,806,762     $35,655,446     $27,502,208
                                                  ===========     ===========     ===========


                                  (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


Activity in the allowance for loan losses was as follows:

                                               THREE MONTHS ENDED            PERIOD ENDED
                                                    MARCH 31,                DECEMBER 31,
                                             -----------------------    ----------------------
                                               1999          1998          1998         1997
                                             ---------     ---------    ---------    ---------
                                                   (UNAUDITED)

Balance, beginning of period................ $458,564      $275,740     $275,740     $     --
Allowance of acquired bank..................       --            --           --      236,908
Provision for loan losses...................   86,800        39,000      241,600      121,100
Loans charged off...........................     (678)         (570)     (58,776)     (82,268)
                                             --------      --------     --------     --------
 Balance, end of period..................... $544,686      $314,170     $458,564     $275,740
                                             ========      ========     ========     ========

The balance of impaired loans at March 31, 1999 and December 31, 1998 and 1997 was $29,262, $30,931 and $239,495, respectively, which includes non-accrual loans of approximately the same amount. There were no specific allocations of the allowance for loan losses for these loans at March 31, 1999 and December 31, 1998 and 1997. The average balance of impaired loans was $43,126, $162,000, $138,905 and $227,737 for the three months ended March 31, 1999 and 1998 and for the periods ended December 31, 1998 and 1997, respectively. Interest income of $3,330 and $0 was recognized on impaired loans on the cash basis for the periods ended December 31, 1998 and 1997, respectively. Interest income recognized on impaired loans on the cash basis was insignificant for the three months ended March 31, 1999 and 1998.


NOTE 5 -- BANK PREMISES AND EQUIPMENT

Bank premises and equipment are summarized as follows:

                                                                         DECEMBER 31,
                                                   MARCH 31,      -------------------------
                                                     1999            1998            1997
                                                  -----------     ----------       --------
                                                  (UNAUDITED)

Land............................................  $  506,748      $  506,748       $     --
Construction in progress........................     557,237         411,504             --
Leasehold improvements..........................      86,479          86,479         66,584
Furniture and equipment.........................     767,487         597,378        312,738
                                                  ----------      ----------       --------
                                                   1,917,951       1,602,109        379,322
Accumulated depreciation and amortization.......     308,254         275,590         47,943
                                                  ----------      ----------       --------
                                                  $1,609,697      $1,326,519       $331,379
                                                  ==========      ==========       ========


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


NOTE 6 -- EMPLOYEE BENEFIT PLANS

Effective January 1, 1998, the Company established a 401(k) SIMPLE salary deferral plan covering substantially all employees. Eligible employees may elect to make tax deferred contributions within a specific range of their compensation as defined in the plan. The Banks contribute an amount equal to the employee's contribution up to 3% of the employee's compensation. Contributions to the plan were $9,948 and $0 for the three months ended March 31, 1999 and 1998 and $17,202 for the year ended December 31, 1998.

During 1998, the Company's shareholders approved the 1998 Omnibus Stock Incentive Plan. The total number of shares subject to awards under the plan may not exceed 225,000. There were no awards granted at March 31, 1999.


NOTE 7 -- RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Banks, their families, and companies in which they are principal owners are loan customers of the Banks.

A summary of loans made by the Banks in the ordinary course of business to or for the benefit of executive officers, directors, and their related interests is as follows:

Balance at January 1, 1998...................     $1,119,400
New loans....................................        464,100
Repayments...................................             --
                                                    (539,800)
                                                  ----------
Balance at December 31, 1998.................     $1,043,700
New loans....................................        954,100
Repayments...................................       (413,000)
                                                  ----------

Balance at March 31, 1999 (unaudited)........     $1,584,800
                                                  ==========


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


NOTE 8 -- INCOME TAXES

The provision for income taxes included in the consolidated statements of operations consists of the following:

                                                    THREE MONTHS ENDED                PERIOD ENDED
                                                         MARCH 31,                    DECEMBER 31,
                                                --------------------------     -------------------------
                                                   1999             1998          1998            1997
                                                ---------        ---------     ----------      ---------
                                                        (UNAUDITED)

Currently payable (refundable)...............   $      --        $     --      $      --       $   (935)
Deferred.....................................    (104,880)        (18,500)      (311,594)       (28,365)
Change in valuation allowance................      93,980              --        253,094         14,000
                                                ---------        --------      ---------       --------
                                                $ (10,900)       $(18,500)     $ (58,500)      $(15,300)
                                                =========        ========      =========       ========

The difference between the provision for income taxes shown in the statement of operations and amounts computed by applying the statutory federal income tax rate of 34% to income (loss) before income taxes is as follows:

                                                    THREE MONTHS ENDED                PERIOD ENDED
                                                         MARCH 31,                    DECEMBER 31,
                                                --------------------------     -------------------------
                                                   1999             1998          1998            1997
                                                ---------        ---------     ----------      ---------
                                                        (UNAUDITED)
Income taxes (benefit) computed at the
 statutory rate..............................   $(124,230)       $(18,069)      $(274,580)      $(38,700)
Permanent differences........................       8,350            (431)         22,690          9,400
State taxes, net of federal benefit..........      11,000              --         (59,704)            --
Valuation allowance..........................      93,980              --         253,094         14,000
                                                ---------        --------       ---------       --------
                                                $ (10,900)       $(18,500)      $ (58,500)      $(15,300)
                                                =========        ========       =========       ========


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


Deferred income tax assets and liabilities consisted of the following :


                                                                       DECEMBER 31,
                                                MARCH 31,       --------------------------
                                                   1999            1998            1997
                                                ----------      ----------       ---------
                                                (UNAUDITED)

Gross deferred tax assets
 Allowance for loan losses...................   $ 186,000       $ 152,891        $ 82,065
 Net operating loss carryforward.............     335,000         262,681          22,925
 Unrealized loss on securities
    available-for-sale.......................      41,000              --           1,363
 Other.......................................       2,850           3,397              --
                                                ---------       ---------        --------
                                                  564,850         418,969         106,353
 Valuation allowance.........................    (367,464)       (276,019)        (22,925)
                                                ---------       ---------        --------
                                                  197,386         142,950          83,428
Gross deferred tax liabilities
 Depreciation................................     (37,450)        (35,514)        (32,285)
 Unrealized gain on securities
    available-for-sale.......................          --         (20,570)             --
 Other.......................................          --              --            (781)
                                                ---------       ---------        --------
                                                  (37,450)        (56,084)        (33,066)
                                                ---------       ---------        --------
    Net deferred tax asset...................   $ 159,936       $  86,866        $ 50,362
                                                =========       =========        ========

Cash paid for income taxes in 1997 was $41,500. In 1998, a cash refund in the amount of $39,000 was received for income taxes.

The Company has a federal net operating loss carryforward of $602,000 of which $39,000 expires in 2012 and $563,000 expires in 2018.


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


NOTE 9 -- LEASES

At March 31, 1999, Northwest Community Bank was obligated under two noncancelable leases for its operating facility which expire in 2002. One lease provides for annual rentals of $45,120 while the other lease provides for increased rents annually at a rate of 4% over the prior year base amount plus executory costs such as maintenance, insurance, and real estate taxes. The leases contain one five-year renewal option.

Minimum rental payments required under the operating leases subsequent to March 31, 1999 are as follows:

               YEAR             AMOUNT
               ----             ------
                              (UNAUDITED)

               1999            $ 69,286
               2000              94,273
               2001              96,239
               2002              65,798
                               --------
                               $325,596

Rental expense under all operating leases was $47,124 and $28,822 for the three months ended March 31, 1999 and 1998 and $153,739 for the year ended December 31, 1998 and $62,624 for the period June 1, 1997 through December 31, 1997.


NOTE 10 -- REGULATORY MATTERS

The Company and its subsidiary banks are subject to various capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require banks and holding companies to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and Tier I capital to average assets. If banks do not meet these minimum capital requirements, as defined, bank regulators can initiate certain actions that could have a direct material effect on a bank's financial statements. Management believes, as of March 31, 1999, that the Company and its subsidiary banks meet all capital adequacy requirements to which they are subject.

As of March 31, 1999, the most recent notification Federal Deposit Insurance Corporation categorized the Company's largest bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since this notification that management believes have changed


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


the institution's category. To be categorized as well capitalized, banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below.

The actual capital amounts and ratios as of March 31, 1999 and December 31, 1998 for the Company and Northwest Community Bank, the Company's largest bank, are presented in the following table:

   MARCH 31, 1999                                                                        TO BE WELL CAPITALIZED
    (UNAUDITED)                                                            TO BE              UNDER PROMPT
                                                                        ADEQUATELY             CORRECTIVE
(DOLLARS IN THOUSANDS)                               ACTUAL             CAPITALIZED         ACTION PROVISIONS
                                               -----------------    -----------------    ----------------------
                                                AMOUNT     RATIO    AMOUNT      RATIO      AMOUNT       RATIO
                                               -------     -----    ------      -----    --------       -------

Total capital (to risk-weighted assets)
 Company...................................... $8,862      18.4%    $3,853       8.0%      $4,816       10.0%
 Northwest Community Bank.....................  4,108      12.8      2,567       8.0        3,209       10.0
Tier I capital (to risk-weighted assets)
 Company...................................... $8,379      17.4%    $1,926       4.0%      $2,889        6.0%
 Northwest Community Bank.....................  3,707      11.6      1,278       4.0        1,917        6.0
Tier I capital (to average assets)
 Company...................................... $8,379      11.0%    $3,047       4.0%      $3,809        5.0%
 Northwest Community Bank.....................  3,707       8.4      1,765       4.0        2,207        5.0

                                                                                         TO BE WELL CAPITALIZED
                                                                           TO BE              UNDER PROMPT
  DECEMBER 31, 1999                                                     ADEQUATELY             CORRECTIVE
(DOLLARS IN THOUSANDS)                               ACTUAL             CAPITALIZED         ACTION PROVISIONS
                                              -----------------     -----------------    ----------------------
                                               AMOUNT     RATIO     AMOUNT      RATIO      AMOUNT       RATIO
                                              -------     -----     ------      -----    --------       -------
Total capital (to risk-weighted assets)
 Company......................................$10,969     25.7%     $3,422       8.0%      $4,277       10.0%
 Northwest Community Bank.....................  4,055     12.0       2,705       8.0        3,388       10.0
Tier I capital (to risk-weighted assets)
 Company......................................  8,727     20.4%     $1,711       4.0%      $2,566        6.0%
 Northwest Community Bank.....................  3,646     10.8       1,352       4.0        2,033        6.0
Tier I capital (to average assets)
 Company......................................  8,727     12.5%     $2,787       4.0%      $3,484        5.0%
 Northwest Community Bank.....................  3,646      8.0       1,823       4.0        2,279        5.0


NOTE 11 -- TIME DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 and over as of March 31, 1999 and December 31, 1998 and 1997 approximated $14,155,000, $9,193,000 and $6,053,000, respectively. Interest expense related to deposits in denominations of $100,000 and over approximated $170,000 and $67,000 for the three months ended March 31, 1999 and 1998, and $349,000 in 1998 and $177,000 for the period June 1, 1997 through December 31, 1997.


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


At March 31, 1999, scheduled maturities of certificates of deposit were as follows:

        March 31, 2000       $42,788,026
        March 31, 2001         2,891,744
        March 31, 2002           756,410
        March 31, 2003           598,955
                             -----------
                             $47,035,135
                             ===========

Cash paid for all interest was $527,000 and $422,000 for the three months ended March 31, 1999 and 1998 and $1,747,000 and $734,000 for the periods ended December 31, 1998 and 1997.


NOTE 12 -- MANDATORILY CONVERTIBLE SUBORDINATED DEBENTURES

The Company's Board of Directors approved the issuance of $1,800,000 of Series One Mandatorily Convertible Subordinated Debentures. The offering was fully subscribed and all subscriptions were accepted by the Company. The Series One debentures bear interest at 6%, mature on December 31, 2002, and are convertible into common stock at any time prior to maturity at $15.15 per share. Under certain circumstances, known as "trigger events," the debentures automatically convert on terms consistent with the mandatory conversion ratio. The trigger events consist of a merger, consolidation, or other reorganization of the Company in which the Company is not the survivor. If the effective date of the trigger events were on the first, second, third, and fourth anniversary dates of the issuance, the debentures would convert at $12.20, $12.90, $13.65, and $14.40 per share of common stock.


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


NOTE 13 -- OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and unused lines of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of fees. Standby letters of credit and financial guarantees written are conditional commitments issued by the banks to guarantee the performance of a customer to a third party. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the customer fails completely to perform as contracted. In order to control the credit risk associated with entering into commitments and issuing letters of credit, the Company subjects such activity to the same credit quality and monitoring controls as its lending activities. The contractual amounts of these credit-related instruments are summarized in the following table by category of instrument. Because many of these instruments expire without being drawn upon in whole or in part, the amounts do not necessarily represent future cash requirements.

                                                                CONTRACT AMOUNT
                                                   -----------------------------------------
                                                                          DECEMBER 31,
                                                     MARCH 31,     -------------------------
                                                       1999           1998           1997
                                                   -----------     ----------     ----------
                                                   (UNAUDITED)
Financial instruments whose contract
 amounts represent credit risk
    Unused lines of credit.......................   $8,996,504     $8,086,218     $6,359,467
    Standby letters of credit....................      390,280        418,462        369,271
    Commitments to extend credit.................    3,715,000      2,028,000      1,333,900

At December 31, 1998 commitments to extend credit included one $212,000 commitment with a fixed rate of 7.0%.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of loans to local businesses, municipalities, and consumers in Lake County and the northwest suburban area of Cook County, Illinois; securities; correspondent bank accounts; and federal funds sold.


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


NOTE 14 -- RECAPITALIZATION

Effective March 18, 1998, the Company's shareholders approved an increase in the number of authorized common shares from 500,000 to 5,000,000 shares and changed the par value from $1.00 to $.25 per share. The Board of Directors approved a four-for-one stock split effected in the form of a 300% stock dividend in contemplation of an intrastate public offering of the Company's common stock.

A summary of common stock at March 31, 1999 and December 31, 1998 and 1997 is as follows:

                                             1999          1998          1997
                                             ----          ----          ----

Authorized shares........................  5,000,000     5,000,000      500,000
Par value per share......................       $.25          $.25        $1.00
Shares issued and outstanding............    888,000       888,000      100,000

In addition, see Note 19 regarding the April 6, 1999 reincorporation and name change.


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


NOTE 15 -- CONTINGENCIES

On December 3, 1998, the Company entered into a contract to purchase a 2.46 acre parcel of land for construction of a banking facility in northwest Indiana. The purchase price is approximately $750,000.

The Company has entered into contracts to construct a banking facility for the newly opened Village Bank and Trust in North Barrington at an estimated cost of approximately $2,174,000.


NOTE 16 -- COMPREHENSIVE INCOME

Changes in the components of other comprehensive income are as follows:

                                                         THREE MONTHS ENDED              PERIOD ENDED
                                                             MARCH 31,                   DECEMBER 31,
                                                      ---------------------       -------------------------
                                                         1999         1998           1998           1997
                                                      ----------     ------       ---------       ---------
                                                            (UNAUDITED)

Unrealized holding gains (losses) during
 the year.........................................    $(175,811)     $7,822         $96,600       $(5,373)
Less income taxes (benefit).......................      (59,776)      2,659          32,844        (1,827)
                                                      ---------      ------         -------       -------
                                                       (116,035)      5,163          63,756        (3,546)
Reclassified adjustments for gains (losses)
 realized in net income...........................        6,377          --          32,094        (1,367)
Less income taxes (benefit).......................        2,168          --          10,912          (465)
                                                      ---------      ------         -------       -------
                                                          4,209          --          21,182          (902)
                                                      ---------      ------         -------       -------
Effect on other comprehensive income..............    $(120,244)     $5,163         $42,574       $(2,644)
                                                      =========      ======         =======       =======


NOTE 17--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. Except for its investment portfolio, no active market exists for the Company's financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


Cash and Cash Equivalents and Federal Funds Sold

     For these short-term instruments, the carrying amount approximates fair value.

Investments

     For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

Loans

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

Deposits

     The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Mandatorily Convertible Subordinated Debentures

     For the Series One Mandatorily Convertible Subordinated Debentures, the carrying amount approximates fair value.

Commitments to Extend Credit, Standby Letters of Credit and Lines of Credit

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


         The following table presents estimated fair values of the Company's financial instruments as of March 31, 1999 and December 31, 1998 and 1997:

                                               MARCH 31, 1999          DECEMBER 31, 1998         DECEMBER 31, 1997
                                            -------------------       -------------------       -------------------
                                            CARRYING      FAIR        CARRYING      FAIR        CARRYING      FAIR
                                             AMOUNT       VALUE        AMOUNT       VALUE        AMOUNT       VALUE
                                             ------       -----        ------       -----        ------       -----
(IN THOUSANDS)                                   (UNAUDITED)

Financial assets
   Cash and cash equivalents.............   $ 3,097      $ 3,097      $ 3,124      $ 3,124      $ 1,079      $ 1,079
   Federal funds sold....................    15,587       15,587       23,906       23,906        5,700        5,700
   Securities available-for-sale.........    21,511       21,511        8,116        8,116        5,529        5,529
   Loans, less allowance for loan
      losses.............................    39,262       39,267       35,197       35,268       27,226       27,234
      Accrued interest receivable........       370          370          281          281          206          206
Financial liabilities
   Deposits
      Noninterest-bearing................     9,678        9,678       11,096       11,096        7,365        7,365
      Interest-bearing...................    61,448       61,545       50,117       50,245       28,284       28,302
   Mandatorily convertible
      subordinated debentures............     1,800        1,800        1,800        1,800          771          771
   Accrued interest payable..............       480          480          250          250          216          216


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


NOTE  18 -- PARENT COMPANY FINANCIAL STATEMENTS

The following are condensed balance sheets and statements of operations and cash flows for Village Bancorp, Inc. without subsidiaries:

                                             CONDENSED BALANCE SHEETS


                                                                                               DECEMBER 31,
                                                                      MARCH 31,       ------------------------------
                                                                        1999              1998              1997
                                                                   --------------     ------------     -------------
                                                                    (UNAUDITED)
ASSETS
   Cash and cash equivalents......................................   $   193,358      $   536,082       $  741,270
   Deposits with other financial institutions.....................       513,362          513,362               --
   Investment in subsidiary banks.................................     9,047,239        9,352,943        3,590,042
   Goodwill and core deposit intangible...........................       468,548          477,449          513,053
   Accrued interest and other assets..............................       513,221          381,426           42,838
                                                                     -----------      -----------       ----------
      Total assets................................................   $10,735,728      $11,261,262       $4,887,203
                                                                     ===========      ===========       ==========

LIABILITIES
   Mandatorily convertible subordinated debentures................   $ 1,800,000      $ 1,800,000       $  771,000
   Accrued interest and other liabilities.........................        18,055           68,860          117,290
                                                                     -----------      -----------       ----------
      Total liabilities...........................................     1,818,055        1,868,860          888,290

SHAREHOLDERS' EQUITY
   Common stock...................................................       222,000          222,000          100,000
   Additional paid-in-capital.....................................     9,978,000        9,978,000        4,000,000
   Accumulated deficit............................................    (1,202,013)        (847,528)         (98,443)
   Accumulated other comprehensive income of subsidiary bank......       (80,314)          39,930           (2,644)
                                                                     -----------      -----------       ----------
      Total shareholders' equity..................................     8,917,673        9,392,402        3,998,913
                                                                     -----------      -----------       ----------
        Total liabilities and shareholders' equity................   $10,735,728      $11,261,262       $4,887,203
                                                                     ===========      ===========       ==========



                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


                       CONDENSED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME

                                                             THREE MONTHS ENDED                 PERIOD ENDED
                                                                  MARCH 31,                     DECEMBER 31,
                                                        ---------------------------     --------------------------
                                                            1999            1998            1998           1997
                                                        -----------     -----------     -----------     ----------
                                                                (UNAUDITED)                              (NOTE 2)

Interest income.......................................   $  16,856       $  13,378       $  92,859      $     848
Operating expenses
   Salaries and employee benefits.....................     118,675          66,791         257,456         81,132
   Amortization of goodwill and core deposit
      intangible......................................       8,901           8,901          35,604         20,769
   Interest expense...................................      26,630          20,528         101,862          1,001
   Other expense......................................      82,475          30,088         226,649         54,897
                                                         ---------       ---------       ---------      ---------
                                                           236,681         126,308         621,571        157,799
                                                         ---------       ---------       ---------      ---------
LOSS BEFORE INCOME TAXES AND EQUITY IN
   UNDISTRIBUTED INCOME (LOSS) OF SUBSIDIARIES........    (219,825)       (112,930)       (528,712)      (156,951)
Income tax benefit....................................     (50,800)        (40,400)       (159,300)       (32,000)
                                                         ---------       ---------       ---------      ---------

LOSS BEFORE EQUITY IN UNDISTRIBUTED INCOME (LOSS)
   OF SUBSIDIARIES....................................    (169,025)        (72,530)       (369,412)      (124,951)
Equity in undistributed net income (loss) of
   subsidiaries.......................................    (185,460)         37,887        (379,673)        26,508
                                                         ---------       ---------       ---------      ---------

NET LOSS..............................................    (354,485)        (34,643)       (749,085)       (98,443)
Change in unrealized gain (loss) on securities held
   by bank subsidiaries...............................    (120,244)          5,163          42,574         (2,644)
                                                         ---------       ---------       ---------      ---------

TOTAL COMPREHENSIVE INCOME............................   $(474,729)      $ (29,480)      $(706,511)     $(101,087)
                                                         =========       =========       =========      =========


                                   (Continued)

                     VILLAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF MARCH 31, 1999 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                           THREE MONTHS ENDED                 PERIOD ENDED
                                                                 MARCH 31,                    DECEMBER 31,
                                                        --------------------------    ---------------------------
                                                           1999            1998            1998           1997
                                                        ----------    ------------    ------------     ----------
                                                                (UNAUDITED)                             (NOTE 2)

CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss.............................................  $(354,485)    $   (34,643)    $  (749,085)     $ (98,443)
 Adjustments to reconcile net loss to net cash
    used in operating activities
    Amortization of intangibles.......................      8,901           8,901          35,604         20,769
    Equity in undistributed net
             (income) loss of subsidiaries............    185,460         (37,887)        379,673        (26,508)
    Increase in accrued interest and other assets.....   (152,366)       (228,999)       (318,018)       (42,838)
    Increase (decrease) in accrued interest and
       other liabilities..............................    (30,234)        (66,821)        (69,000)       117,290
                                                        ---------     -----------     -----------      ---------
       Net cash used in operating activities..........   (342,724)       (359,449)       (720,826)       (29,730)

CASH FLOWS FROM INVESTING ACTIVITIES
 Investment in subsidiaries...........................         --              --      (6,100,000)            --
 Increase in deposits with other financial
    institutions......................................         --      (1,319,166)       (513,732)            --
                                                        ---------     -----------     -----------      ---------
    Net cash used in investing activities.............         --      (1,319,166)     (6,613,362)            --

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of common stock...............         --              --       6,100,000             --
 Proceeds from issuance of convertible debentures.....         --       1,014,000       1,029,000        771,000
                                                        ---------     -----------     -----------      ---------
    Net cash provided by financing activities.........         --       1,014,000       7,129,000        771,000
                                                        ---------     -----------     -----------      ---------
Increase (decrease) in cash and cash equivalents......   (342,724)       (664,615)       (205,188)       741,270
Cash and cash equivalents at beginning of period......    536,082         741,270         741,270             --
                                                        ---------     -----------     -----------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............  $ 193,358     $    76,655     $   536,082       $741,270
                                                        =========     ===========     ===========       ========


NOTE  19 -- REINCORPORATION AND NAME CHANGE

On April 6, 1999, the shareholders of Delta Bancorp, Inc. approved a plan of merger by which Delta Bancorp, Inc. was merged into a newly formed Delaware corporation. Concurrent with the merger, the corporation's name was changed to Village Bancorp, Inc. In addition, the par value of the corporation's preferred and common stock was changed from $1.00 and $0.25, respectively, to $0.01 per share.


                                   (Continued)

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors
Northwest Community Bank
Prospect Heights, Illinois


We have audited the accompanying balance sheets of Northwest Community Bank (a wholly-owned subsidiary of Village Bancorp, Inc.) as of December 31, 1998 and 1997, and the related statements of operations, changes in shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northwest Community Bank at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                                             Crowe, Chizek and Company LLP

Oak Brook, Illinois
January 8, 1999


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                                 BALANCE SHEETS


                                                                    DECEMBER 31,
                                                           -------------------------------
                                                               1998              1997
                                                           ------------     --------------

ASSETS
Cash and cash equivalents................................  $ 2,060,294       $ 1,078,599
Federal funds sold.......................................    4,600,000         5,700,000
Securities available-for-sale............................    8,116,114         5,528,906
Loans....................................................   32,362,939        27,502,208
Allowance for loan losses................................     (425,564)         (275,740)
                                                           -----------       -----------
                                                            31,937,375        27,226,468
Leasehold improvements and equipment, net................      258,248           331,379
Accrued interest and other assets........................      446,962           355,741
                                                           -----------       -----------
                                                           $47,418,993       $40,221,093

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities
 Deposits
    Noninterest-bearing..................................  $10,575,315       $ 7,406,201
    Interest-bearing.....................................   32,601,263        28,983,822
                                                           -----------       -----------
                                                            43,176,578        36,390,023

 Accrued interest and other liabilities..................      408,493           241,028
                                                           -----------       -----------
                                                            43,585,071        36,631,051

Shareholder's equity
 Common stock - $10 par value; authorized, issued
    and outstanding, 100,000 shares......................    1,000,000         1,000,000
 Additional paid-in capital..............................    3,000,000         3,000,000
 Accumulated deficit.....................................     (206,008)         (407,314)
 Accumulated other comprehensive income..................       39,930            (2,644)
                                                           -----------       -----------
                                                             3,833,922         3,590,042
                                                           $47,418,993       $40,221,093
                                                           ===========       ===========



                 See accompanying notes to financial statements.


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                            STATEMENTS OF OPERATIONS



                                                     YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                      1998             1997
                                                   ----------       -----------

Interest income
 Loans, including fees..........................   $2,761,346       $2,264,326
 Securities, taxable............................      355,309          261,535
 Federal funds sold.............................      246,801          101,529
                                                   ----------       ----------
                                                    3,363,456        2,627,390
Interest expense
 Deposits.......................................    1,635,083        1,297,346
 Other..........................................           --              249
                                                   ----------       ----------
                                                    1,635,083        1,297,595

NET INTEREST INCOME.............................    1,728,373        1,329,795

Provision for loan losses.......................      208,600          163,800
                                                   ----------       ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES.........................................    1,519,773        1,165,995

Other income
 Securities gains, net..........................       32,094              394
 Service charges on deposit accounts............      304,313          133,209
 Other income...................................      101,192           22,193
                                                   ----------       ----------
                                                      437,599          155,796
Other expense
 Salaries and employee benefits.................      688,918          526,060
 Occupancy and equipment expense................      278,534          245,261
 Other expenses.................................      687,814          463,464
                                                   ----------       ----------
                                                    1,655,266        1,234,785

INCOME BEFORE INCOME TAXES......................      302,106           87,006

Income taxes....................................      100,800           31,700
                                                   ----------       ----------

NET INCOME......................................   $  201,306       $   55,306
                                                   ==========       ==========


                 See accompanying notes to financial statements.


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                            STATEMENTS OF CHANGES IN
                              SHAREHOLDER'S EQUITY



                                                                                       ACCUMULATED
                                                        ADDITIONAL                        OTHER
                                            COMMON       PAID-IN     ACCUMULATED      COMPREHENSIVE
                                             STOCK       CAPITAL       DEFICIT            INCOME            TOTAL
                                           ---------    ---------    -----------      --------------      ----------

Balance at January 1, 1997..............   $1,000,000   $3,000,000    $(462,620)         $(17,641)        $3,519,739

Comprehensive income
 Change in unrealized gain (loss)
    on securities available-for-
    sale, net of $7,726 of
    income taxes........................                                                   14,997             14,997
 Net income.............................                                 55,306                               55,306
                                                                                                          ----------
    Total comprehensive income..........                                                                      70,303
                                           ----------   ----------    ---------          --------         ----------

Balance at December 31, 1997............    1,000,000    3,000,000     (407,314)           (2,644)         3,590,042

Comprehensive income
 Change in unrealized gain (loss)
    on securities
    available-for-sale, net of
    $21,932 of income taxes.............                                                   42,574             42,574
 Net income.............................                                201,306                              201,306
                                                                                                          ----------
    Total comprehensive income..........                                                                     243,880
                                           ----------   ----------    ---------          --------         ----------

Balance at December 31, 1998............   $1,000,000   $3,000,000    $(206,008)         $ 39,930         $3,833,922
                                           ==========   ==========    =========          ========         ==========



                 See accompanying notes to financial statements.


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                            STATEMENTS OF CASH FLOWS


                                                                             YEAR ENDED DECEMBER 31,
                                                                          -----------------------------
                                                                              1998             1997
                                                                          ------------    -------------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income...........................................................    $   201,306     $     55,306
 Adjustments to reconcile net income to net cash provided
    by operating activities
    Depreciation......................................................         91,671           77,634
    Securities gains..................................................        (32,094)            (394)
    Gain on sale of equipment.........................................             --           (5,353)
    Loss on sale of other real estate owned...........................         13,229               --
    Net premium amortization on securities............................         26,932            9,504
    Provision for loan losses.........................................        208,600          163,800
    Decrease (increase) in accrued interest and other assets..........        (92,584)         143,584
    Increase in accrued interest and other liabilities................        146,895           35,479
                                                                          -----------     ------------
       Net cash provided by operating activities......................        563,955          479,560

CASH FLOWS FROM INVESTING ACTIVITIES
 Decrease (increase) in federal funds sold............................      1,100,000       (3,900,000)
 Proceeds from sales and maturities of securities
    available-for-sale................................................      5,553,594        7,989,533
 Purchase of securities available-for-sale............................     (8,071,133)      (9,028,126)
 Net decrease (increase) in loans.....................................     (5,142,736)      (8,028,323)
 Proceeds from sale of other real estate owned........................        210,000               --
 Proceeds from sale of equipment......................................             --           11,000
 Leasehold improvements and equipment expenditures....................        (18,540)         (69,725)
                                                                          -----------     ------------
    Net cash used in investing activities.............................     (6,368,815)     (13,025,641)

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in deposits..................................      6,786,555       12,370,472
                                                                          -----------     ------------

Increase (decrease) in cash and cash equivalents......................        981,695         (175,609)

Cash and cash equivalents at beginning of period......................      1,078,599        1,254,208
                                                                          -----------     ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD............................    $ 2,060,294     $  1,078,599
                                                                          ===========     ============

Supplemental disclosures of cash flow information
 Cash paid during the year for
    Interest..........................................................    $ 1,681,834     $  1,249,949
    Income taxes (refunds received)...................................         (7,000)          41,500

Schedule of noncash activities
    Transfers from loans to other real estate owned...................        223,229               --


                 See accompanying notes to financial statements.

                            NORTHWEST COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 -- NATURE OF OPERATIONS

Northwest Community Bank (the "Bank") is a commercial bank which was organized under the laws of the state of Illinois on May 3, 1995. The Bank provides financial services to commercial and retail customers in the northwest suburban area of Cook County, Illinois. Prior to June 1, 1997, the Bank was a wholly-owned subsidiary of National Bancorp, Inc. Effective May 31, 1997, the Bank's shares were sold to one of National Bancorp, Inc.'s shareholders and other investors as part of a reorganization plan. Subsequent thereto, Village Bancorp, Inc. was formed and became the Bank's 100% owned parent through a one-for-one share exchange of common stock.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The accounting policies followed by the Bank and the methods of applying those policies conform with generally accepted accounting principles and with general practice within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.
Actual results could differ from those estimates.

Securities: Securities are classified as held-to-maturity when management has the positive intent and the Bank has the ability to hold those securities to maturity. They are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale because the Bank may decide to sell those securities for changes in market interest rates, liquidity needs, changes in yields on alternative investments, and for other reasons. These securities are carried at fair value. Unrealized gains and losses on securities available-for-sale are charged or credited to a valuation allowance which is included as a separate component of shareholder's equity. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

Loans: Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest income on loans is reported on the accrual basis over the term of the loan based on the amount of principal outstanding. Where there is doubt as to the ability of the debtor to meet the terms of the loan contract or the loan is not adequately secured, the accrual of interest is discontinued. Loan fees and direct loan origination costs are deferred and amortized over the term of the loan as a yield adjustment.

Allowance for Loan Losses: The Bank has established an allowance for loan losses to provide for those loans which may not be repaid in their entirety. The allowance is increased by provisions for loan losses charged to expense and decreased by charge-offs, net of recoveries. Although a loan is charged off by management when deemed uncollectible, collection efforts may continue and future recoveries may occur.


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS


The allowance is maintained by management at a level considered to be adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective and ultimate losses may vary from current estimates. These estimates are reviewed periodically, and as adjustments become necessary, they are reported in earnings in the periods in which they become known.

Loans considered to be impaired are reduced to the present value of expected cash flows or to the fair value of the collateral by allocating a portion of the allowance for loan losses to such loans. Interest payments on impaired loans are generally applied to principal, unless the loan principal is considered to be fully collectible, in which case interest is recognized on the cash basis.

Leasehold Improvements and Equipment: Leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed on the straight-line method over the estimated service lives of the related assets. The cost of maintenance and repairs is charged to income as incurred; significant repairs are capitalized.

Income Taxes: Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." SFAS No. 109 generally provides that deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities and expected benefits of operating loss carryforwards and tax credit carryforwards. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax laws. Changes in enacted tax rates or laws will be reflected in the financial statements in the periods they occur.

Comprehensive Income: Under recently enacted Statement of Financial Accounting Standards No. 130, comprehensive income is required to be reported for all periods. Comprehensive income includes both net income and other comprehensive income. Other comprehensive income includes, among other components, the change in unrealized gains and losses on securities available-for-sale.


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS


Cash Equivalents: For purposes of reporting cash flows, the Bank considers amounts due from banks to be cash equivalents.


NOTE 3 -- SECURITIES

The amortized cost and fair value of debt securities are as follows:

                                                                 DECEMBER 31, 1998
                                               -----------------------------------------------------
                                                               GROSS          GROSS
                                               AMORTIZED     UNREALIZED     UNREALIZED      FAIR
                                                 COST           GAINS         LOSSES        VALUE
                                               ---------     ----------     ----------    ----------
SECURITIES AVAILABLE-FOR-SALE
 U.S. Treasury securities....................  $3,036,041      $22,084       $     --     $3,058,125
 U.S. government agencies securities.........   5,019,573       38,416             --      5,057,989
                                               ----------      -------       --------     ----------
                                               $8,055,614      $60,500       $     --     $8,116,114
                                               ==========      =======       ========     ==========

                                                                 DECEMBER 31, 1997
                                               -----------------------------------------------------
                                                               GROSS          GROSS
                                               AMORTIZED     UNREALIZED     UNREALIZED      FAIR
                                                 COST           GAINS         LOSSES        VALUE
                                               ---------     ----------     ----------    ----------
SECURITIES AVAILABLE-FOR-SALE
 U.S. Treasury securities....................  $5,027,804       $2,275        $(8,204)    $5,021,875
 U.S. government agencies securities.........     505,109        1,922             --        507,031
                                               ----------       ------        -------     ----------
                                               $5,532,913       $4,197        $(8,204)    $5,528,906
                                               ==========       ======        =======     ==========

The amortized cost and fair value of debt securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalty.

                                                    DECEMBER 31, 1998
                                                 -------------------------
                                                  AMORTIZED       FAIR
                                                    COST          VALUE
                                                 ----------     ----------

SECURITIES AVAILABLE-for-sale
 Due after one through five years............    $8,055,614     $8,116,114
                                                 ==========     ==========


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS


Proceeds from sales of securities available-for-sale and the gross realized gains and losses on such sales were as follows:

                                               YEAR ENDED DECEMBER 31,
                                             ---------------------------
                                                1998            1997
                                             ----------      -----------

Proceeds from sales......................... $5,053,594      $7,989,533
Gross realized gains........................     32,094          20,904
Gross realized losses.......................         --         (20,510)

Securities with a carrying value of approximately $1,031,000 and $507,000 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.


NOTE 4 -- LOANS

Major classifications of loans are summarized as follows:

                                                       DECEMBER 31,
                                               -----------------------------
                                                  1998             1997
                                               -----------      -----------

Commercial loans.............................  $ 6,997,527      $ 6,060,311
Commercial real estate loans.................   10,322,984        8,255,143
Real estate mortgage loans...................   12,536,156       11,070,948
Installment loans............................    2,506,272        2,115,806
                                               -----------      -----------

 Total loans.................................  $32,362,939      $27,502,208
                                               ===========      ===========


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS


NOTE 5 -- ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                                    1998          1997
                                                  ---------     ---------

Balance, beginning of year...................     $275,740      $196,000
Provision for loan losses....................      208,600       163,800
Loans charged off............................      (58,776)      (84,060)
                                                  --------      --------
 Balance, end of year........................     $425,564      $275,740
                                                  ========      ========

The balance of impaired loans at December 31, 1998 and 1997 was $30,931 and $239,495, respectively, which includes non-accrual loans of approximately the same amount. There were no specific allocations of the allowance for loan losses for these loans at December 31, 1998 and 1997. The average balance of impaired loans was $138,905 and $227,737 for years ended December 31, 1998 and 1997, respectively. Interest income of $3,330 and $0 was recognized on impaired loans on the cash basis for the years ended December 31, 1998 and 1997.


NOTE 6 -- LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements and equipment are summarized as follows:

                                                            DECEMBER 31,
                                                       ---------------------
                                                         1998         1997
                                                       --------     --------

Leasehold improvements...............................  $ 86,479     $ 86,479
Furniture and equipment..............................   443,623      430,137
                                                       --------     --------
                                                        530,102      516,616
Accumulated depreciation and amortization............   271,854      185,237
                                                       --------     --------
                                                       $258,248     $331,379
                                                       ========     ========


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS


NOTE 7 -- INCOME TAXES

The provision for income taxes, included in the statements of operations consists of the following:

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                         1998         1997
                                                      ----------    ---------

Currently payable..................................    $159,891     $ 60,405
Deferred...........................................     (59,091)     (28,705)
                                                       --------     --------
                                                       $100,800     $ 31,700
                                                       ========     ========

The difference between the provision for income taxes shown in the statements of operations and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                         1998         1997
                                                      ----------    ---------

Income taxes computed at the statutory rate........    $102,716      $29,582
Permanent differences..............................      (1,916)       2,118
                                                       --------      -------
                                                       $100,800      $31,700
                                                       ========      =======

Deferred income tax assets and liabilities consisted of the following :

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                                        1998         1997
                                                     ----------    ---------

Gross deferred tax assets
 Allowance for loan losses.......................     $140,107      $ 72,025
 Unrealized loss on securities
    available-for-sale...........................           --         1,363
    Other........................................        3,014         4,447
                                                     ---------      --------
                                                       143,121        77,835

Gross deferred tax liabilities
 Depreciation....................................      (35,031)      (27,473)
 Unrealized gain on securities
    available-for-sale...........................      (20,570)           --
                                                     ---------      --------
                                                       (55,601)      (27,473)
                                                     ---------      --------
    Net deferred tax asset.......................    $  87,520      $ 50,362
                                                     =========      ========


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS


The Bank's 1998 taxable income is included in the 1998 consolidated income tax return of its parent, computed as though the Bank filed a separate return. The Bank's 1997 taxable income is included in the consolidated income tax return of its parent for the period June 1, 1997 through December 31, 1997, computed as though the Bank filed a separate return. At December 31, 1998 and 1997, the Bank had a tax transfer payable to its parent in the amount of $157,454 and $32,100, respectively.

For years prior to June 1, 1997, the Bank's taxable income (loss) was included in the consolidated income tax return of National Bancorp, Inc., the former parent. The Bank's provision for income taxes was computed as though it filed a separate return. Amounts currently payable or refundable represent transactions between the Bank and its parent.


NOTE 8 -- EMPLOYEE BENEFIT PLANS

Effective January 1, 1998, Village Bancorp, Inc. established a 401(k) SIMPLE salary deferral plan covering substantially all Bank employees. Eligible employees may elect to make tax deferred contributions within a specified range of their compensation as defined in the plan. The Bank contributed an amount equal to the employee's contribution up to 3% of the employee's compensation. Contributions to the plan were $9,272 for the year ended December 31, 1998.


NOTE 9 -- RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Bank, their families, and companies in which they are principal owners, are loan customers of the Bank.

A summary of loans made by the Bank in the ordinary course of business to or for the benefit of executive officers, directors, and their related interests is as follows:

Balance at January 1, 1998....................   $1,119,000
New loans.....................................      444,000
Repayments....................................     (539,000)
                                                 ----------
Balance at December 31, 1998..................   $1,024,000
                                                 ==========


NOTE 10 -- LEASES

At December 31, 1998, the Bank was obligated under two noncancelable operating leases for its operating facility which expire in 2002. One lease provides for annual rentals of $45,120 while the other lease provides for increased rents annually at a rate of 4% over the prior year base amount plus executory costs such as maintenance, insurance, and real estate taxes. The leases contain one five-year renewal option.


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS


Minimum rental payments required under the above operating leases subsequent to December 31, 1998 are as follows:

            YEAR        AMOUNT
            ----        ------

            1999       $ 92,382
            2000         94,273
            2001         96,239
            2002         65,798
                       --------
                       $348,692
                       ========

Rental expense under all operating leases was $115,034 and $107,734 for the years ended December 31, 1998 and 1997, respectively.


NOTE 11 -- REGULATORY MATTERS

The Bank is subject to various capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require banks and holding companies to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and Tier I capital to average assets. If banks do not meet these minimum capital requirements, as defined, bank regulators can initiate certain actions that could have a direct material effect on a bank's financial statements. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification received from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since this notification that management believes have changed the institution's category. To be categorized as well capitalized, banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below.


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS


The actual capital amounts and ratios as of December 31, 1998, for the Bank, are presented in the following table:

                                                                        TO BE           TO BE WELL CAPITALIZED
(DOLLARS IN THOUSANDS)                                                ADEQUATELY       UNDER PROMPT CORRECTIVE
                                                     ACTUAL           CAPITALIZED         ACTION PROVISIONS
                                                ---------------    ----------------    -----------------------
                                                AMOUNT    RATIO    AMOUNT     RATIO    AMOUNT            RATIO
                                                ------    -----    ------     -----    ------            -----

Total capital (to risk-weighted assets).......  $4,055    12.0%    $2,705      8.0%    $3,388            10.0%

Tier I capital (to risk-weighted assets)......  $3,646    10.8%    $1,352      4.0%    $2,033             6.0%

Tier I capital (to average assets)............  $3,646     8.0%    $1,823      4.0%    $2,279             5.0%


NOTE 12 -- TIME DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 and over as of December 31, 1998 and 1997 approximated $5,570,000 and $6,753,000, respectively. Interest expense related to deposits in denominations of $100,000 and over approximated $318,000 and $284,000 for the years ended December 31, 1998 and 1997, respectively.

At December 31, 1998, scheduled maturities of certificates of deposit were as follows:

      December 31, 1999         $16,583,589
      December 31, 2000           2,523,683
      December 31, 2001             774,787
      December 31, 2002             684,599
                                -----------
                                $20,566,658
                                ===========


NOTE 13 -- OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and unused lines of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of fees. Standby letters of credit and financial guarantees written are conditional commitments issued by the banks to guarantee the performance of a customer to a third party. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the customer fail completely to perform as contracted. In order to control the credit risk associated with entering into commitments and issuing letters of credit, the Bank subjects such activity to the same credit quality and monitoring controls as its lending activities. The contractual amounts of these credit-related instruments are summarized in the


                                   (Continued)

                            NORTHWEST COMMUNITY BANK
                          NOTES TO FINANCIAL STATEMENTS


following table by category of instrument. Because many of these instruments expire without being drawn upon in whole or in part, the amounts do not necessarily represent future cash requirements.

                                                           CONTRACT AMOUNT
                                                     -------------------------
                                                            DECEMBER 31,
                                                     -------------------------
                                                        1998           1997
                                                     ----------     ----------

Financial instruments whose contract
 amounts represent credit risk
    Unused lines of credit.........................  $6,924,927     $6,359,467
    Standby letters of credit......................     418,462        369,271
    Commitments to extend credit...................   1,816,000      1,333,900

Financial instruments which potentially subject the Bank to concentrations of credit risk consist principally of loans to local businesses, municipalities, and consumers in the northwest suburban area of Cook County, Illinois; securities; correspondent bank accounts; and federal funds sold.


NOTE 14 -- COMPREHENSIVE INCOME

Changes in the components of other comprehensive income are as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                   -----------------------
                                                      1998         1997
                                                   ----------    ---------

Unrealized holding gains (losses) during the
 year.............................................   $96,600     $23,117
Less income taxes.................................    32,844       7,860
                                                     -------     -------
                                                      63,756      15,257

Reclassification adjustments for gains realized
 in net income....................................    32,094         394
Less income taxes.................................    10,912         134
                                                     -------     -------
                                                      21,182         260
                                                     -------     -------
Effect on other comprehensive income..............   $42,574     $14,997
                                                     =======     =======

                                     [LOGO]



                            454,000 SHARES (MINIMUM)
                            554,000 SHARES (MAXIMUM)



                              VILLAGE BANCORP, INC.


                                  COMMON STOCK


                                   PROSPECTUS


                                   ----------


                              __________ ___, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles Eighth and Thirteenth of the Registrant's Certificate of Incorporation provides as follows:

     EIGHTH. The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons who it may indemnify pursuant thereto.

     THIRTEENTH. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     In addition, Article VIII of the Registrant's By-laws provides as follows:

     The Corporation shall indemnify, to the full extent that it shall have the power under the Delaware General Corporation Law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. the words "liabilities" and "expenses" shall include, without limitations: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 145 of the Delaware General Corporation Law, as amended.

     The indemnification and advancement of expenses provided by this By-law shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any by-law, statue, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this By-law or otherwise.

     For purposes of this By-law, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     The provisions of this By-law shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while this By-law and the relevant provisions of the Delaware General Corporation Law, as amended, or other applicable law, if any, are in effect, and any repeal or modification of such law or of this By-law shall not affect any rights or obligations then existing with respect to any state of facts the or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

     For purposes of this By-law, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include an excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this offering are as set forth in the following table. All amounts except the SEC registration fee and Nasdaq filing fee are estimated.

SEC Registration Fee..........................................        $  2,041
Printing and Engraving Expenses...............................           5,000
Accounting Fees and Expenses..................................           8,000
Legal Fees and Expenses.......................................          75,000
Blue Sky Fees and Expenses....................................          10,000
Miscellaneous.................................................           9,959
                                                                      --------
         Total................................................        $110,000
                                                                      ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     On December 1, 1997, the Registrant issued 100,000 shares of common stock in exchange for 100,000 shares of common stock of Northwest Community Bank to sophisticated investors in a transaction not involving a public offering. The share exchange was exempt from registration under Section 4(2) of the Securities Act. The recipients of securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each instance, offers and sales were made without any public solicitation. No underwriter was involved in the transactions and no commissions were paid. All recipients had adequate access to information about the Registrant.

     From December 1997 through March 1998, the Registrant issued $1.8 million aggregate principal amount of mandatorily convertible subordinated debentures at par to sophisticated investors in transactions not involving a public offering pursuant to Section 4(2) of the Securities Act. The recipients of securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In each instance, the offer and sales were made without any public solicitation. No underwriter was involved in the transactions and no commissions were paid. All recipients had adequate access to information about the Registrant.

     On September 30, 1998, the Registrant issued 488,000 shares of common stock at a purchase price of $12.50 per share. Proceeds of the offering were used to capitalize Village Bank North Barrington, which conducts its operations within Illinois. The shares were offered and sold only within Illinois and only to residents of Illinois. No underwriter was involved in the offering and no commissions were paid. The offering was exempt from registration under Section 3(a)(11) of the Securities Act and Rule 147 thereunder.

     On April 8, 1999, the Registrant was reincorporated in Delaware. The reincorporation was exempt under Rule 145.

ITEM 27.  EXHIBITS

     3.1  Certificate of Incorporation.*

     3.2  By-Laws.*

     4.1  Specimen Common Stock Certificate.*

     4.2 Series One $1.8 million 6% Mandatorily Convertible Subordinated Debenture Purchase Agreement.*

     4.3 Form of Series One 6% Mandatorily Convertible Subordinated Debenture (included as exhibit A to Exhibit 4.2).*

     5.1  Opinion of Vedder, Price, Kaufman & Kammholz.*

     10.1 1998 Omnibus Stock Incentive Plan.*

     10.2 Lease dated February 6, 1981, as amended, and subleases relating to the Prospect Heights facility.*

     10.3 Lease dated October 7, 1991, as amended, and subleases relating to the Prospect Heights facility.*

     10.4 Branch Facility Lease dated October 27, 1998 relating to the Lake Zurich branch of Village Bank North Barrington.*

     10.5 Non-Competition Agreement dated May 31, 1997 by and between Thomas H. Roth and Popular, Inc., formerly known as BanPonce Corporation.*

     10.6 Non-Competition Agreement dated May 31, 1997 by and between Northwest Community Bank and Popular, Inc., formerly known as BanPonce Corporation.*


     10.7 Form of Escrow Agreement between Village Bancorp, Inc. and LaSalle National Bank, Chicago, Illinois.*

     21.1 Subsidiaries.*

     23.1 Consent of Vedder, Price, Kaufman & Kammholz (included in their opinion filed as Exhibit 5.1).*

     23.2 Consent of Crowe, Chizek and Company LLP.

     24.1 Power of Attorney.*


     27.1 Financial Data Schedule.*

     99.1 Form of Subscription Agreement.*


----------
* Previously filed.

ITEM 28.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows:

     (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Prospect Heights, State of Illinois on the 23rd day of June, 1999.


                                             VILLAGE BANCORP, INC.


                                             By: /s/ Thomas H. Roth*
                                                 ------------------------------
                                                 Thomas H. Roth
                                                 Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 2 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                           TITLE                            DATE
/s/ Thomas H. Roth*                                               Chairman of the Board                June 23, 1999
---------------------------------------------                 (principal executive officer)
                   Thomas H. Roth

/s/ Gerald F. Hartley*                                            Director and President               June 23, 1999
---------------------------------------------                 (principal financial officer)
                  Gerald F. Hartley

/s/ John A. Reck*                                                        Director                      June 23, 1999
---------------------------------------------
                    John A. Reck

/s/ Ronald L. Spiekhout*                                                 Director                      June 23, 1999
---------------------------------------------
                 Ronald L. Spiekhout

/s/ Michael A. Speziale*                                                 Director                      June 23, 1999
---------------------------------------------
                 Michael A. Speziale

/s/ Kevin R. Hitzeman*                                                   Director                      June 23, 1999
---------------------------------------------
                  Kevin R. Hitzeman

/s/ Rosario Ippolito*                                                    Director                      June 23, 1999
---------------------------------------------
                  Rosario Ippolito

/s/ Richard P. Nevins*                                                   Director                      June 23, 1999
---------------------------------------------
                  Richard P. Nevin

/s/ Elizabeth A. Chartier                                     Vice President and Controller            June 23, 1999
---------------------------------------------                 (principal accounting officer
                Elizabeth A. Chartier                                and controller)


*By:  /s/Elizabeth A. Chartier
      ---------------------------------------
       Elizabeth A. Chartier
       Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    DOCUMENT DESCRIPTION
------    --------------------

3.1       Certificate of Incorporation.*

3.2       By-Laws.*

4.1       Specimen Common Stock Certificate.*

4.2 Series One $1.8 million 6% Mandatorily Convertible Subordinated Debenture Purchase Agreement.*

4.3 Form of Series One 6% Mandatorily Convertible Subordinated Debenture (included as exhibit A to Exhibit 4.2).*

5.1       Opinion of Vedder, Price, Kaufman & Kammholz.*

10.1      1998 Omnibus Stock Incentive Plan.*

10.2 Lease dated February 6, 1981, as amended, and subleases relating to the Prospect Heights facility.*

10.3 Lease dated October 7, 1991, as amended, and subleases relating to the Prospect Heights facility.*

10.4 Branch Facility Lease dated October 27, 1998 relating to the Lake Zurich branch of Village Bank North Barrington.*

10.5 Non-Competition Agreement dated May 31, 1997 by and between Thomas H. Roth and Popular, Inc., formerly known as BanPonce Corporation.*

10.6 Non-Competition Agreement dated May 31, 1997 by and between Northwest Community Bank and Popular, Inc., formerly known as BanPonce Corporation.*


10.7 Form of Escrow Agreement between Village Bancorp, Inc. and LaSalle National Bank, Chicago, Illinois.*


21.1      Subsidiaries.*

23.1 Consent of Vedder, Price, Kaufman & Kammholz (included in their opinion filed as Exhibit 5.1).*

23.2      Consent of Crowe, Chizek and Company LLP.

24.1      Power of Attorney.*


27.1      Financial Data Schedule.*

99.1      Form of Subscription Agreement.*


----------
* Previously filed.